EXHIBIT 4.6

DATED 13 NOVEMBER 2017

(1) ETF SECURITIES LIMITED

(2) WISDOMTREE INTERNATIONAL HOLDINGS LTD

(3) WISDOMTREE INVESTMENTS, INC.

SHARE SALE AGREEMENT

RELATING TO

ELECTRA TARGET HOLDCO LIMITED

Documents in the approved terms

1.	2017 Bonus Payments (clause 1.1)

2.	Brand and IP Licence (clause 1.1)

3.	Buyer Group Transitional Services Agreement (clause 1.1)

4.	Deal Bonus and Retention Payments (clause 1.1)

5.	Retained Group IP Assignment (clause 1.1)

6.	Retained Group Transitional Services Agreement (clause 1.1)

7.	Gold Royalty Agreement (clause 1.1)

8.	Reorganisation Steps Paper (clause 1.1)

9.	SMART Software Licence (clause 1.1)

10.	WI Policy (clause 1.1)

11.	Certificate of Designations (clause 1.1)

12.	Investor Rights Agreement (clause 1.1)

13.	Initial JFSC and FCA submissions (clause 5.3)

14.	Letters of resignation (paragraph 1.7 of Part I of Schedule 4)

15.	Deed of Covenant (paragraph 1.9 of Part I of Schedule 4)

16.	Board resolutions (paragraph 2.1 of Part I of Schedule 4)

17.	Target Group Reorganisation Documents (clause 1.1)

18.	Issuer Run Rate (clause 1.1)

Annexures

1.	Carve-Out Accounts

2.	ETFS UK Accounts

3.	ManJer Accounts

4.	ETC Issuer Accounts

5.	Interim Accounts

6.	Confidentiality Agreement

THIS AGREEMENT is made on	13 November 2017

BETWEEN:

(1)	ETF SECURITIES LIMITED, incorporated in Jersey with registered number 88370 and whose registered office is at Ordnance House, 31 Pier Road, St. Helier, Jersey JE4 8PW (the “Seller”);

(2)	WISDOMTREE INTERNATIONAL HOLDINGS LTD, incorporated in England and Wales with registered number 11046784 and whose registered office is at 3rd Floor, 31-41 Worship Street, London EC2A 2DX (the “Buyer”); and

(3)	WISDOMTREE INVESTMENTS, INC., a Delaware corporation with executive offices at 245 Park Avenue, 35th Floor, New York, NY 10167 (“WisdomTree” or the “Guarantor”).

INTRODUCTION

(A)	The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms and conditions of this Agreement.

(B)	The Guarantor has agreed to guarantee the Buyer’s obligations under this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

1991 Law means the Companies (Jersey) Law 1991.

2006 Act means the Companies Act 2006.

2017 Bonus Payments means the bonus payments in respect of the 2017 bonus year set out in the approved terms and attached to the email from Adam Wyman to Becky Lawton at 00.58 a.m. (London time) on 13 November 2017 including any deferred element to any such bonuses and the timeframe for payment thereof (subject to acceleration in the event of redundancy at the discretion of the Seller) (or such other amounts as may be agreed between the parties in writing).

Accounts Date means 31 December 2016.

Affiliate means, with respect to any person, any other person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person excluding for the avoidance of doubt, the Excluded Parties (as defined in the Investor Rights Agreement).

Anniversary means an anniversary of the Completion Date.

Anti-Trust Authorities means each of the Jersey Competition Regulatory Authority and the UK Competition and Markets Authority (“UK CMA”) and Anti-Trust Authority shall mean any one of them.

Anti-Trust Conditions means those conditions set out in paragraph 3 of Schedule 2 and Anti-Trust Condition shall mean any one of them.

AP Agreements means each of those authorised participant agreements or similar agreements listed in the Excel spreadsheet attached to the email from Stephanie Poulier to Gemma Roberts at 5.22 a.m. (London time) on 13 November 2017.

AP Obligations means any of the representations, warranties, covenants, indemnities or other obligations given or incurred by the Seller or any Retained Group member in respect of any AP Agreement which relates in whole or in part to any covenants, undertakings, liabilities or obligations (whether actual or contingent) of any Target Group Company or which arise as a result of any acts, omissions, default or breaches by any Target Group Company.

Australian Bitcoin Authorisation means an authorisation which has, at the date of this Agreement, been sought by the Seller to issue (or sponsor the issue of), list, trade or otherwise deal in Bitcoin instruments in Australia.

Authority means any local, national or multinational governmental authority or other public or regulatory body which has jurisdiction over the Business, or (where the context requires) any decision, consent or licence which is required to be granted by any such person for the carrying on of the Business, and Authorities will be construed accordingly.

Bitcoin Collaboration Agreement means the bitcoin collaboration agreement listed in Part IV of Schedule 13.

Bitcoin Instrument means an exchange traded instrument which tracks price movements of Bitcoin.

Brand and IP Licence means the brand licence and licence of intellectual property in the approved terms to be entered into between (1) the Company and (2) the Seller at Completion.

Business means the European exchange traded commodities business carried on by the members of the Target Group as at the date of this Agreement.

Business Day means any day other than a Saturday, Sunday or English, Jersey, the State of Delaware or New York bank or public holiday.

Buyer Group means the Buyer, any holding company of the Buyer and any subsidiary of the Buyer or such holding company (including, from Completion, every Target Group Company) from time to time and references to “any member of the Buyer Group” shall be construed accordingly.

Buyer Group Transitional Services Agreement means the transitional services agreement pursuant to which ETFS UK shall provide services to the Seller in the approved terms to be entered into between (1) the Seller and (2) ETFS UK at Completion.

Buyer’s Estimate means a bona fide estimate of the amount to be claimed by the Buyer in respect of a Tax Escrow Claim or General Escrow Claim (as the case may be), as set out in the relevant Notice of Claim.

Buyer’s Solicitors’ Account means the Buyer’s Solicitors’ client account with Royal Bank of Scotland with the following details:

Account name:	Goodwin Procter (UK) USD-Client Acc
Account number:	XXXXXXXXXX
Sort code:	XXXXXXXXXX
IBAN:	XXXXXXXXXX
BIC:	XXXXXXXXXX

Buyer’s Solicitors means Goodwin Procter (UK) LLP of 100 Cheapside, London EV2V 6DY.

Business Separation Agreements means the Retained Group Transitional Services Agreement, the Target Group Transitional Services Agreement, the Brand and IP Licence, the Retained Group IP Assignment and the SMART Software Licence.

Calculation Date means the relevant Anniversary upon which the Liquidity Threshold Amount is calculated.

CANVAS Business means the Seller’s and the Retained Group’s European exchange traded funds business.

CANVAS Business Services Agreements means the following agreements (which are in each case to be entered into in materially the form provided to the Buyer and attached to the email form Elise Jones to Gretchen Scott at 21:49 (London Time) on 8 November 2017):

(a)	Sub-Distribution Agreement between the Seller, ETFS UK and the CANVAS Buyer;

(b)	Distribution IP Purchase Agreement between the Seller and CANVAS Buyer;

(c)	Transitional Services Agreement between the Seller and CANVAS Buyer; and

(d)	Software Licence Deed between the Seller and CANVAS Buyer.

CANVAS Business Support Services means Schedule 2 of the Distribution IP Purchase Agreement between ETFSL and Canvas Buyer and paragraphs 1 and 2 of Schedule 2 to the Sub-Distribution Agreement between the Seller, ETFS UK and the Canvas Buyer.

CANVAS Buyer means the buyer of the CANVAS Business.

CANVAS Disposal means the disposal by the Seller and the Retained Group of the CANVAS Business.

Carve-Out Accounts means the ETF Securities European ETC Business Special Purpose Carve-Out Financial Statement prepared to report the historical financial performance of the Business for the financial years ended 31 December 2014 – 2016, comprising the (i) statement of profit or loss and other comprehensive income and (ii) notes, comprising a summary of significant accounting policies and other explanatory notes, a copy of which comprises Annexure 1.

Cash Consideration means the consideration of $253,000,000 (two hundred and fifty three million dollars) in cash to be paid to the Seller as part of the Consideration.

Certificate of Designations means the Certificate of Designations of Series A Non-Voting Convertible Preferred Stock of WisdomTree substantially in approved terms.

CIF Law means Collective Investment Funds (Jersey) Law 1988.

Common Consideration Shares means those shares of Common Stock to be issued to the Seller pursuant to the terms of this Agreement.

Common Stock means WisdomTree’s common stock, par value $.01 per share.

Company means Electra Target Holdco Limited, details of which are set out in Part I of Schedule 1.

Completion means completion of the sale and purchase of the Shares under this Agreement.

Completion Accounts means the consolidated balance sheet of the Target Group (including the Company and all of its Subsidiaries (excluding the ETC Issuers)), to be prepared in accordance with and on the basis set out in Part III of Schedule 10.

Completion Date means the date on which Completion occurs.

Completion Payment means $253,000,000 (two hundred and fifty-three million dollars) in cash, less the WI Premium and the Total Escrow Amount.

Completion Statement means a statement setting out the Completion Working Capital Amount and any Excess Amount or Shortfall Amount, in the form set out in Part III of Schedule 10.

Completion Working Capital Amount means the amount of the Working Capital as at the Completion Date as shown in the Completion Accounts and agreed, deemed agreed or determined (as the case may be) pursuant to clause 4.

Conditions means the conditions referred to in clause 5.1 and set out in Schedule 2.

Confidential Information means all information (whether oral or recorded in any medium) relating to the business, financial or other affairs (including future plans) of any Target Group Company, which is treated by that Target Group Company, or the Seller (as the case may be) as confidential, or is marked or is by its nature confidential, together with the contents of this Agreement (including all Schedules and Annexures).

Confidentiality Agreement means the mutual confidentiality agreement entered into between WisdomTree and the Seller dated 17 July 2017, a copy of which is contained in Annexure 6.

Consideration means the consideration for the sale of the Shares, comprising the Cash Consideration and the Consideration Shares.

Consideration Shares means those (i) 15,250,000 shares of Common Stock and those (ii) 14,750 shares of the Series A Preferred Stock to be issued to the Seller pursuant to the terms of this Agreement, in each case subject to adjustment for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction occurring after the date of this Agreement and before Completion.

Contracts means all contracts, agreements and licences which have been entered into or undertaken by or on behalf of the Company or any other Target Group Company other than contracts of employment.

Conversion Shares means those shares of Common Stock underlying the Series A Preferred Stock which the Series A Preferred Stock is convertible into pursuant to the Certificate of Designations.

Current Products means the European exchange traded commodity products issued by the ETC Issuers as at the date of this Agreement.

Data Room means the Merrill Datasite “Jem – Eagle” data room as at 20:18 p.m. (London time) on 11 November 2017.

Deal Bonus and Retention Payments means the deal bonus payments and retention payments to be paid to certain employees of ETFS UK and the Seller in June 2018 or such other date as may be agreed in writing between the parties from time to time (save that where the recipients become Redundant Employees, the Seller reserves the right to make or require ETFS UK to make any such payments on or around the termination of their employment by reason of redundancy), such payments to be in the approved terms and attached to an email from Adam Wyman to Becky Lawton at 00.58 a.m. (London time) on 13 November 2017 (or such other amounts as may be agreed between the parties in writing).

Debt Commitment Letter means (a) that certain commitment letter dated the date of this Agreement by and among Credit Suisse AG (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), the other Commitment Parties from time to time party thereto and the Buyer (together with all exhibits, schedules, term sheets and attachments thereto), as the same may be amended, restated, amended and restated, supplemented or otherwise modified, in accordance with the terms thereof but subject to the requirements set forth in the proviso below; and (b) that certain fee letter dated the date of this Agreement by and among CS, CS Securities, the other Commitment Parties from time to time party thereto and the Buyer, as the same may be amended, restated, amended and restated, supplemented or otherwise modified, in accordance with the terms thereof but subject to the requirements set forth in the proviso below; provided that, without the written consent of the Seller, the Buyer shall not permit any amendment, supplement or modification to the Debt Commitment Letter that (i) directly reduces the aggregate amount of the Debt Financing if, after giving effect to such reduction, the amount of the Debt Financing, together with cash on hand, would be in an amount that is less than an amount sufficient to pay the Cash Consideration in immediately available funds to the Seller when the Cash Consideration becomes due and payable to the Seller in accordance with the terms of this Agreement and any other fees, expenses and other amounts related to the acquisition contemplated herein or the Debt Financing that become due and payable at Completion (collectively, the “Financing Purposes”), (ii) would reasonably be expected to materially and adversely affect the ability of the Buyer to enforce its rights against the other parties to the Debt Commitment Letter or any definitive agreements in respect to the Debt Financing, (iii) imposes new or additional conditions, or otherwise expands any of the conditions, to the initial funding of the Debt Financing, or (iv) would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement when required pursuant to the terms hereof; provided, however, that for the avoidance of doubt, without the consent of the Seller, the Buyer may amend, supplement, modify and/or replace the Debt Commitment Letter to (1) correct typographical errors or (2) provide for the assignment of a portion of the commitments or obligations under the Debt Commitment Letter to additional agents, arrangers, lenders, bookrunners, syndication agents or similar entities or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto (including replacement of a lender).

Debt Financing means the debt financing contemplated by the Debt Commitment Letter.

Deed of Covenant means the deed of covenant in the approved terms to be entered into between (1) Graham Tuckwell and (2) the Buyer on Completion.

disclosed has the meaning given to it in clause 6.3.

Disclosed Documents means those documents listed in the schedule(s) to the Disclosure Letters, including the documents which were saved to the Data Room, copies of which have been provided to the Buyer in USB format on or prior to the date of this Agreement.

Disclosure Letter(s) means:

(a)	the Signing Disclosure Letter; and

(b)	the Supplemental Disclosure Letter,

and Disclosure Letter shall mean either one of them.

Divestment Loss means:

(a)	in respect of any Target Group business, (i) the EBITDA value of such business which is required to be divested (the “Target Divestment Business”) (such EBITDA value being established by reference to the Issuer Run Rate as at 31 August 2017 in the approved terms (the “Issuer Run Rate”)) multiplied by 15.23; less (ii) the total consideration paid to the Buyer by the purchaser of the Divestment Business; or

(b)	in respect of any Buyer Group business (the “Buyer Divestment Business”), an EBITDA value to be calculated on a basis materially consistent with the determination of the Target Divestment Business.

For the avoidance of doubt, where the Target Divestment Business or Buyer Divestment Business, as applicable, has a negative EBITDA by reference to the Issuer Run Rate as at 31 August 2017, the Buyer shall not receive any payment from the Seller in connection with the sale of such business pursuant to clause 16.15.5.

Due Amount means the amount (if any) determined as the full and final quantum of the liability of the Seller in respect of a Tax Escrow Claim or General Escrow Claim (as the case may be) which has been Finally Determined.

Employer Permitted Actions means any actions taken by the Seller after the date of this Agreement but prior to Completion in accordance with clauses 5.16 and 5.12 of this Agreement.

Employees means those employees shown in the schedule of employees annexed to the Signing Disclosure Letter (save where such individual is or becomes prior to the Completion Date a Transferred Employee, a Redundant Employee or a Retained Employee) and Employee shall mean any one of them.

Employment Legislation means any legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers (including but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under European treaty provisions or directives enforceable against the Company or any member of the Retained Group by any Employee or worker.

Encumbrances means any mortgage, charge (whether fixed or floating), lien, option, pledge, assignment, trust arrangement or other security interest of any kind and any agreement whether conditional or otherwise, to create any of the foregoing.

Equity Warranties means the warranties set out in Schedule 4A.

Escrow Account means the interest bearing bank account to be established in accordance with the Escrow Agreement.

Escrow Agent means the third party escrow agent(s) to administer the Escrow Account in accordance with the Escrow Agreement.

Escrow Agreement means the agreement to be entered into between (1) the Buyer and (2) the Seller on Completion instructing and authorising the Escrow Agent to establish and operate the Escrow Account.

Escrow Schedule means the schedule relating to the Escrow Agreement as set out in Schedule 16.

ETC Issuers means each of the Subsidiaries marked as being an ETC Issuer in Part II of Schedule 1.

ETC Issuer Accounts means the report and audited financial statements of each of the ETC Issuers, prepared in accordance with the 1991 Law and the Code of Practice for Certified Funds issued by the JFSC for the year ended on the Accounts Date, copies of which comprise Annexure 4.

ETFS Holdings means ETFS Holdings (Jersey) Limited, details of which are set out in Part II of Schedule 1.

ETFS UK means ETF Securities (UK) Limited, details of which are set out in Part II of Schedule 1.

ETFS UK Accounts means the audited financial statements of ETFS UK, prepared in accordance with the 2006 Act for the year ended on the Accounts Date, a copy of which comprises Annexure 2.

European Bitcoin Authorisation means the authorisation which has, prior to the date of this Agreement, been applied for by the Target Group to issue (or sponsor the issue of), list, trade in or otherwise deal in and/or market Bitcoin Instruments on any market in Europe.

Excess Amount has the meaning given to it in clause 4.2.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Existing Guarantee means the surety covenants entered into by the Seller and contained in clause 11 and Schedule 4 of the Lease.

FCA means the Financial Conduct Authority and any successor regulatory authority from time to time.

Finally Determined means a Tax Escrow Claim or General Escrow Claim (as the case may be) which has been (i) the subject of an order as to both liability and quantum made by a court or tribunal of competent jurisdiction or arbitration or relevant Tax Authority where no right of appeal lies or the parties are debarred from exercising such right (whether by passage of time or otherwise) or (ii) agreed in writing between the Buyer and the Seller as to quantum and liability.

Financing Information means (a) (i) the ETC Issuer Accounts, the ETFS UK Accounts, the ManJer Accounts and the Carve-Out Accounts and (ii) the IFRS Financial Statements if such fiscal year ends at least 90 days before Completion, and (b) (i) the Interim Accounts and (ii) unaudited consolidated financial position and related statements of profit or loss and other comprehensive income, changes in equity and cash flows of the Target Group prepared in accordance with IFRS (in local currency) for the fiscal quarter ending 31 March 2018 if such fiscal quarter ends at least 45 days before Completion.

First General Escrow Release Amount means $4,500,000 (four million, five hundred thousand dollars).

First General Escrow Release Date means the date falling 12 months after the Completion Date.

FS Law means Financial Services (Jersey) Law 1998.

FSMA means the Financial Services and Markets Act 2000.

Fundamental Warranties means the warranties set out in clause 7.

Fundamental Warranty Claim means any claim against the Seller pursuant to clause 7.

GAAP means generally accepted accounting principles of the United States of America, as in effect from time to time.

General Escrow Amount means $10,000,000 (ten million dollars).

General Escrow Claim means any claim made by the Buyer or a member of the Buyer Group under this Agreement (i) to the extent that the Buyer Group is unable to recover an amount under the WI Policy in respect of such claim; or (ii) where the Buyer Group can recover an amount under the WI Policy but only in respect of the Due Amount owed by the Seller for such claim up to the amount of the WI Insurance Deductible, and subject in all cases to the provisions of Schedule 6.

General Escrow Release Date means the First General Escrow Release Date or the Second General Escrow Release Date (as the case may be).

Gold Royalty Agreement means the gold royalty agreement in the approved terms to be entered into between (1) WisdomTree Europe Holdings Limited, (2) the Buyer, and (3) the Seller on Completion as the same may be amended by agreement between the parties.

IFRS Financial Statements means the Target Group Companies’ consolidated financial statements prepared in accordance with IFRS and audited by KPMG for the financial years ended 31 December 2015-2017, comprising the (i) consolidated statement of profit or loss and other comprehensive income, (ii) consolidated balance sheet, (iii) consolidated cash flow statement and (iv) notes to the financial statements.

Indemnified Claims means any actions, proceedings, investigations, litigations, costs (including any properly incurred reasonable costs relating to settlement), expenses (including properly incurred reasonable legal costs and expenses), claims, demands, liabilities, losses, damages or awards (including sums paid in settlement of the same).

Indemnity Claim means a claim against the Seller pursuant to clauses 11.1, 11.2 or 11.3.

Insurance Period means the period commencing on the date of this Agreement and ending on the date falling six months after the Completion Date.

Intellectual Property Rights means patents, trade marks, trade names, service marks, domain names, design rights, copyright, rights in databases and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights.

Interim Accounts means the unaudited interim financial report for each of the ETC Issuers for the six months to 30 June 2017, copies of which comprise Annexure 5.

Insurance Policies shall have the meaning ascribed to it in paragraph 5 of Part III of Schedule 5.

Investor Rights Agreement means the Investor Rights Agreement by and between WisdomTree, the Seller and the Existing Holders (as defined therein), to be dated as of the Completion Date, substantially in the approved terms.

IPR Agreements means the agreements pursuant to which any member of the Retained Group or Target Group grants rights to use the Intellectual Property Rights or pursuant to which any member of the Retained Group or Target Group is granted rights to use the Intellectual Property Rights.

IT Systems means the computer hardware, data processing systems, computer software, networks, infrastructure and other peripherals used in the Business at the date of this Agreement.

JCRA means the Jersey Competition Regulatory Authority.

JFSC means the Jersey Financial Services Commission.

Know-how means inventions, discoveries, improvements, processes, formulae, techniques, specifications, technical information, methods, tests, reports, component lists, manuals, instructions, drawings and information relating to customers and suppliers, in each case used by the Company or any other Target Group Company and relating to the Business.

Landlord means the person for the time being entitled to the immediate reversion to the Lease and including any superior landlord, mortgagee or other person whose consent is required to the Release.

Lease means the lease dated 15 March 2011 made between (1) Bank House Trustee No. 1 Limited and Bank House Trustee No. 2 Limited (as trustees of the Bank House Unit Trust), (2) ETFS UK and (3) the Seller and any documents supplemental or ancillary thereto.

Liability to Taxation has the meaning given to it in the Tax Schedule.

Liquidity Threshold Amount means the amount that is 125% of the Remaining Exposure Balance.

Long Stop Date means the date falling six calendar months after the date of this Agreement (if such date is not a Business Day, the Business Day immediately following such date) (or such later date as the parties may agree in writing).

Loss means all liabilities, losses, judgments, damages, payments, fines, penalties, costs and expenses (including properly incurred reasonable legal costs and expenses), together with any irrecoverable VAT thereon.

MAC Event means:

(a)	net outflows (being the sum of all redemptions less the sum of all creations, in each case in respect of all Current Products and New Products), at any time after the date of this Agreement and prior to Completion, of assets under management by the Target Group of 20% or more as compared to the aggregate assets under management by the Target Group as at the date of this Agreement;

(b)	the termination by any member of the Retained Group or the Target Group of any material contract, agreement or arrangement directly relating to or necessary for the Target Group to continue to issue any of the Current Products which in aggregate represent not less than 5% of the assets under management of all Current Products (a “Key Contract”), in circumstances where no replacement contract, agreement or arrangement relating to the same or substantially the same service or services as that Key Contract and on terms which are not materially more onerous than those of the Key Contract to the Target Group has been put in place within 15 Business Days of such termination and in any event prior to the Completion Date so as to enable the continued issuance of the relevant Current Product; or

(c)	the failure to take any action by any member of the Retained Group or the Target Group which would otherwise be undertaken in the ordinary and usual course of business and consistent with the way in which the Business has been operated prior to the date of this Agreement, which results in (i) any member of the Target Group being unable to continue to issue any of the Current Products which in aggregate represent not less than 5% of the assets under management of all Current Products; or (ii) the revocation or withdrawal of an approval granted in respect of a Regulatory Condition, in each case where such failure to take any action has not been remedied to the reasonable satisfaction of the Buyer within 15 Business Days of the Seller’s receipt of notice of such failure from the Buyer (but in any event prior to the Completion Date); or

(d)	any action by any member of the Retained Group or the Target Group which would not otherwise be undertaken in the ordinary and usual course of business and which is inconsistent with the way in which the Business has been operated prior to the date of this Agreement, which results in (i) any member of the Target Group being unable to continue to issue any of the Current Products which in aggregate represent not less than 5% of the assets under management of all Current Products; or (ii) the revocation or withdrawal of an approval granted in respect of a Regulatory Condition, in each case where such action has not been remedied to the reasonable satisfaction of the Buyer within 15 Business Days of the Seller’s receipt of notice in respect of such action from the Buyer (but in any event prior to the Completion Date).

ManJer means ETFS Management Company (Jersey) Limited, details of which are set out in Part II of Schedule 1.

ManJer Accounts means the audited financial statements of ManJer, prepared in accordance with the 1991 Law and the Financial Services (Fund Services Business (Accounts, Audits and Reports)) (Jersey) Order 2007 for the year ended on the Accounts Date, a copy of which comprises Annexure 3.

Material Contracts means all Contracts which are material to the Business.

Measurement Time means immediately prior to Completion.

month means a calendar month.

New Products means any European exchange traded commodity products issued by the ETC Issuers which are not so issued as at the date of this Agreement.

New WGC Agreement shall have the meaning given to it in clause 5.17.

Notice of Claim means a notice of a General Escrow Claim, a Tax Escrow Claim, or a Shareholder Indemnity Claim, specifying (in reasonable detail) the nature of the claim and the Buyer’s Estimate.

Population Office Licence means the licence from the States of Jersey Population Office permitting the Company to carry out an undertaking in Jersey;

Preferred Consideration Shares means those shares of Series A Preferred Stock to be issued to the Seller pursuant to the terms of this Agreement.

Previous GBH Agreements means those documents set out at folder 13 of the Data Room relating to the arrangements between the Seller, Graham Tuckwell, The World Gold Council, and Gold Bullion Holdings (Jersey) Limited in respect of the sale and purchase of the entire share capital of Gold Bullion Securities Limited (Jersey) on 18 July 2008.

Private Placement Warranties has the meaning given to it in clause 5.18.2.

Primary Contracts means each of those agreements listed in Part I of Schedule 13.

Pro-forma Completion Accounts means the pro-forma of the Completion Accounts in the form set out in Part I of Schedule 10.

Redundant Employees means the employees or former employees of ETFS UK whose employment was terminated prior to the date of this Agreement, or, subject to consultation, whose employment may be terminated, or who may be given notice of termination of their employment, by reason of redundancy between the date of this Agreement and the Completion Date, provided that no employee of ETFS UK as at the date of this Agreement shall be given notice of termination by reason of redundancy between the date of this Agreement and the Completion Date without the Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

Regulatory Capital Requirement means the capital that the regulators of each Company, or Subsidiary, requires each Company, or Subsidiary, as applicable, to hold in order to avoid triggering any requirements to notify the regulator about a reduction in regulatory capital as at the time of measurement, with such regulatory capital requirements for (i) ManJer (calculated on a consistent basis with the illustrative calculation as included in the Data Room at 6.1.3.4) and on a consistent basis with historically budgeted expenditure requirements, but only to the extent that such appended calculation is not inconsistent with the regulatory capital requirements in force at the time of measurement, in which case, the regulations in force as at the time of measurement shall be applied, and (ii) ETFS UK to be calculated in accordance with the regulations in force at the time of measurement.

Regulatory Conditions means those conditions set out in paragraph 1 of Schedule 2 and Regulatory Condition shall mean any one of them.

Release means such agreement, deed, waiver or other instrument to be entered into with the consent of the Landlord providing full and final release for the Retained Group from the provisions of the Existing Guarantee in a form satisfactory to the Seller (acting reasonably) including but not limited to any replacement guarantee or substitution or novation of the Existing Guarantee to a member of the Buyer Group.

Remaining Exposure Balance means an amount equal to the difference between the Tax Exposure Limit and the Tax Escrow Amount in each successive year from the Completion Date until the sixth Anniversary, as set out in row (4) of the Escrow Schedule.

Reorganisation Steps Paper means the restructuring steps paper relating to the Target Group prepared by BDO USA LLP dated 11 November 2017 in the approved terms.

Restricted Territory means the geographic area in which the Business currently lists or markets products (or has plans to do so) (including without limit Bitcoin Instruments), being Europe, Latin America or Asia (but excluding Australia).

Retained Employees means those employees to be retained by the Seller as listed in Schedule 14 of this Agreement, together with such other employees as agreed between the Buyer and the Seller from time to time and references to “Retained Employee” shall be construed accordingly.

Retained Group means the Seller, any holding company of the Seller and any subsidiary of the Seller or such holding company from time to time (and for those purposes such subsidiary undertakings shall include any entities in which such holding company or any subsidiary of such holding company holds 25% or more in nominal value of the share capital thereof) but excluding any Target Group Company following Completion and references to “Retained Group member” or “any member of the Retained Group” shall be construed accordingly.

Retained Group IP Assignment means the deed of assignment of intellectual property rights in the approved terms to be entered into between (1) the Seller and (2) the Company at Completion.

Retained Group Transitional Services Agreement means the transitional services agreement pursuant to which the Retained Group shall provide services to members of the Buyer Group in the approved terms to be entered into between (1) the Seller and (2) ETFS UK at Completion.

Sarbanes-Oxley Act means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

SEC means the United States Securities and Exchange Commission or any successor thereto.

Second General Escrow Release Amount means the balance of the General Escrow Amount held at the Second General Escrow Release Date.

Second General Escrow Release Date means the date falling 36 months after the Completion Date.

Secondary Contracts means each of those contracts listed in Part II of Schedule 13.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Seller’s Solicitors means Travers Smith LLP of 10 Snow Hill, London EC1A 2AL.

Seller’s Solicitors’ Account means the Seller’s Solicitors’ client account with National Westminster Bank with the following details:

Account name:	TRAVERS SMITH LLP US$ CLIENT ACCOUNT
Account number:	XXXXXXXXX
IBAN:	XXXXXXXXX
BIC:	XXXXXXXXX

Seller Working Capital means the current assets of the Seller minus the current liabilities.

Series A Preferred Stock means WisdomTree’s Series A Non-Voting Convertible Preferred Stock, par value $.01 per share.

Shareholder Indemnity Claim means a claim by the Buyer against the Seller in respect of the indemnity in clause 11.1.

Shares means the entire issued share capital of the Company, comprising one ordinary share of no par value.

Shortfall Amount has the meaning given to it in clause 4.1.

Signing Disclosure Letter means the letter dated with the date of this Agreement from the Seller to the Buyer containing disclosures against the Warranties and the Tax Warranties.

SMART Software Licence means the software licence deed in the approved terms to be entered into between (1) the Company and (2) the Seller at Completion.

Subordinated Loan means the subordinated loan agreement between the Seller (as lender), ManJer (as borrower) and JFSC dated 22 December 2010.

Subsidiaries means the companies of which details are set out in Part II of Schedule 1.

Supplemental Disclosure Letter means the letter to be dated on or about the date of Completion from the Seller to the Buyer containing disclosures against the Warranties and the Tax Warranties only in respect of the period between the date of the Signing Disclosure Letter and the date of Completion, and the documents annexed thereto.

Target Group means the Company and the Subsidiaries and references to “Target Group Company” and to “member of the Target Group” shall be construed accordingly.

Target Group Reorganisation means the transfer by the relevant member of the Retained Group of the entire issued share capital of each of ETFS Holdings, ETFS UK and ManJer to the Company free from all Encumbrances as wholly owned subsidiaries of the Company in accordance with the Reorganisation Steps Paper.

Target Group Reorganisation Documents means together the documents listed in Schedule 8.

Target Working Capital means the aggregate of both (i) ManJer’s Regulatory Capital Requirement and (ii) ETFS UK Regulatory Capital Requirement.

Target Working Capital Amount means £1 plus all regulatory capital required to be maintained by the Target Group calculated as of the Completion Date.

Tax Claim shall have the meaning ascribed to it in Schedule 6.

Tax Escrow Amount means £17,820,000 (seventeen million, eight hundred and twenty thousand pounds sterling) to be held in the Escrow Account in accordance with Schedule 15.

Tax Escrow Claim means a claim against the Seller under the Taxation Indemnity.

Tax Escrow Release Date means the date falling 36 months after the Completion Date.

Tax Exposure Limit means the aggregate cap of £41,204,000 on the Seller’s liability under the Tax Indemnity which shall be reduced over a six year period on each Anniversary after the Completion Date by those amounts set out in row (2) in Schedule 16.

Tax Escrow Release Amount means any Tax Escrow Amount not subject to a Tax Claim remaining in the Escrow Account at the Escrow Release Date.

Taxation and Tax shall have the meaning attributed to “Taxation” in the Tax Schedule and the expression “for taxation purposes” shall also have the meaning attributed to it in the Tax Schedule.

Taxation Authority shall have the meaning ascribed to it in the Tax Schedule.

Taxation Indemnity means the tax covenant set out in clause 11.4.

Tax Schedule means Schedule 11.

Tax Warranties means the warranties set out in Part II of the Tax Schedule.

Total Escrow Amount means the aggregate amount of the General Escrow Amount plus the Tax Escrow Amount, which at the Completion Date shall be the aggregate of (i) $10,000,000 and (ii) £17,820,000;

Transaction Documents means this Agreement and any other document referred to in this Agreement or required to be entered into pursuant to this Agreement including the Confidentiality Agreement.

Transferred Employees means those employees whose employment has transferred or will transfer from ETFS UK and GO ETF Solutions LLP to Legal & General Investment Management (Holdings) Limited by virtue of TUPE prior to the Completion Date.

Transferred Jersey Employees means the individual holding the position of Director—Financial Reporting & Compliance, ETF Securities Limited whose employment contract (together with any other employee employed by the Seller whose employment the Seller and the Buyer mutually agree in writing) will, subject to the Company obtaining the Population Office Licence, be novated from the Seller to the Company prior to the Completion Date.

TUPE means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).

UK Regulated Entity means ETFS UK.

Warranties means the warranties set out in Schedule 5.

WI Insurance Deductible means the Retention, as defined in the WI Policy, equal to $5,500,000 (five million, five hundred thousand dollars).

WI Policy means the warranty and indemnity insurance policy in the approved terms in connection with the risk assumed by the Buyer in buying the Shares and all restatements and extensions of it and all excess and related policies dated on the date of this Agreement.

WI Premium means an amount equal to $1,120,000 (one million, one hundred and twenty thousand dollars).

WisdomTree SEC Filings means all reports, schedules, forms, statements and other documents, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, required to be filed by WisdomTree with the SEC pursuant to the Exchange Act.

Working Capital means (i) the aggregate of asset account captions, less (ii) the aggregate of the liability account captions, classified as Working Capital in Part of Schedule 10.

1.2	Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the 2006 Act at the date of this Agreement shall have the same meaning in this Agreement.

1.3	Unless the context requires otherwise, references in this Agreement to:

1.3.1	any of the masculine, feminine and neuter genders shall include other genders;

1.3.2	the singular shall include the plural and vice versa;

1.3.3	a “person” shall include a reference to any natural person, body corporate, unincorporated association, partnership and trust;

1.3.4	any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation upon the Seller under this Agreement;

1.3.5	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.6	any time or date shall be construed as a reference to the time or date prevailing in England;

1.3.7	“dollars” or “$” denotes the lawful currency of the United States of America;

1.3.8	“material” or “materially” shall be construed as a reference to materiality in the context of the Business as a whole; and

1.3.9	a particular government or statutory authority shall include any entity which is a successor to that authority.

1.4	The headings in this Agreement are for convenience only and shall not affect its meaning. References to a “clause”, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5	A document expressed to be “in the approved terms” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each party.

1.6	A document expressed to be an “Annexure” means a document a copy of which has been identified as such and initialled by or on behalf of each party.

1.7	In construing this Agreement, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words followed by the word “including” shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.	SALE OF SHARES

2.1	The Seller shall, as legal and beneficial owner, sell the Shares, free from all Encumbrances, and the Buyer shall buy the Shares on the terms and conditions of this Agreement.

2.2	The Buyer shall buy the Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared, made or paid on the Shares on or after that date shall belong to the Buyer.

2.3	The Buyer and the Seller shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

2.4	The Seller waives (or agrees to procure the waiver of) any rights or restrictions conferred on it which may exist in relation to the Shares under the articles of association or constitutional documents of the Company and each other member of the Target Group.

3.	CONSIDERATION

3.1	The Consideration shall comprise:

3.1.1	the Cash Consideration, which shall be paid on Completion by the Buyer in accordance with paragraphs 1 and 2 of Part II of Schedule 4; and

3.1.2	the Consideration Shares, which shall be issued on Completion by WisdomTree to the Seller in accordance with Part III of Schedule 4.

4.	ADJUSTMENT TO THE CONSIDERATION

4.1	If the Completion Working Capital Amount is less than the Target Working Capital Amount (the difference being the “Shortfall Amount”) then the Seller shall owe to the Buyer the Shortfall Amount (the Consideration being adjusted accordingly) and no later than 5 Business Days after (and excluding) the date on which the Completion Working Capital Amount is agreed or deemed agreed or determined, the Seller shall pay a cash amount equal to the Shortfall Amount to the Buyer.

4.2	If the Completion Working Capital Amount is greater than the Target Working Capital Amount (the difference being the “Excess Amount”), then the Buyer shall owe to the Seller the Excess Amount (the Consideration being adjusted accordingly) and no later than 5 Business Days after (and excluding) the date on which the Completion Working Capital Amount is agreed or deemed agreed or determined, the Buyer shall pay a cash amount equal to the Excess Amount to the Seller.

4.3	If the Completion Working Capital Amount is the same as the Target Working Capital Amount, no payment shall be made by either the Seller or the Buyer.

4.4	As soon as practicable following Completion but in any event within 45 Business Days after the Completion Date, the Seller shall procure the preparation of drafts of the Completion Accounts and the Completion Statement calculating the Completion Working Capital Amount and any Shortfall Amount or Excess Amount on the basis of the requirements, accounting policies and accounting methods set out in Part III and Part IV of Schedule 10, and in substantially the same format as the Pro-forma Completion Accounts and Completion Statement.

4.5	When the draft Completion Accounts and Completion Statement have been prepared, the Seller shall forthwith deliver copies thereof, and the documentation requested by the Buyer in accordance with clause 4.8 (or where the release of such documentation requires compliance with a hold harmless, or similar requirement, the form of such hold harmless or similar requirement), to the Buyer. The Buyer and its accountants shall have a period of 90 Business Days from Completion (the “Review Period”) within which to review the draft Completion Accounts and Completion Statement and all of the documents requested by the Buyer in accordance with clause 4.8 and to satisfy itself that they have been duly prepared in accordance with this Agreement and that the value of the Completion Working Capital Amount and any Shortfall Amount or Excess Amount have been correctly calculated. The Buyer shall, before the expiry of the Review Period, either:

4.5.1	confirm in writing to the Seller that it agrees that the draft Completion Accounts and Completion Statement have been duly prepared and that the value of the Completion Working Capital Amount and any Shortfall Amount or Excess Amount have been correctly calculated; or

4.5.2	give notice in writing to the Seller explaining, in reasonable detail, why it is unable so to confirm and setting out details of its proposed adjustments to the draft Completion Accounts and Completion Statement and, to the extent reasonably possible, to the value of the Completion Working Capital Amount and any Shortfall Amount or Excess Amount.

4.6	If the Buyer fails so to confirm or to give such notice in accordance with clause 4.5, the draft Completion Accounts and Completion Statement and the calculations therein of the Completion Working Capital Amount and any Shortfall Amount or Excess Amount shall, upon expiry of the Review Period, be deemed to have been finally accepted and agreed by the parties.

4.7	If the Buyer serves a notice in accordance with clause 4.5.2:

4.7.1	the Buyer and the Seller shall endeavour to resolve all matters in dispute as soon as practicable. If they fail to resolve such matters within 25 Business Days of the date on which the Seller received such notice from the Buyer (or such longer period as the parties shall agree) (the “Resolution Period”), the Buyer or the Seller may refer any matter in dispute to an independent chartered accountant (the “Independent Accountant”) for a resolution. The identity of the Independent Accountant shall be agreed between the parties and he shall be appointed within 15 Business Days of the expiry of the Resolution Period (the “Appointment Period”). If the parties fail to make such appointment within the Appointment Period, the appointment shall be made by the President for the time being of the Institute of Chartered Accountants in England and Wales within 5 Business Days of the expiry of the Appointment Period, on the application of either the Buyer or the Seller. Such application shall specify that the appointee shall be experienced in matters in dispute between the parties and the Independent Accountant shall be instructed to determine the dispute in accordance with the provisions of this clause 4 and to make such determination as soon as practicable and in any event within 30 Business Days of his being instructed or such longer period as he shall, in his discretion, reasonably require. In making such determination, the Independent Accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties. The costs of the Independent Accountant shall be borne by the parties in such proportions as he may direct or, in the absence of any such direction, as to one half by the Buyer and as to the other half by the Seller; and

4.7.2	each party shall bear its own costs in connection with the resolution of the matters in dispute.

4.8	The Buyer and its accountants shall be entitled to examine the working papers relating to the draft Completion Accounts and Completion Statement for the purposes of their review under clause 4.5, subject to the Buyer complying with any hold harmless or similar requirements of the Seller’s external accountants in connection with the release of such working papers to the Buyer. The Buyer undertakes to the Seller to request any such working papers in connection with the draft Completion Accounts and Completion Statement. Subject thereto, the parties agree that they will promptly provide each other and their respective advisers with all information in their respective possession or control relating to the operations of the Target Group as may be relevant for the purposes of the Completion Accounts and Completion Statement, and with all co-operation and assistance as may reasonably be required to facilitate the production, review and agreement of the Completion Accounts and Completion Statement.

4.9	All cash sums payable under this clause 4 shall be paid by telegraphic transfer, in the case of sums payable to the Seller, to the Seller’s Solicitors’ Account and, in the case of sums payable to the Buyer to the Buyer’s Solicitors’ Account and the receipt in the Seller’s Solicitors’ Account or the Buyer’s Solicitors’ Account (as the case may be) of a payment pursuant to clauses 4.1 or 4.2 shall be an absolute discharge of the obligation of the Buyer or the Seller (as the case may be) to make such payment.

5.	COMPLETION

Conditions

5.1	Completion is conditional upon the satisfaction of, or the satisfaction subject only to Completion of, or waiver of each of the Conditions set out in Schedule 2; provided that, unless otherwise agreed by the Buyer, Completion shall not take place before the date falling four months and three Business Days after the date of the transaction contemplated by this Agreement being publicly announced.

Regulatory Conditions

5.2	The Buyer undertakes to the Seller that it shall use its reasonable endeavours to procure the satisfaction of the Regulatory and Anti-Trust Conditions as soon as reasonably practicable after the date of this Agreement in accordance with the provisions of this clause 5.2. In particular (but without limitation), the Buyer shall take such steps to satisfy those conditions and/or commitments or similar measures (whether financial or otherwise) which, in the reasonable opinion of the Buyer, do not have a material adverse effect on any member of the Buyer Group or the Target Group, and the Buyer shall take steps and agree to any conditions and/or commitments or similar measures (whether financial or otherwise) which are reasonable to obtain all consents or approvals of the FCA or the JFSC or any relevant Anti-Trust Authority in each case which are required in connection with or in order to satisfy the Regulatory and Anti-Trust Conditions (including for the avoidance of doubt at its own cost - including the payment of any merger control fees payable—preparing and submitting to the relevant Anti-Trust Authorities an application for merger clearance seeking confirmation that the Transaction will not be referred to a Phase II investigation), including that the Buyer shall for this purpose:

5.2.1	provide all information reasonably available to the Buyer which is requested or required by the FCA or the JFSC or any relevant Anti-Trust Authority;

5.2.2	without limiting clause 5.2.4, promptly notify the Seller of any material communications with the FCA or the JFSC or any relevant Anti-Trust Authority relating to any such consent or approval, and so far as reasonably practicable, provide copies of or, in the case of non-written communications, details of, such material communications to the Seller;

5.2.3	communicate with the FCA or the JFSC or any relevant Anti-Trust Authority regarding a material matter only after prior consultation with the Seller or its advisers (and taking into account any reasonable comments or requests of the Seller or their advisers);

5.2.4	so far as reasonably practicable, provide the Seller (or its advisers) with a final draft of all material submissions, notifications, filings or other material communications to or with the FCA or the JFSC or any relevant Anti-Trust Authority at such time as will allow the Seller (or its advisers) a reasonable opportunity to provide comments and for the Buyer to consider any reasonable comments of the Seller (or its advisers) on such drafts prior to their submission and provide the Seller with copies of all such submissions, notifications, filings or other communications in the form submitted;

5.2.5	where permitted by the FCA or the JFSC or any relevant Anti-Trust Authority or any relevant Anti-Trust Authority, allow persons nominated by the Seller to attend and participate in all material meetings and, so far as reasonably practicable, conversations with the FCA or the JFSC or any relevant Anti-Trust Authority, and to make submissions at such meetings or conversations;

5.2.6	regularly review with the Seller (or its advisers) the progress of any material submissions, notifications or filings (including seeking to identify appropriate conditions and/or commitments or similar measures to address any concerns identified by the FCA or the JFSC or any relevant Anti-Trust Authority) and discuss with the Seller (or its advisers) the scope, timing and approach of any such conditions and/or commitments or similar measures with a view to obtaining consent or approval from the FCA or the JFSC at the earliest reasonable opportunity;

5.2.7	submit all appropriate submissions, notifications and filings, in consultation with the Seller (or its advisers) to the FCA or the JFSC or any relevant Anti-Trust Authority as soon as reasonably practicable and in any event submit the initial submissions in the approved terms to the FCA or the JFSC or any relevant Anti-Trust Authority respectively within 15 Business Days (or such other period as the parties may agree in writing) of the date of this Agreement;

5.2.8	without prejudice to remainder of this clause 5.2, in the event that the Buyer is the subject of an Initial Enforcement Order issued by the UK Competition and Markets Authority pursuant to section 72 of the UK Enterprise Act 2002 which would make the Target Group Reorganisation or the sale and purchase of the Shares pursuant to clause 2.1 of this Agreement illegal or unenforceable, the Buyer shall use reasonable endeavours to secure the removal or variation of, or derogations from, that Initial Enforcement Order in order to permit the sale and purchase of the Shares, including offering and/or agreeing to make any commitments or take any measures which are reasonable to obtain such removal, variation or derogation. The Seller agrees to comply with any requests reasonably made by the Buyer in connection with obtaining such removal, variation or derogation, including, for the avoidance of doubt, complying with the Seller’s obligations pursuant to clause 5.5 of this Agreement.

5.3	The Seller undertakes to the Buyer that it shall procure the consent of each principal person and key person of ManJer and the ETC Issuers on whose behalf an approval or notification of no objection is required from the JFSC under the Financial Services (Jersey) Law 1998 and / or the Collective Investment Funds (Jersey) Law 1988 to the making of the initial submission to the JFSC in the approved terms (where “principal person” and “key person” shall have the meaning given to such terms in the Financial Services (Jersey) Law 1998 and the Collective Investment Funds (Jersey) Law 1988, as the context requires).

5.4	If the initial submissions to be made to either of the FCA or the JFSC are not in a form which can properly be submitted to the FCA or the JFSC (as the case may be) at the date of this Agreement, the parties agree that:

5.4.1	they shall, from the date of this Agreement until the date which the relevant submissions are submitted to the FCA or the JFSC (as the case may be) (which shall be, for the avoidance of doubt, within 15 Business Days (or such other period as the parties may agree in writing) of the date of this Agreement), discuss the terms of the submissions in good faith and in order to agree the same; and

5.4.2	such submissions shall not be submitted to the FCA or the JFSC (as the case may be) without the prior written consent of each of the Buyer and the Seller (such consent not to be unreasonably withheld or delayed).

5.5	Without limiting clause 5.2 and subject to all legal and regulatory requirements the Seller agrees to respond promptly to the Buyer’s reasonable requests for information, and to use reasonable endeavours to procure that its relevant directors, officers and employees, and its relevant advisers are, so far as reasonably practicable, made available during normal business hours and upon reasonable notice for any meetings which are necessary with the Buyer, in connection with the matters referred to in clause 5.2.

5.6	The Buyer shall promptly give notice to the Seller of the satisfaction of each of the Regulatory and Anti-Trust Conditions, and in any event shall give such notice by 6.00 p.m. on the Business Day following the day on which the Buyer is informed that the relevant Regulatory or Anti-Trust Condition is satisfied.

5.7	For the avoidance of doubt, the Target Group Reorganisation shall not be completed unless and until the Regulatory Conditions have been satisfied.

5.8	Without prejudice to the accrued rights of any party, if any Condition is not satisfied or waived on or before the Long Stop Date, this Agreement (save for clauses 1 (Definitions and Interpretation), 12 (Confidentiality), 13 (Announcements), 14 (Costs), 18 (Applicable Law and Jurisdiction), 19 (General) and 20 (Notices)) shall cease to have effect (unless the parties shall agree otherwise in writing).

Signing and position pending Completion

5.9	On signing of this Agreement, each party shall comply with its obligations set out in Schedule 3.

5.10	From the date of this Agreement until Completion and subject to all applicable legal and regulatory requirements (including without limitation all competition laws) and constraints, the Seller shall, and to the extent within its power to do so, shall procure that each member of the Target Group (where applicable) and the Retained Group (where applicable) shall, comply with the provisions of Schedule 9.

5.11	The provisions of clause 5.10 and Schedule 9 shall not prevent:

5.11.1	ETFS UK from entering into a deed of covenant in favour of the purchaser of the CANVAS Business under which ETFS UK will agree that it shall not (and shall procure that the ETFS UK group shall not) for a period of 12 months from completion of the CANVAS Disposal solicit or employ or engage (or endeavour to solicit, employ or engage) any of the 10 CANVAS Business employees who are transferring under the CANVAS Disposal. The definition of the ETFS UK group for these purposes shall include any holding company and any subsidiary undertakings of ETFS UK or any such holding company.

5.11.2	the Seller or any other member of the Retained Group taking any action or doing any acts or things necessary to comply with their obligations in Schedule 4;

5.11.3	the Seller or any other member of the Retained Group entering into any authorised participant agreement which does not contain any indemnities granted by any member of the Target Group;

5.11.4	ManJer terminating any and all arrangements to provide services to ETF Securities (Australia) Pty Limited;

5.11.5	any of the ETC Issuers taking any action which it is required to do under the terms of any trust instrument or agreement; or

5.11.6	the Seller or any other member of the Retained Group performing their respective obligations in relation to the CANVAS Business Sales and Marketing Work Schedules, provided that at all times (and irrespective of the terms of the CANVAS Business Support Services):

(a)	the Seller will ensure the rights and benefits granted to, and enjoyed by, the Buyer Group under the Business Separation Agreements and clause 16.11 are protected and not prejudiced by the performance of the CANVAS Business Support Services;

(b)	any inconsistency between the CANVAS Business Support Services and the Business Separation Agreements and clause 16.11 is at the sole risk of the Seller and the Retained Group; and

(c)	nothing in this clause 5.11.6 shall be construed as a waiver of any rights or remedies of the parties under the Business Separation Agreements,

and further provided that, without prejudice to clauses 5.11.6 (a) to (c), the Buyer shall not take any action to prevent the performance by the Retained Group of the CANVAS Business Support Services unless such performance is inconsistent with and/or gives rise to a breach of any of clauses 5.11.6 (a) to (c).

To the extent that any member of the Target Group is a party to any of the CANVAS Business Services Agreements, or is required to supply any goods or services in connection with the CANVAS Business Services Agreements, then the Seller shall immediately upon Completion terminate those agreements (or effect a variation of those agreements) in order to remove the member of the Target Group as a party and ensure the Target Group has no such responsibilities or obligations) with effect from the date of Completion.

5.12	The parties hereby acknowledge and agree that, notwithstanding the provisions of clause 5.10 and Schedule 9, between the date of this Agreement and the Completion Date the Seller shall be entitled to (and may permit or instruct ETFS UK to):

5.12.1	make and/or agree to make the 2017 Bonus Payments;

5.12.2	make and/or agree to make the Deal Bonus and Retention Payments, where such payments made to Employees are conditional on those Employees remaining employed by ETFS UK or any Target Group Company up to and including 30 June 2018 or such other date as may be agreed in writing between the parties;

5.12.3	terminate the employment of, or give notice to terminate the employment of, any of the Employees;

5.12.4	agree to make termination payments to any of the Employees in excess of their entitlement to statutory redundancy pay provided that such payments:

5.12.5	lapse for the respective Employee if they are not given notice of termination by reason of redundancy by 30 June 2018 or such other date as may be agreed in writing between the parties;

5.12.6	are conditional on the Employees signing a settlement agreement waiving all claims against the Retained Group and the Target Group;

5.12.7	make such termination payments to any of the Redundant Employees, conditional on the Redundant Employees signing a settlement agreement waiving all claims against the Retained Group and the Target Group; and

5.12.8	transfer the employment of any Retained Employee from the Target Group to any member of the Retained Group on or before the Completion Date.

5.13	The Buyer and WisdomTree hereby undertakes and covenants with the Seller, from the date of this Agreement until Completion, to, and to cause their respective subsidiaries to use reasonable endeavours to:

5.13.1	maintain the Debt Commitment Letter in full force and effect for so long as the transactions contemplated by this Agreement are required to be consummated;

5.13.2	take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including:

5.13.2.1	satisfy on a timely basis all of the conditions precedent to the consummation of the Debt Financing set out in the Debt Commitment Letter and such definitive agreements to be entered into pursuant thereto;

5.13.2.2	negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions not materially less favourable to the Buyer than the terms and conditions (including the “flex” provisions) described in the Debt Commitment Letter (as may be amended or modified in accordance with the definition thereof);

5.13.1	to the extent requested by the Seller from time to time, keep the Seller reasonably informed on a current basis in reasonable detail of the status of its efforts to arrange the Debt Financing or any other Available Financing (as defined below);

5.13.2	in the event that all of the conditions precedent to the consummation of the Debt Financing set out in the Debt Commitment Letter have been satisfied (other than those conditions that by their nature are to be satisfied on Completion), consummate the Debt Financing at or prior to Completion and use their reasonable endeavours to cause the lenders and the other Persons providing such Debt Financing to provide the Debt Financing on or prior to the Completion Date; provided that in no event shall reasonable endeavours be deemed or construed to require the Buyer to, and the Buyer shall not be required to, initiate, prosecute or maintain any claim, action, suit, demand, grievance, arbitration or similar proceeding against any Person providing the Debt Financing;

5.13.3	not permit any amendment, supplement or modification to the Debt Commitment Letter other than as permitted in accordance with the definition thereof; and

5.13.4	furnish to the Seller a copy of any amendment, modification, waiver or consent of or relating to the Debt Commitment Letter promptly upon execution thereof.

In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, and such portion is reasonably required for satisfaction of all the Financing Purposes, (A) the Buyer shall promptly notify the Seller and (B) the Buyer and WisdomTree shall use, and shall cause their respective subsidiaries to use, their reasonable endeavours to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”), upon terms and conditions not materially less favourable to the Buyer and WisdomTree and their respective subsidiaries than the terms and conditions set forth in the Debt Commitment Letter, in an amount sufficient to replace any unavailable portion of the Debt Financing to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable following the occurrence of such event. The Buyer shall promptly notify the Seller in writing if the Buyer or WisdomTree has actual knowledge of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Debt Commitment Letter, of the receipt by the Buyer or WisdomTree of any written notice or other written communication from any financing source of the Debt Financing with respect to any actual material breach, material default, termination or repudiation by any party to the Debt Commitment Letter or if, for any reason, the Buyer or WisdomTree no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter. Upon entry into any Alternative Financing, any commitment letter and/or fee letter entered into in respect of such Alternative Financing shall constitute a Debt Commitment Letter for purposes of the definition thereof.

5.14	The Buyer and WisdomTree hereby undertake and covenant with the Seller, from the date of this Agreement until Completion, to, and to cause their respective subsidiaries to use reasonable endeavours to:

5.14.1	reserve and keep available at all times out of its authorized but unissued shares: (a) the Consideration Shares, and (b) Common Stock, solely for the purpose of providing for the conversion of the Preferred Consideration Shares, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Preferred Consideration Shares in accordance with their terms;

5.14.2	cause the Common Consideration Shares and the Conversion Shares to be approved for listing or trading on the Nasdaq Global Select Market or such other exchange or market where the Common Stock is trading or expected to trade as of the Completion Date; and

5.14.3	not amend the certificate of incorporation of WisdomTree in a manner that would be adverse to the rights of the Series A Preferred Stock as compared to the rights of the Common Stock.

5.15	From the date of this Agreement until Completion the Buyer shall disclose to the Seller in writing, as soon as reasonably practicable (and in any event within two Business Days) following the Buyer becoming aware of any fact, matter, event or circumstance which constitutes a breach of the Equity Warranties.

Employment

5.16	If the Buyer believes that there are more Employees than it will require post Completion, it will deliver to the Seller on or before 1 February 2018 (or such other date as may be agreed in writing between the parties) a list of those Employees it wishes to continue to employ post Completion (which shall be no fewer than 43 Employees). Provided such list contains no fewer than 43 Employees, the Seller shall procure that any Employees not on such list shall become Redundant Employees or Retained Employees on or before the Completion Date (and, for the avoidance of doubt, in such circumstances the Buyer shall not withhold consent to the same). In the event that on the Completion Date the number of Employees totals more than 43 (after excluding any Redundant Employees and any Retained Employees), which directly results in the relevant Target Group Company being required to terminate the employment of any such Employees by reason of redundancy prior to 30 June 2018 (or such other date as may be agreed in writing between the parties), the Seller shall reimburse the Buyer for any statutory redundancy pay incurred in reducing the number of Employees to 43 and, if such redundant Employees are not required to work their notice period, any payment in lieu of their contractual notice period and any redundancy payment provided for in accordance with clause 5.12.4. For the avoidance of doubt, provided the foregoing list provided by the Buyer to the Seller lists 43 Employees, nothing in this Agreement shall oblige the Buyer to accept more than 43 Employees in the Target Group immediately following Completion.

Gold Royalty Agreement

5.17	In the event that the new agreements between (a) the World Gold Council and a member of the Buyer Group and (b) the Seller or Graham Tuckwell and a member of the Buyer Group, in each case to replace the Previous GBH Arrangements as they apply to Gold Bullion Securities Limited (the “New WGC Agreement”) are not executed on or prior to Completion, then the Gold Royalty Agreement shall be entered into on Completion in accordance with the provisions of this Agreement.

Termination

5.18	Upon:

5.18.1	the occurrence of a MAC Event before Completion; or

5.18.2	subject to clause 5.19, a breach of any of the Fundamental Warranties (except the Private Placement Warranties) if the Fundamental Warranties were repeated at any time before Completion by reference to the facts, matters, events and circumstances then existing and where any such breach has not been remedied to the reasonable satisfaction of the Buyer within 15 Business Days of the Seller’s receipt of notice of such breach from the Buyer and in any event prior to the Completion Date, or, in the case of the warranties contained in clauses 7.1.9 through 7.1.19 (the “Private Placement Warranties”), if such Fundamental Warranties were repeated on the 10th Business Day prior to Completion and on each subsequent Business Day until Completion, the Buyer shall be entitled to terminate this Agreement by giving written notice to the Seller (i) in the case of clause 5.18.1, within 10 Business Days of the Buyer becoming aware of such MAC Event; and (ii) in the case of clause 5.18.2, within 10 Business Days of the breach having not been remedied in accordance with clause 5.18.2, and in any case prior to the Completion Date, whereupon the provisions of this Agreement (save for clauses 1 (Definitions and Interpretation), 12 (Confidentiality), 13 (Announcements), 14 (Costs), 18 (Applicable Law and Jurisdiction), 19 (General) and 20 (Notices)) shall cease to have effect and (iii) in the case of the Private Placement Warranties, if the warranties given on each day were unable to be cured.

5.19	Reference in clause 5.18 to the Fundamental Warranties shall from the date of this Agreement until completion of the Target Group Reorganisation exclude reference to the Fundamental Warranties given in clause 7.3.

5.20	Upon a breach of the Equity Warranties contained in paragraphs 4 and 5 of Schedule 4A at any time until Completion, where any such breach has not been remedied to the reasonable satisfaction of the Seller within 30 Business Days of WisdomTree’s receipt of written notice of such breach from the Seller and in any event prior to the Completion Date, the Seller shall be entitled to terminate this Agreement by giving written notice to Buyer and WisdomTree, prior to the Completion Date, whereupon the provisions of this Agreement (save for clauses 1 (Definitions and Interpretation), 12 (Confidentiality), 13 (Announcements), 14 (Costs), 18 (Applicable Law and Jurisdiction), 19 (General) and 20 (Notices)) shall cease to have effect.

5.21	From the date of this Agreement until Completion the Seller shall disclose to the Buyer in writing as soon as reasonably practicable (and in any event within two Business Days) following the Seller becoming aware of any fact, matter, event or circumstance which constitutes a breach of the Fundamental Warranties.

Completion requirements

5.22	Completion shall take place at such location as the parties may agree as soon as reasonably practicable (and, in any event, within five Business Days) after the day on which the last of the Conditions has become satisfied or been waived (or on such later date as the parties may agree in writing) and in any event before the Long Stop Date.

5.23	On Completion, the parties shall each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 4, and the parties acknowledge that the Escrow Agreement shall become effective on Completion.

5.24	The date on which Completion is required to take place in accordance with clause 5.22 is referred to in this Agreement as the “scheduled Completion Date” which expression shall include any later date set for Completion in accordance with clause 5.25.1.

5.25	Without prejudice to any other remedies or the accrued rights of any party, if either the Buyer or the Seller shall not have complied with all their obligations under clause 5.23, the other party shall be entitled, at its discretion:

5.25.1	to defer Completion to any subsequent Business Day falling not more than 20 Business Days after the scheduled Completion Date or any later date set for Completion in accordance with this clause (the period between the scheduled Completion Date and the deferred Completion Date being referred to in this Agreement as the “Completion Deferral Period”). In such event this clause 5.25 shall apply to Completion so deferred and, if the relevant party so elects, the Long Stop Date shall be extended by such number of days, not exceeding the number of days equal to the Completion Deferral Period, as the relevant party may determine;

5.25.2	to waive the requirement to fulfil those obligations in whole or in part and following such waiver to complete the sale and purchase of the Shares;

5.25.3	so far as practicable, to complete the sale and purchase of the Shares in accordance with Schedule 4; or

5.25.4	to terminate this Agreement by notice to the other parties, whereupon the provisions of this Agreement (save for clauses 1 (Definitions and Interpretation), 12 (Confidentiality), 13 (Announcements), 14 (Costs), 18 (Applicable Law and Jurisdiction), 19 (General) and 20 (Notices)) shall cease to have effect.

6.	WARRANTIES

Seller’s warranties

6.1	The Seller, upon the execution of this Agreement, warrants to the Buyer in the terms of the Fundamental Warranties the Warranties and the Tax Warranties.

6.2	The Fundamental Warranties, the Warranties and the Tax Warranties shall each be deemed to be repeated immediately before Completion by reference to the facts, matters and circumstances then existing.

6.3	Each Warranty and Tax Warranty is given subject only to matters disclosed in the Disclosure Letters and the Disclosed Documents. For this purpose, and all purposes under this Agreement, the expression “disclosed” means fairly disclosed in such a manner and in such detail as to enable the Buyer to make an informed and accurate assessment of the matter concerned.

6.4	The Fundamental Warranties, the Warranties and the Tax Warranties shall continue in full force and effect notwithstanding Completion.

6.5	Each Fundamental Warranty, Warranty and Tax Warranty shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Fundamental Warranty, Warranty or Tax Warranty.

6.6	Where any statement in the Warranties or the Tax Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Seller” or “so far as the Seller is aware” or any similar expression, the Seller shall be deemed only to have knowledge of anything of which Graham Tuckwell, Frank Spiteri, Ian Lansdell, Martyn James, Joseph Roxburgh, Townsend Lansing, Tyler Woollard, Lucy Reynolds, Marco Boldini, Chris Foulds or Mark Week is actually aware, having made reasonable enquiries of Chloe Barlass in respect of the Warranties in Part XI of Schedule 5 only.

6.7	Any claim under the Warranties or the Tax Warranties shall be limited in accordance with Schedule 6 provided that none of the provisions in Schedule 6 shall apply in the case of any fraud, dishonesty or deliberate misstatement or concealment on the part of the Seller or any of its agents, officers or employees.

6.8	Each Warranty and Tax Warranty which is expressed to be given in relation to the Company shall also be deemed to be given in relation to each member of the Target Group as if it had been repeated with respect to each member of the Target Group naming such member in place of the Company throughout.

Buyer’s and Guarantor’s warranties

6.9	The Buyer warrants to the Seller that it is a corporation validly existing under the laws of England and Wales and that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under the Transaction Documents, that the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

6.9.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutional documents; or

6.9.2	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

6.10	The Guarantor warrants to the Seller that it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware in the United States of America and that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under the Transaction Documents, the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

6.10.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutional documents; or

6.10.2	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

6.11	The Buyer warrants to the Seller that:

6.11.1	the Buyer has delivered to the Seller true, correct and complete copies, as at the date of this Agreement, of the Debt Commitment Letter (provided, however, that numerical fees and other commercially sensitive numbers or economic terms (including those contained in any “market flex” provisions) may have been redacted (none of which redacted provisions adversely affect the conditionality, enforceability, or availability of the Debt Financing)) and that, as of the date hereof, the respective commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect;

6.11.2	the obligations of the Persons providing the Debt Financing contemplated by the Debt Commitment Letter are not subject to any conditions precedent other than as set forth therein and, as of the date hereof, are (x) in full force and effect and (y) the legal, valid, binding and enforceable obligations of the Buyer and, to the actual knowledge of WisdomTree and the Buyer, each of the other parties thereto, subject in each case to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

6.11.3	all commitment fees and other fees required to be paid under the Debt Commitment Letter prior to the date hereof have been paid in full.

6.12	The Buyer and WisdomTree expressly acknowledges that its ability to obtain financing is not a condition to its obligations under this Agreement.

6.13	The Buyer warrants to the Seller that, as at the date of this Agreement and subject to each of the terms and conditions set out herein, there is no fact, matter, event or circumstance which is reasonably likely to prevent:

6.13.1	it (or any member of the Buyer Group) from satisfying on a timely basis the conditions precedent to the consummation of the Debt Financing set out in the Debt Commitment Letter;

6.13.2	the net cash proceeds of the Debt Financing, together with the Buyer’s cash on hand, from being in an amount sufficient for satisfaction of all the Financing Purposes; or

6.13.3	other than the approval of Nasdaq Global Select Market to list the Common Stock and the Common Stock underlying the Preferred Consideration Shares and assuming the accuracy of the warranties of Seller set forth in clause 6.13 hereof, WisdomTree allotting and issuing the Consideration Shares in accordance with the terms of this Agreement and the Investor Rights Agreement and the Certificate of Designations.

6.14	The Guarantor warrants to the Seller as at the date of this Agreement in the terms of the Equity Warranties. The Equity Warranties shall continue in full force and effect notwithstanding Completion.

7.	FUNDAMENTAL WARRANTIES

7.1	The Seller warrants to the Buyer that:

7.1.1	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction, and each Target Group Company is validly incorporated, in existence in and duly registered under the laws of its jurisdiction of incorporation;

7.1.2	it has full power and authority and has obtained all necessary consents (other than to the extent relevant to the Conditions) to enter into and perform the obligations expressed to be assumed by it under this Agreement (and any other agreement or arrangement required to be entered into by it in connection with this Agreement);

7.1.3	the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms;

7.1.4	the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

(b)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; and

7.1.5	it is not insolvent under the laws of its jurisdiction of incorporation, it is not unable to pay its debts as they fall due, is not liable to any arrangements (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them where any such insolvency, inability to pay its debts or arrangements would affect its ability to enter into or perform its obligations under this Agreement or any other agreement or arrangement required to be entered into by it in connection with this Agreement and, so far as the Seller is aware, no declaration, order or other proceeding has been sought, made or commenced in respect of it under the Bankruptcy (Désastre) (Jersey) Law 1990 or any other applicable law relating to bankruptcy;

7.1.6	the Shares are legally and beneficially owned by it and are free from all Encumbrances or interests in favour of or claims made by or which could be made by any other person and such Shares are fully paid and have been properly and validly allotted;

7.1.7	the Shares represent the entire allotted and issued share capital of the Company, and no contract has been entered into which requires the Company to allot or issue any share or loan capital;

7.1.8	other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of any share in the capital of the Company (including an option or right of pre-emption or conversion);

7.1.9	the Seller understands that the Consideration Shares are “restricted securities” and have not been registered under the Securities Act or any applicable United States securities law and is acquiring the Consideration Shares as principal for its own account and not with a view to, or for distributing or reselling such Consideration Shares or any part thereof in violation of the Securities Act or any applicable United States state securities laws. Seller does not presently have any agreement, plan or understanding, directly or indirectly, with any person to distribute or effect any distribution of any of the Consideration Shares or the Conversion Shares, in each case, or any securities which are derivatives thereof to or through any person or entity; Seller is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer;

7.1.10	at the time Seller was offered the Consideration Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act;

7.1.11	the Seller is not receiving the Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement;

7.1.12	the Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Consideration Shares and, at the present time, is able to afford a complete loss of such investment;

7.1.13	the Seller acknowledges that it has had the opportunity to review the WisdomTree SEC Filings and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the offering of the Consideration Shares and the merits and risks of investing in the Consideration Shares; (ii) access to information about WisdomTree and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that WisdomTree possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Consideration Shares;

7.1.14	other than with respect to the transactions contemplated herein, since the time that Seller was first contacted by WisdomTree or the Buyer or any other person regarding the transactions contemplated hereby, neither Seller nor its Subsidiaries nor to the knowledge of the Seller any Affiliate of Seller has directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with Seller, effected or agreed to effect any purchases or sales of the securities of WisdomTree (including, without limitation, any short sales involving the WisdomTree’s securities);

7.1.15	no person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon WisdomTree, the Buyer or the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Seller;

7.1.16	the Seller has independently evaluated the merits of its decision to acquire Consideration Shares pursuant to this Agreement. Seller understands that nothing in this Agreement or any other materials presented by or on behalf of WisdomTree to Seller in connection with the acquisition of the Consideration Shares constitutes legal, tax or investment advice. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Consideration Shares;

7.1.17	the Seller understands that the Consideration Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that WisdomTree is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Consideration Shares;

7.1.18	the Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Consideration Shares or the fairness or suitability of the investment in the Consideration Shares nor have such authorities passed upon or endorsed the merits of the offering of the Consideration Shares;

7.1.19	the Seller’s offices in which its investment decision with respect to the Consideration Shares was made are located at the address immediately following the Seller’s name in the recitals to this Agreement; and

7.1.20	the warranties given by the Seller in clause 7.1.9 through 7.1.19 shall each be deemed to be repeated immediately before Completion by reference to the facts, matters and circumstances then existing.

7.2	The Seller warrants to the Buyer that, as at the date of this Agreement, the entire issued share capital of each Subsidiary is directly or indirectly legally and beneficially held by the Seller free from all Encumbrances and, as at the date of this Agreement, the entire issued share capital of each ETC Issuer is legally and beneficially held by ETFS Holdings.

7.3	On Completion and following completion of the Target Group Reorganisation, the Seller shall be deemed to warrant to the Buyer that:

7.3.1	the Company (i) has been validly incorporated, is in existence and duly registered under, the laws of Jersey; (ii) has not transacted in any respect (save for those actions carried out in accordance with the Reorganisation Steps Paper); and (iv) has no liabilities of any kind;

7.3.2	the Subsidiaries are the only subsidiary undertakings of the Company;

7.3.3	the entire issued share capital of each Subsidiary is directly or indirectly legally and beneficially held by the Company free from all Encumbrances, and the entire issued share capital of each ETC Issuer is legally and beneficially held by ETFS Holdings; and

7.3.4	with the exception of the Subsidiaries, the Company does not own (and has never agreed to own) any shares or debentures in the capital of any other company, nor does it exercise, or have the right to exercise significant influence or control over any other company or LLP.

7.4	The provisions of Schedule 6 shall apply to any claim under this clause 7 as set out therein.

8.	PROTECTION OF GOODWILL

8.1	Subject to clause 8.3, the Seller undertakes to the Buyer that it will not, either alone or in conjunction with or on behalf of any other person, directly or indirectly, at any time during the period of 24 calendar months from the Completion Date:

8.1.1	Issue, or sponsor the issue of, or serve as an investment manager for, any exchange traded products which are listed or actively marketed in the Restricted Territory;

8.1.2	enter into, or endeavour to enter into, any agreement or arrangement relating to the development, issue or management of any Bitcoin Instrument that the Business has in development at the date of this Agreement or any products which would compete with such instrument (including any exchange traded instruments which track price movements of any other digital cryptocurrency) in the Restricted Territory; and

8.1.3	hire, solicit or entice away, or endeavour to hire, solicit or entice away, in each case from any Target Group Company any person who is at the relevant time, or was in the 12 months prior to the date of this Agreement, an employee of any Target Group Company save that this clause 8.1.3 shall not apply to any employee employed by any Target Group Company in a non-managerial or purely administrative role or to any employee who has been made redundant or otherwise dismissed by any Target Group Company after the Completion Date.

8.2	The Seller undertakes to the Buyer that it will not, either alone or in conjunction with any other person, directly or indirectly, at any time, during the period of 24 months from the Completion Date, make any derogatory or critical statements or comments in relation to, or otherwise disparage (whether defamatory or otherwise) any member of the Buyer Group or any shareholder, investor, director, officer or employee of any Buyer Group Company.

8.3	Nothing contained in clause 8.1 shall prevent the Seller or any other member of the Retained Group from:

8.3.1	entering into, or endeavouring to enter into, any agreement or arrangement relating to the development, issue (or sponsoring the issue of) or management of any Bitcoin Instrument or any products which would compete with such Bitcoin Instrument (including any exchange traded instruments which track price movements of Bitcoin (or any derivative or variation thereof) or any other digital cryptocurrency):

(a)	outside the Restricted Territory, including without limitation Australia (and for the avoidance of doubt, the Australian Bitcoin Authorisation shall not be deemed to breach clause 8.1 of this Agreement); or

(b)	Asia:

(i)	from the date falling 12 months from the date of this Agreement in the event that the Target Group fails to secure European Bitcoin Authorisation prior to such date;

(ii)	in the event that such European Bitcoin Authorisation is granted to the Target Group within 12 months of the date of this Agreement, of which event the Buyer shall notify the Seller as soon as reasonably practicable, from the date falling 12 months after the date of grant of such authorisation; or

(iii)	in the event that the Buyer decides to abandon the application by the Target Group to secure a European Bitcoin Authorisation, of which event the Buyer shall notify the Seller as soon as reasonably practicable, from the date of such notification by the Buyer; or

8.3.2	being directly or directly interested in, or engaging in or carrying on any business of the type which is carried on by any member of the Retained Group in:

(a)	the United States of America; or

(b)	Australia,

in each case (i) including the issue of new products by any such businesses and (ii) as at the date of this Agreement and following the date of this Agreement provided that such business is not of the type referred to in clauses 8.1.1 or 8.1.2;

8.3.3	being directly or directly interested in, or engaging in or carrying on:

(a)	the CANVAS Business; or

(b)	any business or ancillary services which is or are necessary as a function of the disposal by the Seller and the Retained Group of the CANVAS Business; or

8.3.4	performing their respective obligations in accordance with the terms of any of the CANVAS Business Services Agreements provided that at all times (and irrespective of the terms of the CANVAS Business Services Agreements):

8.3.4.1	the Seller will ensure the rights and benefits granted to, and enjoyed by, the Buyer Group under the Business Separation Agreements and clause 16.12 are protected and not prejudiced by the performance of the CANVAS Business Services Agreements;

8.3.4.2	any inconsistency between the CANVAS Business Services Agreements and the Business Separation Agreements is at the sole risk of the Seller and the Retained Group; and

8.3.4.3	nothing in this clause 8.3.4 shall be construed as a waiver of any rights or remedies of the parties under the Business Separation Agreements,

and further provided that, without prejudice to clauses 8.3.4.1 and 8.3.4.2), the Buyer shall not take any action to prevent the performance by the Retained Group of the CANVAS Business Services Agreements unless such performance gives rise to a breach of any of clauses 8.3.4.1 and 8.3.4.2; or

8.3.5	being the holder or beneficial owner of any class of securities in Ultumus Limited (company number: 10428499) (“Ultumus”) or any holding company or subsidiary of Ultumus from time to time, or Ultumus carrying on any business from time to time (provided that such business is not of the type referred to in clauses 8.1.1 or 8.1.1); or

8.3.6	being the holder or beneficial owner of any class of securities in any other company if such class of securities is listed, or dealt in, on an investment or securities exchange provided that it neither holds nor is beneficially interested in more than a total of 5% of the total voting rights in that company; or

8.3.7	placing or procuring the placing of any recruitment advertisement for employees and communicating with or recruiting, employing or otherwise contracting with any person (i) who independently responds to such an advertisement; and (ii) with whom the Seller (and any member of the Retained Group) did not have any direct contact in respect of such that response prior to it being given.

8.4	Each of the undertakings contained in clauses 8.1 and 8.2 is a separate undertaking by the Seller and shall be enforceable by the Buyer (on its own behalf and on behalf of each Buyer Group Company) separately and independently of its right to enforce any one or more of the other covenants contained in clause 8.1. The Seller agrees (having taken independent legal advice) that the undertakings contained in clause 8.1 are reasonable and necessary for the protection of the legitimate interests of the Buyer and of each member of the Buyer Group and that these restrictions do not work harshly on it. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable.

8.5	The consideration for the undertakings contained in clauses 8.1 and 8.2 forms part of the Consideration.

8.6	For the purposes of clauses 8.1 and 8.2, “directly or indirectly” shall (without limiting the expression) mean the Seller or any member of the Retained Group acting either alone or jointly with or on behalf of any other person whether as principal, partner, manager, contractor, director, investor or otherwise.

9.	TAX

The provisions of the Tax Schedule shall apply. In the event of a conflict between the provisions of this Agreement and the Tax Schedule, the provisions of the Tax Schedule shall prevail.

10.	BUYER GUARANTEE

10.1	The Guarantor hereby unconditionally and irrevocably undertakes to the Seller as primary obligor and not merely as surety:

10.1.1	to procure that the Buyer duly performs and discharges all of its obligations (the “Obligations”) under this Agreement;

10.1.2	to guarantee the due and punctual payment of any and all sums payable (the “Sums Payable”) by the Buyer arising out of or in connection with this Agreement when the same shall become due and the Guarantor shall pay such sums within five Business Days of a demand; and

10.1.3	as a continuing obligation, to indemnify the Seller against, and to pay within five Business Days of a demand an amount equal to, any Loss which the Seller may incur at any time or from time to time in respect of or as a result of:

(a)	any failure by the Buyer to perform and discharge any of the Obligations or to pay the Sums Payable; and

(b)	any of the Obligations becoming invalid, illegal, void, voidable or unenforceable for any reason whatsoever,

provided that the aggregate maximum amount payable by the Guarantor under this Agreement shall not exceed the aggregate maximum amount payable by the Buyer under this Agreement, subject to any adjustments set out herein.

10.2	The obligations assumed by the Guarantor in clause 10.1 constitute a continuing security which shall not be capable of being determined by notice and subject always to the proviso in clause 10.1 shall remain in force until all of the Obligations have been fully performed and discharged and all the Sums Payable have been fully paid. Where any discharge (whether in respect of the Obligations or any security for those obligations) is made in whole or in part, or any arrangement is made on the faith of any payment, security or other disposition, which is avoided, or must be restored, on insolvency or liquidation, the liability of the Guarantor under this clause 10 shall continue as if the discharge or arrangement had not occurred.

10.3	Neither the obligations of the Guarantor nor the rights and remedies of the Seller under clause 10.1 or otherwise conferred by law shall be discharged, prejudiced or impaired by reason of:

10.3.1	any amendment to this Agreement or any variation of any of the Obligations;

10.3.2	any incapacity or lack of powers, authority or legal personality of, or dissolution or change in the members or status or constitution of, the Buyer, the Guarantor or any other person or the acquisition of all or part of the undertaking of the Buyer;

10.3.3	any of the Obligations being or becoming invalid, illegal, void or unenforceable for any reason;

10.3.4	any time or indulgence given or agreed to be given, or any composition or arrangement made or accepted in respect of any of the Obligations;

10.3.5	any waiver or release of the Obligations;

10.3.6	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any of the Obligations and/or the Sums Payable resulting from:

(a)	the making of any composition or arrangement by the Buyer with its creditors; or

(b)	any insolvency, liquidation or dissolution proceedings; or

(c)	any law, regulation or order.

10.4	The Seller may enforce the obligations of the Guarantor under clauses 10.1.1 to 10.1.3 without first taking any steps or proceedings against the Buyer in the event that the circumstances described in clause 10.3.2 or 10.3.6 apply.

11.	INDEMNITIES

11.1	The Seller unconditionally and irrevocably agrees, as a continuing obligation, to indemnify the Buyer against, and to pay on demand an amount equal to, any Loss which the Buyer or any member of the Buyer Group may incur at any time or from time to time (whether by way of damages, settlement, costs or otherwise) arising from any actions, claims, demands and proceedings brought by or on behalf of any shareholder of the Seller as at the date of this Agreement against any member of the Buyer Group arising in connection with the transactions contemplated by this Agreement.

11.2	The Seller shall indemnify and keep indemnified the Buyer and each member of the Buyer’s Group from and against any Indemnified Claims arising out of or in connection with:

11.2.1	any act or omission of the Seller, any member of the Retained Group and/or ETFS UK in connection with the termination of the employment of the Redundant Employees and the employment of the Redundant Employees up to and including such termination including, but not limited to, those relating to redundancy (whether pursuant to statutory requirements or otherwise), breach of contract, wrongful dismissal, unfair dismissal and discrimination and in each case whether under UK or European legislation or otherwise; and

11.2.2	any failure by the Seller, any member of the Retained Group and/or ETFS UK to comply with its obligations relating to the provision of information and/or consultation pursuant to TUPE and in relation to any act or omission of the Seller, any member of the Retained Group and/or ETFS UK in connection with the employment of the Transferred Employees by ETFS UK; and

11.2.3	any failure by the Seller, any member of the Retained Group and/or ETFS UK to comply with its obligations relating to the novation of the employment contracts of the Transferred Jersey Employees and any act or omission of the Seller, any member of the Retained Group and/or ETFS UK in connection with the employment of the Transferred Jersey Employees by the Seller.

11.3	If any Retained Employee or Transferred Employee alleges or claims that their employment or engagement has transferred to or remains with any Target Group Company, such Target Group Company will be entitled to terminate the employment of such Retained Employee or Transferred Employee and the Seller will indemnify and keep indemnified the Buyer from and against any Indemnified Claims arising out of the employment of such Retained Employee or Transferred Employee and the termination of their employment or engagement by the Buyer, provided that prior to terminating the employment of such Retained Employee or Transferred Employee the Buyer shall first notify the Seller within 7 days of becoming aware of the alleged employment with the Target Group and allow the Seller a period of 14 days (or such longer period as agreed in writing between the parties) in which to offer the Retained Employee or Transferred Employee re-employment or engagement with the Retained Group or to settle any claims.

11.4	The Seller unconditionally and irrevocably covenants to pay the Buyer and each member of the Buyer’s Group within seven Business Days of demand an amount equal to:

11.4.1

any Liability to Taxation of a Target Group Company arising out of or in connection with any transactions, arrangements, contracts, agreements or similar made and carried out by any member of the Target Group prior to Completion not being made on arm’s length terms or in accordance with relevant transfer pricing legislation or Taxation Authority published practice relating to transfer pricing, including but not limited to any Liability to Taxation arising as a result of or in connection with any management charge (or part thereof) payable by ETFS Management Company Jersey Limited not being wholly or partly deductible for Jersey Tax purposes; and

11.4.2	any Liability to Taxation of a member of the Target Group as a result of, or in connection with diverted profits tax in the United Kingdom under Part 3 Corporation Tax Act 2015 where such Liability to Taxation arose in respect of Profits earned or accrued (or deemed to have been earned or accrued for Tax purposes) on or before Completion; and

11.4.3	any Tax Claim, (i) to the extent that the Buyer or a member of the Buyer Group is unable to recover an amount under the WI Policy in respect of such Tax Claim or (ii) where the Buyer Group can recover an amount under the WI Policy but only in respect of the Due Amount owed by the Seller for such claim up to the amount of the WI Insurance Deductible and subject in all cases to the provisions of Schedule 6; and

11.4.4	all reasonable costs and expenses (including legal costs but excluding recoverable VAT) reasonably and properly incurred by the Buyer, the Company or any member of the Buyer Group in connection with the Tax Indemnity set out in this clause 11.4 or in bringing any successful action is respect thereof;

11.5	The provisions of Schedule 6 shall apply to any Indemnity Claim and Tax Escrow Claim as set out therein.

11.6	The provisions of paragraphs 1 (Exclusions and Limitations), 4 (Third Party Claims), 5 (Over-provisions and Savings), and 6 (Conduct of Claims) of Part IV of the Tax Schedule shall apply to a Tax Escrow Claim as if specifically referred to therein.

12.	CONFIDENTIALITY

12.1	The Seller undertakes to the Buyer that, with effect from Completion, it will in all respects keep confidential and will not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s benefit or to the detriment of any Target Group Company any Confidential Information, provided that the Seller shall be entitled at any time to disclose to its officers, employees, agents or advisers (and the officers, employees, agents or advisers of each member of the Retained Group), on a confidential basis, such information as may be necessary to enable them to carry out their duties in the ordinary course and/or in connection with this Agreement.

12.2	Each party undertakes to the other to keep confidential in all respects and not disclose in any way to anyone whomsoever or use for its own or any other person’s benefit or to the detriment of either party (as the case may be) all information received or obtained as a result of entering into or performing this Agreement which relates to:

12.2.1	the provisions, or subject matter, of this Agreement or any other Transaction Document;

12.2.2	the negotiations relating to this Agreement and the other Transaction Documents;

12.2.3	in the case of the Buyer only, the Seller (other than in relation to the Business), and the businesses carried on by, and the affairs of, the Seller and any other member of the Retained Group; and

12.2.4	in the case of the Seller, the Buyer Group and the businesses carried on by, and the affairs of, the Buyer Group.

12.3	Each party may disclose Confidential Information or other information which is otherwise to be treated as confidential under this clause 12 if and to the extent:

12.3.1	that the information becomes generally known (other than through a breach by any party of this clause 12) including, for the avoidance of doubt, any information contained in any announcement made pursuant to clause 13;

12.3.2	required by law or by any competent judicial, tax or regulatory authority or by any investment or securities exchange in each case where such party is obliged to comply with such requirements;

12.3.3	in the case of the Buyer, the information is disclosed to any provider of arms-length funding (in whole or in part) for any of the transactions contemplated by this Agreement and/or the refinancing of any such funding, or any provider of warranty and indemnity insurance in connection with this Agreement, subject to the party to whom the information is disclosed entering into a confidentiality undertaking in a form reasonably satisfactory to the Seller prior to any such information being so disclosed or, in the case of any provider of Debt Financing, in compliance with the requirements of Section 12(g) of the Debt Commitment Letter (as in effect on date hereof and provided that the Buyer shall obtain the consent of the Seller prior to agreeing to dissemination of information on terms that are not substantially the same as such applicable paragraph in the Debt Commitment Letter as in effect on date hereof (as is contemplated by the parenthetical in such clause (g));

12.3.4	in the case of the Buyer, the information is disclosed to any member of the Buyer’s Group (or any of its or their respective officers, employees, agents or advisers) on a confidential basis;

12.3.5	in the case of the Seller, the information is disclosed to any member of the Retained Group (or any of their respective officers, employees, agents or advisers) on a confidential basis; or

12.3.6	that the other party has given its prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

13.	ANNOUNCEMENTS

13.1	Subject to clause 13.2 or for the purposes of satisfying the Conditions in accordance with clause 5.2, the Seller shall not, without the consent of the Buyer, such consent not to be unreasonably withheld or delayed, issue any press release or publish any circular to shareholders or any other document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement, before or after Completion, relating to any of the matters provided for or referred to in this Agreement or any ancillary matter.

13.2	The restriction in clause 13.1 shall not:

13.2.1	apply to any announcement, press release or other statement in the approved terms; or

13.2.2	prohibit any announcement or disclosure required by law or by any competent judicial or regulatory authority or by any investment or securities exchange.

14.	COSTS

Save as otherwise expressly provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement.

15.	SELLER UNDERTAKINGS

General

15.1	The Seller undertakes to the Buyer that:

15.1.1	during the Insurance Period it shall (at its own cost) maintain policies of insurance (i) on substantially the same terms and cost as the Insurance Policies and (ii) providing at least the same level of cover as that provided by the Insurance Policies in effect as at the date of this Agreement, in each case subject to the availability of the same in the insurance market and as the cost of such policies may be adjusted for inflation by reference to the retail price index;

15.1.2	during the period commencing on the date of this Agreement until immediately after Completion it shall at all times maintain sufficient cash in the Target Group in order to comply with (i) all regulatory capital requirements under Applicable Law (ii) any amount payable by the Target Group to the Seller or the Seller’s Retained Group and (iii) to cover any residual net Working Capital liabilities of the Target Group; and

15.1.3	the Seller shall provide such customary assistance and cooperation as the Buyer or any other member of the Buyer Group may reasonably request to facilitate the filing of any tax elections of the Buyer Group, including US tax elections under Section 338 of the Internal Revenue Code of 1986, as amended, and Internal Revenue Service Form 8823.

Transfer of the Secondary Contracts

15.2	On or prior to Completion, the Seller shall assign or novate to the relevant Target Group Company, or procure the assignment or novation to the relevant Target Group Company of, all of the Secondary Contracts on substantially the same terms which are capable of assignment or novation without the consent of any third party. The Seller and the Buyer shall enter into such documentation as may be reasonably required to give effect to the same.

15.3	Insofar as any of the Secondary Contracts cannot be assigned or novated to the relevant Target Group Company by Completion, to the extent permissible under law or the terms of any relevant Secondary Contract:

15.3.1	the Seller shall use all reasonable endeavours with the co-operation of the Buyer to assign or novate such Secondary Contracts as soon as practicable after Completion;

15.3.2	unless and until all such Secondary Contracts have been novated or assigned with all necessary third party consents, approvals or waivers, the Seller shall hold such Secondary Contracts (and all monies received thereunder) on trust for the relevant Target Group Company and promptly pay to the relevant Target Company all monies received in respect thereof, and the relevant Target Group Company shall perform all the obligations of the Seller under such Secondary Contracts and comply with the terms of such Secondary Contracts;

15.3.3	neither party shall knowingly do anything that causes a counterparty to any Secondary Contract to terminate or revoke such Secondary Contract or refuse any proposed assignment or novation of an Secondary Contract; and

15.3.4	from the date of Completion until such time as an assignment or novation is effective, the Buyer shall indemnify and keep indemnified the Seller against any and all reasonably and properly incurred costs or expenses (including legal costs and expenses), liabilities, actions, proceedings, claims and demands (including sums paid in settlement of any of the same) and losses awarded against or incurred or suffered by the Seller (or the Retained Group) arising from any breach of the terms of an Secondary Contract by the Buyer or relevant Target Group Company occurring after Completion.

15.4	Insofar as any of the Secondary Contracts cannot be assigned or novated to the relevant Target Group Company on terms reasonably satisfactory to the parties within 6 months following Completion (or such longer period as the parties may agree), the Buyer and the Seller shall negotiate in good faith and use all commercially reasonable endeavours to resolve such matters and to compensate the Buyer for any increased costs in obtaining alternative arrangements or any loss incurred by the Buyer in the resulting closure of the relevant product(s).

16.	POST-COMPLETION ARRANGEMENTS

WI Policy

16.1	The Seller is obligated to pay the WI Premium, such obligation to be satisfied through a reduction of the Cash Consideration upon payment by the Seller of the Completion Payment. Within 3 Business Days of Completion, the Buyer undertakes to provide evidence to the Seller (to the Seller’s reasonable satisfaction) of (i) payment of the WI Premium due under the WI Policy and (ii) implementation of the WI Policy.

Records

16.2	Following Completion, the Buyer shall so far as reasonably practicable, procure that all records, papers, documents and data (in whatever form they may exist) in its possession, custody or control, to the extent relating to the Retained Group and/or the CANVAS Business, and all rights in such records, papers, documents and data shall:

16.2.1	to the extent that such records, papers, documents and data do not also relate to the Business, be deemed to be the property of, and shall be held on trust for, the relevant member of the Retained Group and any such items shall be delivered or made available to the relevant member of the Retained Group as soon as reasonably practicable following written request by the Seller; and/or

16.2.2	to the extent that such records, papers, documents and data also relate to the Business, be preserved and the information in such records, papers, documents and data relating to the business or affairs of any member of the Retained Group shall be made available (at reasonable times and on reasonable notice) to the Seller or any of the officers, employees, agents or advisers of the Retained Group.

16.3	Following Completion, the Seller shall so far as reasonably practicable, procure that all records, papers, documents and data (in whatever form they may exist) in its possession, custody or control, or kept or made by or on its behalf, to the extent relating to the Business and all rights in such records, papers, documents and data shall:

16.3.1	to the extent that such records, papers, documents and data do not relate to any Seller or any other member of the Retained Group, be deemed to be the property of, and shall be held on trust for, the relevant member of the Target Group and any such items shall be delivered or made available to the relevant member of the Target Group as soon as reasonably practicable following written request by the Buyer; and/or

16.3.2	to the extent that such records, papers, documents and data also relate to any Seller or any other member of the Retained Group, be preserved and the information in such records, papers, documents and data relating to the business or affairs of any member of the Target Group shall be made available (at reasonable times and on reasonable notice) to the Buyer or any of its officers, employees, agents or advisers.

Seller’s covenants

16.4	The Seller shall use reasonable endeavours to procure that any inter-company balances between the Target Group (on the one hand) and any other member of the Seller’s Group (on the other hand) (the “Inter-Company Balances”) are settled prior to the Completion Date. The Seller and the Buyer (as applicable) shall procure that any such Inter-Company Balances not settled by the Completion Date and which are taken account of in the Working Capital shall be settled by the relevant member of the Retained Group or the Target Group (as applicable) as soon as reasonably possible following Completion and in any event by no later than the date falling 10 Business Days after the date that the Completion Accounts are agreed, deemed agreed or otherwise determined in accordance with Schedule 10. Any Inter-Company Balances owed by the Target Group to any member of the Seller’s Group which are not included in the Completion Working Capital shall be deemed to have been waived by the relevant member of the Retained Group with effect from the Completion Date, and any such member of the Retained Group shall have no right or claim in respect of any such Inter-Company Balance.

16.5	The Seller shall, following Completion, use reasonable endeavours to procure that Graham Tuckwell will provide the Buyer and the Buyer Group with such assistance as the Buyer reasonably requests, and he is reasonably able to provide, in relation to the Buyer or a member of the Buyer Group obtaining the European Bitcoin Authorisation.

Authorised participant agreements

16.6

The Buyer undertakes to the Seller that it will use all reasonable endeavours to obtain (at the Buyer’s cost) the release, as soon as reasonably practicable and in any event by not later than the date falling 12 months after the Completion Date, of the Seller and/or any other relevant member of the Retained Group from the AP Obligations. Pending such release, the Buyer unconditionally and irrevocably agrees, as a continuing obligation, to indemnify the Seller for itself and as agent and trustee for and on behalf of each other relevant member of the

Retained Group against, and to pay on demand an amount equal to, any Loss which the Seller or any member of the Retained Group may incur at any time or from time to time in connection with any Indemnified Claims relating to the AP Obligations and which arises in respect of any fact, matter, event or circumstance occurring from Completion.

16.7	The Buyer:

16.7.1	undertakes and covenants with the Seller for itself and as agent and trustee for and on behalf of each other relevant member of the Retained Group to procure that from Completion each member of the Target Group complies with its obligations under any of the AP Agreements; and

16.7.2	unconditionally and irrevocably agrees, as a continuing obligation, to indemnify the Seller for itself and as agent and trustee for and on behalf of each other relevant member of the Retained Group against, and to pay on demand an amount equal to, any Loss which the Seller or any member of the Retained Group may incur at any time or from time to time in connection with (i) the failure of any member of the Target Group to comply from Completion with its obligations under any of the AP Agreements; and (ii) any breach of the AP Agreements by any member of the Target Group from Completion.

16.8	The Buyer agrees that in order to fulfil its obligations under clause 16.6, it will offer a guarantee, indemnity, letter of comfort or other relevant commercially reasonable and negotiated obligation (including, if required by the relevant counterparties to the AP Obligations, in a form which is substantially the same as the relevant AP Obligation) in place of any given by the Seller or relevant Retained Group member.

16.9	If any release referred to in clause 16.6 has not been obtained by the date falling 12 months after the Completion Date, the Seller shall be entitled, at its sole discretion, to terminate, or procure the termination of, the relevant AP Agreement or AP Agreements, or require the Buyer to terminate, or procure the termination of, the relevant AP Agreement or AP Agreements, provided that nothing in this clause 16.9 shall permit the Seller to take any action in respect of the termination of any AP Agreement which, in the reasonable opinion of the Buyer (acting in good faith), is materially prejudicial to the financial position, prospects or commercial interest of the business of the Buyer or any member of the Buyer Group. The Buyer shall indemnify the Seller for itself and as agent and trustee for and on behalf of each other member of the Retained Group against, and will pay on demand an amount equal to, any Loss which the Seller or any member of the Retained Group may incur at any time or from time to time in connection with or arising from any such termination.

16.10	Without prejudice to the Buyer’s obligations pursuant to clauses 16.6 to 16.9, the Seller shall use reasonable endeavours to provide such assistance (and in the event that any document to which any Retained Group member is a party needs modifications, to use reasonable endeavours to effect such modifications) as the Buyer or any other member of the Buyer Group may reasonably request to facilitate the Buyer’s entry into new authorised participant agreements or similar agreements as referred to in clause 16.6 on terms mutually acceptable between the Buyer and each relevant counterparty.

16.11	If the legal title to and/or the beneficial interest in and/or possession or control of any asset (other than employees) which is used in or relates to the Business remains vested in the Seller or any member of the Retained Group after Completion, the Seller or relevant member of the Retained Group (as applicable) shall be deemed to hold the asset (the “Missing Asset(s)”) in trust (to the extent that title to the Missing Asset(s) has not been transferred to the Buyer) and as bailee (to the extent that title to the Missing Asset(s) has been transferred to the Buyer but possession has not been so transferred) for the Buyer. The Seller shall, at the Buyer’s request, as soon as practicable and on terms that no consideration is provided by any person for such transfer procure that possession and control of the Missing Asset(s) is transferred to the Buyer (or its nominee) and execute or procure the execution of all such deeds or documents as may be necessary for the purpose of transferring (free of any Encumbrance) the relevant interest in the Missing Asset(s) to the Buyer or as it may direct.

Database

16.12	All personal data, including employee, client and customer data, and related data stored on the IT Systems from time to time, excluding data relating exclusively to the businesses of the Retained Group carried on in Australia and/or the United States of America (“Retained Database”), shall be and remain the property of the Company. All such data, excluding the Retained Database, is defined in this Agreement as the “Database”. Subject to the remainder of this clause the Seller shall not delete, alter, expunge or modify any part of the Database, other than in the ordinary course of business and in accordance with its usual practice in the 12 months prior to the date of this Agreement and the Seller shall not, and shall procure that no member of the Retained Group shall, make any copy of the Database (or part thereof). Seller is entitled to make a copy of any data in the Database that relates exclusively to the Canvas European exchange traded funds business (“Retained Business Data Copy”). Seller will own the Retained Business Data Copy and may use it for its own business purposes and for the purposes of (including provision of a copy in relation to) the Canvas Disposal. The Seller shall ensure that the Retained Database is extracted from the IT Systems, and ensure that the Retained Business Data Copy is created, prior to Completion. If Personal Data forming part of the Excluded Database and/or Retained Business Data Copy is transferred to a third party, Seller undertakes to procure that all applicable data protection law and regulation relating to the transfer are complied with.

Liquidity Threshold Amount

16.13	The Seller undertakes and covenants with the Buyer that, from Completion and on a continuous basis until the date falling 7 years after Completion Date (the “Liquidity Period”), the Seller Working Capital shall be equal to or exceed the Liquidity Threshold Amount.

16.14	During the Liquidity Period, the Seller shall promptly provide (no later than 45 calendar days after the Calculation Date) the Buyer with copies of the following information and documents which may be requested by the Buyer:

16.14.1	a schedule, prepared quarterly (on a calendar year-end basis) calculating the Liquidity Threshold Amount derived from the financial statements of the Seller prepared under IFRS;

16.14.2	quarterly financial statements of the Seller prepared under IFRS; and

16.14.3	any other documents and/or information as are reasonably requested by the Buyer in order to establish whether the Liquidity Threshold Amount continues to be maintained in accordance with the terms of this Agreement, provided always that the provisions of clause 12 shall apply to any such information and documents.

Divestment Loss Sharing

16.15	If:

16.15.1	at any time prior to Completion, the UK CMA publishes a notice commencing the initial period of a merger investigation pursuant to the Enterprise Act 2002 (as amended) (a “Phase 1 Investigation”) into the transaction contemplated by this Agreement (the “Transaction”), or the parties receive any other communication from the UK CMA indicating that the UK CMA is considering whether (or considers that) the Transaction will result or has resulted in the creation of a relevant merger situation (and a Phase 1 Investigation is subsequently commenced, before or after Completion); and

16.15.2	in respect of that Phase 1 Investigation, the UK CMA indicates (whether before or after Completion) that it is or may be the case that the Transaction has resulted in or may be expected to result in a substantial lessening of competition within a market or markets in the UK and consequently that it believes it is under a duty to refer the Transaction for a Phase 2 investigation (a “Phase 2 Referral”) and/or that it is considering whether to accept undertakings in lieu of such Phase 2 Referral; and either

16.15.3	the Buyer offers such undertakings in lieu of a Phase 2 Referral (such undertakings to be in a form reasonably determined by the Buyer to be necessary to avoid a Phase 2 Referral) and the UK CMA accepts those undertakings; or

16.15.4	(subject to this Agreement not having earlier terminated) the Phase 1 Investigation has proceeded to a Phase 2 Referral, the Buyer offers such undertakings in lieu of a Phase 2 prohibition of the Transaction (such undertakings to be in a form reasonably determined by the Buyer to be necessary to avoid any such Phase 2 prohibition) and the UK CMA accepts those undertakings; then

16.15.5	to the extent that the Buyer suffers a Divestment Loss arising from or in connection with the implementation of such undertakings, the Seller shall pay to the Buyer no later than 30 days from the Buyer’s first written demand an amount which is equivalent to 50% of that Divestment Loss, provided that such sum shall not exceed $50 million.

17.	PROPERTY

17.1	From the date of this Agreement, the Seller shall make an application to the Landlord to request the Release and shall use all reasonable endeavours, at its own cost, to obtain the Release as soon as reasonably practicable prior to Completion and such that the Release shall be effective from Completion or as soon as reasonably practicable thereafter.

17.2	In order to obtain the Release:

17.2.1	the Buyer shall supply to the Seller such information, references and accounts properly required by the Landlord or any relevant other third party; and

17.2.2	the Seller shall (i) keep the Buyer regularly updated on all correspondence with the Landlord in relation to the application to obtain the Release and (ii) pay, and provide such undertakings to pay, the professional and other fees of the Landlord properly incurred in connection with the application for and completion of the Release.

17.3	The Buyer shall if required by the Landlord, in accordance with the terms of the Lease, provide or procure the giving of any guarantees or security required in order to obtain the Release.

18.	APPLICABLE LAW AND JURISDICTION

18.1	This Agreement and the rights and obligations of the parties including all non-contractual obligations arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

18.2	The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement and/or any non-contractual obligation arising in connection with this Agreement.

18.3	Notwithstanding anything in this clause 18 to the contrary, the governing law set forth in any Transaction Document other than this Agreement shall be governed by and construed in accordance with the governing law provisions provided in any such Transaction Document.

19.	GENERAL

Entire agreement

19.1	This Agreement (together with the other Transaction Documents) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such other document.

19.2	Each party acknowledges and agrees that:

19.2.1	it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement or the Signing Disclosure Letter and the only remedy or remedies available to the Buyer in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

19.2.2	this clause 19.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement (including, for the avoidance of doubt, the Fundamental Warranties, the Warranties and the Tax Warranties) which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement regardless of the other terms of this Agreement.

19.3	The parties acknowledge and agree that the express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise all of which are hereby excluded to the fullest extent permitted by law.

19.4	This Agreement shall not be construed as creating any partnership or agency relationship between the parties.

Variations and waivers

19.5	No variation of this Agreement shall be effective unless made in writing signed by or on behalf of both parties and expressed to be such a variation.

19.6	No waiver by either party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

Assignment

19.7	Subject to clause 19.8, neither party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the prior written consent of the other party.

19.8	All or any of the Buyer’s rights under this Agreement or any of the documents which are referred to herein and to which the Seller is a party may (notwithstanding any other provisions contained in this Agreement or such other documents) be assigned or transferred by the Buyer to any other member of the Buyer Group (or by any such member to or in favour of any other member of the Buyer Group) provided that:

19.8.1	if such assignee company leaves the Buyer Group such rights are assigned or transferred to, or made the subject of a trust in favour of, another member of the Buyer Group;

19.8.2	the liability of the Seller under this Agreement or any such documents shall not be increased as a result of any such assignment; and

19.8.1	all or any of the Buyer’s rights under this Agreement or any of the documents which are referred to herein and to which the Seller is a party may (notwithstanding any other provisions contained in this Agreement or such other documents) be collaterally assigned to, or otherwise subject to an Encumbrance in favour of, any secured creditor of the Buyer for collateral security purposes.

Effect of Completion

19.9	The provisions of this Agreement, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

Counterparts

19.10	This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

Further assurance

19.11	Following Completion, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Other remedies

19.12	The parties acknowledge and irrevocably agree that they will have no rights, remedies or powers provided by law or otherwise (including any rights of rescission or termination, save for those expressly provided for by this Agreement) for breach of any provision of this Agreement save for a right to claim damages for breach of contract, and each party hereby irrevocably waives any such other rights, remedies and powers.

Third party rights

19.13	No provisions of this Agreement which confer rights upon any third party shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any such third party.

Successors

19.14	This Agreement shall be binding on the Buyer’s assigns and successors in title.

20.	NOTICES

Form of notice

20.1	Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

Method of service

20.2	Service of a Notice must be effected by one of the following methods:

20.2.1	by hand to the relevant address set out in clause 20.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

20.2.2	by prepaid first-class post to the relevant address set out in clause 20.4 and shall be deemed served at the start of the third Business Day after the date of posting; or

20.2.3	by overnight international courier to the relevant address set out in clause 20.4 and shall be deemed served at the start of the second Business Day after the date of posting.

20.3	In clause 20.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

Address for service

20.4	Notices shall be addressed as follows:

20.4.1	Notices for the Buyer and the Buyer Guarantor shall be marked for the attention of:

Name: Peter Ziemba

Address: 245 Park Avenue, 35th Floor, New York, NY 10167, USA

20.4.2	Notices for the Seller shall be marked for the attention of:

Name: Graham Tuckwell

Address: Ordnance House, 31 Pier Road, St. Helier, Jersey JE4 8PW

Copies of Notices

20.5	Copies of all Notices sent to the Seller shall also be sent or given to Neal Watson of the Seller’s Solicitors of 10 Snow Hill, London EC1A 2AL. Such copies shall be sent or given in accordance with one of the methods described in clause 20.2. Copies of such Notices shall not be deemed valid service and failure to communicate such copies shall not invalidate such Notice.

20.6	Copies of all Notices sent to the Buyer shall also be sent or given to Gemma Roberts of the Buyer’s Solicitors of 100 Cheapside, London EC2V 6DY. Such copies shall be sent or given in accordance with one of the methods described in clause 20.2. Copies of such Notices shall not be deemed valid service and failure to communicate such copies shall not invalidate such Notice.

Change of details

20.7	A party may change its address for service provided that the new address is within the same country and that it gives the other party not less than 28 days’ prior notice in accordance with this clause 20. Until the end of such notice period, service on either address shall remain effective.

Claims

20.8	The provisions of Schedule 6 shall apply to any claim under this Agreement as set out therein.

THIS AGREEMENT has been duly executed on the date first stated above.

SCHEDULE 1

THE COMPANY AND THE SUBSIDIARIES

Part I—The Company

Incorporated:	10 November 2017

Registered in Jersey under No.:	125128

Registered Office:	PO Box 83, Ordnance House, 31 Pier Road, St. Helier, Jersey JE4 8PW

Issued Share Capital:	1 Ordinary Share of no par value held by ETF Securities Limited

Directors:	Graham Tuckwell Joseph Roxburgh

Auditors:	N/A

Charges:	N/A

Part II—The Subsidiaries

Name:	ETFS Holdings (Jersey) Limited

Incorporated:	2 November 2010

Registered in Jersey under No.:	106817

Registered Office:	Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

Issued Share Capital:	Seven ordinary shares of no par value held by ETF Securities Limited

Directors:	Joseph Lindsay Roxburgh

Craig Andrew Stewart

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	30 June

Charges:	N/A

Name:	ETF Securities (UK) Limited

Incorporated:	18 November 2010

Registered in England under No.:	07443535

Registered Office:	3 Lombard Street, London EC3V 9AA

Issued Share Capital:	100 ordinary shares of £1 held by ETF Securities (International) Limited

Directors:	Mark Keith Weeks

Graham John Tuckwell

Tyler James Woollard

Martyn Paul James

Caspar Bewick Wentworth Robson

Francis Spiteri

Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

Name:	ETFS Management Company (Jersey) Limited

Incorporated:	16 November 2010

Registered in Jersey under No.:	106921

Registered Office:	Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

Issued Share Capital:	250,000 ordinary shares of no par value held by ETF Securities Limited

Directors:	Hilary Patricia Jones

Joseph Lindsay Roxburgh

Craig Andrew Stewart

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

Name:	Gold Bullion Securities Limited

Incorporated:	17 March 2004

Registered in Jersey under No.:	87322

Registered Office:	Po Box 83, Ordnance House, 31 Pier Road, St Helier Jersey JE4 8PW

Issued Share Capital:	100 ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher Jon Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

Name:	ETFS Metal Securities Limited

Incorporated:	22 February 2007

Registered in Jersey under No.:	95996

Registered Office:	Po Box 83, Ordnance House, 31 Pier Road, St Helier Jersey JE4 8PW

Issued Share Capital:	Two ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher John Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

Name:	ETFS Hedged Metal Securities Limited

Incorporated:	6 June 2011

Registered in Jersey under No.:	108311

Registered Office:	Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

Issued Share Capital:	Two ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher John Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

Name:	ETFS Commodity Securities Limited

Incorporated:	16 August 2005

Registered in Jersey under No.:	90959

Registered Office:	PO Box 83, Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

Issued Share Capital:	Two ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher John Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

Name:	ETFS Hedged Commodity Securities Limited

Incorporated:	11 November 2011

Registered in Jersey under No.:	109413

Registered Office:	Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

Issued Share Capital:	Two ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher John Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

Name:	Swiss Commodity Securities Limited

Incorporated:	27 November 2012

Registered in Jersey under No.:	111924

Registered Office:	Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

Issued Share Capital:	Two ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher John Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

Name:	ETFS Equity Securities Limited

Incorporated:	6 December 2012

Registered in Jersey under No.:	112019

Registered Office:	Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

Issued Share Capital:	Two ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher John Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

Name:	ETFS Oil Securities Limited

Incorporated:	20 August 2004

Registered in Jersey under No.:	88371

Registered Office:	PO Box 83, Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

Issued Share Capital:	1,000 ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher John Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

Name:	ETFS Foreign Exchange Limited

Incorporated:	1 July 2009

Registered in Jersey under No.:	103518

Registered Office:	PO Box, 83 Ordnance House, 31 Pier Road, St Helier, Jersey JE 4 8PW

Issued Share Capital:	Two ordinary shares of no par value held by ETFS Holdings (Jersey) Limited

Directors:	Christopher John Michael Foulds

Steven George Ross

Joseph Lindsay Roxburgh

Graham John Tuckwell

Secretary:	Joseph Lindsay Roxburgh

Auditors:	KPMG LLP

Accounting Reference Date:	31 December

Charges:	N/A

ETC Issuer:	Yes

SCHEDULE 2

THE CONDITIONS

1.	REGULATORY APPROVALS

1.1	In respect of the Buyer, each parent undertaking of the Buyer and any other person who would, upon Completion, become a controller of the UK Regulated Entity, the FCA having notified in writing, and not withdrawn, any consent required in accordance with Part XII of FSMA in relation to the UK Regulated Entity as a result of the transactions contemplated by this Agreement, such consent being: (i) unconditional in all respects (save as to the period in which the change of control must occur); or (ii) subject to conditions (other than as to timing) which, in the reasonable opinion of the Buyer, do not have and are not likely to have a material adverse effect on any member of the Buyer Group or the Target Group (whether in terms of their actual or prospective financial or regulatory capital position or the manner in which they conduct their operations or in terms of the ownership of any member of the Buyer Group or the Target Group or otherwise).

1.2	For the purposes of paragraph 1.1, “parent undertaking” shall have the meaning given to it in section 1162 of the 2006 Act, “controller” shall have the meaning given to it in section 422 of FSMA and “control” shall be construed in accordance with the provisions of Part XII of FSMA.

1.3	In respect of (i) the Buyer, each parent undertaking of the Buyer and any other person who would, upon Completion, become a principal person of ManJer or the ETC Issuers and (ii) the Seller and each other principal person of ManJer and the ETC Issuers, the JFSC having given notice in writing, and not withdrawn, any consent or notification of no objection required in accordance with:

1.3.1	Articles 14(1) and 14(2) of the Financial Services (Jersey) Law 1998;

1.3.2	Articles 12B(1) and 12B(2) of the Collective Investment Funds (Jersey) Law 1988; and

1.3.3	the Control of Borrowing (Jersey) Order 1958 (with regard to the consents granted to Swiss Commodity Securities Limited),

as a result of the transactions contemplated by this Agreement, such consent being: (i) unconditional in all respects (save as to the period in which the change of control must occur); or (ii) subject to conditions (other than as to timing) which, in the reasonable opinion of the Buyer, do not have and are not likely to have a material adverse effect on any member of the Buyer Group or the Target Group (whether in terms of their actual or prospective financial or regulatory capital position or the manner in which they conduct their operations or in terms of the ownership of any member of the Buyer Group or the Target Group or otherwise).

1.4	For the purposes of paragraph 1.3, “principal person” shall have the meaning given to it in the Financial Services (Jersey) Law 1998 and the Collective Investment Funds (Jersey) Law 1988, as the context requires.

1.5	In respect of ManJer, the JFSC having issued, and not withdrawn, an amended registration certificate pursuant to article 9 of the Financial Services (Jersey) Law 1998, such registration certificate to provide that ManJer is authorised to conduct the following classes of fund services business: U—manager and Z – distributor.

1.6	The Central Bank of Ireland (the “CBI”) having given notice in writing that it does not object to the Seller or any person acting on behalf of the Seller becoming a qualifying shareholder in the Irish Regulated Entity, or the CBI’s assessment period in relation to the acquisition has ended and the CBI has not notified the Buyer that it opposes the acquisition, pursuant to Regulation 180 of the MIFID Regulations, as amended and as applied by Regulation 21 of the UCITS Regulations, as amended (the “Irish Consent”).

1.7	For the purposes of paragraph 1.6:

1.7.1	“MIFID Regulations” means Regulation 180 of the European Communities (Markets in Financial Instruments) Regulations 2007 (S.I. No. 60 of 2007) as amended or replaced from time to time;

1.7.2	“UCITS Regulations” means Regulation 21 of the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations 2011 (S.I. No. 352 of 2011), as amended or replaced from time to time;

1.7.3	“the Irish Regulated Entity” means WisdomTree Management Limited;

1.7.4	“a qualifying shareholder” means a person who has or controls a qualifying holding; and

1.7.5	“a qualifying holding” means (i) a direct or indirect holding of shares or other interest in the Irish Regulated Entity which represents 10% or more of the capital of, or the voting rights in, the Irish Regulated Entity or (ii) a direct or indirect holding of shares or other interest in the Irish Regulated Entity which is less than 10% of the capital or the voting rights in the Irish Regulated Entity which in the opinion of the Central Bank of Ireland makes it possible to exercise significant influence over the management of the Irish Regulated Entity in which the holding subsists.

2.	TARGET GROUP REORGANISATION

The completion of the Target Group Reorganisation in accordance with the Reorganisation Steps Paper.

3.	ANTI-TRUST CONDITION

3.1	The Jersey Competition Regulatory Authority issuing a decision (which is not withdrawn, amended or lapsed) in writing to approve the transaction contemplated by this Agreement (“Transaction”) pursuant to Article 22 of the Competition (Jersey) Law 2005, such decision being either unconditional in all respects or subject to conditions or obligations satisfactory to the Buyer and the Seller (both acting reasonably).

3.2	The Buyer and/or Seller and/or each member of the Target Group not being the subject of an Initial Enforcement Order issued by the UK Competition and Markets Authority pursuant to section 72 of the UK Enterprise Act 2002 which would make the Target Group Reorganisation or the sale and purchase of the Shares pursuant to clause 2.1 of this Agreement illegal or unenforceable.

4.	EQUITY-RELATED CONDITIONS

4.1	The Common Consideration Shares and the Conversion Shares having been listed on the Nasdaq Global Select Market subject to official notice of issuance.

4.2	No suspension of trading having been imposed by the Nasdaq Global Select Market with respect to public trading in the Common Stock.

5.	FINANCING COOPERATION CONDITION

5.1	The Seller and each relevant member of the Target Group having materially complied with their obligations in paragraph 1.6 of Schedule 9 (the “Obligations”), provided that:

5.1.1	the Seller and each relevant member of the Target Group shall be deemed to have materially complied with the Obligations unless they have knowingly and willingly taken any action (or not taken any action) to cause a material breach, and that is a material breach, of the Obligations (a “Material Breach”); and

5.1.2	in the event that there is a Material Breach, then the Buyer shall promptly upon becoming aware thereof give notice to the Seller of the same (explaining in reasonable detail the nature of such Material Breach) and provided that the Material Breach is then remedied by the Seller and any relevant member of the Target Group as soon as is reasonably practicable after the receipt of the Buyer’s notice so that it will not cause the Buyer to be unable to drawdown the Debt Financing, then such Material Breach shall have no effect in determining whether this Condition is satisfied or not and shall be deemed not to have occurred.

SCHEDULE 3

SIGNING OBLIGATIONS

Part I—Obligations of the Seller

1.	DELIVERY OBLIGATIONS

The Seller shall deliver, or (if the Buyer shall so agree) make available to the Buyer:

1.1	certified copies of board resolutions of the Seller in the approved terms authorising the execution and performance by the Seller of its obligations under this Agreement and each of the documents to be executed by the Seller (as the case may be) pursuant to this Agreement;

1.2	certified copies of all incorporation documents of the Company, including the certificate of incorporation, memorandum and articles of association and the shareholders register (in each case to the extent not previously delivered);

1.3	the Signing Disclosure Letter, duly executed by the Seller; and

1.4	initialled copies of each of the documents in the approved terms.

Part II—Obligations of the Buyer

1.	DELIVERY OBLIGATIONS

The Buyer shall deliver, or (if the Seller shall so agree) make available to the Seller:

1.1	certified copies of board resolutions of each of the Buyer and the Guarantor respectively authorising the execution and performance by the Buyer and the Guarantor of their obligations under this Agreement and each of the documents to be executed by the Buyer or the Guarantor (as the case may be) pursuant to this Agreement;

1.2	the Signing Disclosure Letter, duly executed by the Buyer; and

1.3	initialled copies of each of the documents in the approved terms.

SCHEDULE 4

COMPLETION OBLIGATIONS

Part I—Obligations of the Seller

1.	DELIVERY OBLIGATIONS

The Seller shall deliver, or (if the Buyer shall so agree) make available to the Buyer:

Target Group Reorganisation

1.1	certified copies of all documents entered into in connection with the Target Group Reorganisation, including capital contribution agreement(s), share transfer forms and an updated shareholders register for each company (to the extent not previously delivered and in the approved terms where applicable);

1.2	duly executed documentation evidencing the novation of the Transferred Jersey Employees’ contracts of employment;

1.3	copies of all correspondence and documentation relating to the Seller’s application to the States of Jersey Population Office in connection with the Population Office Licence;

Share transfers, statutory books etc;

1.4	a form of transfer of the Shares executed by the Seller in favour of the Buyer (or a person nominated by the Buyer) and the share certificates in respect of such Shares;

1.5	the certificate of incorporation and all certificates of incorporation on change of name, the common seal, the statutory books and other record books of each Target Group Company;

1.6	the share certificates in respect of all issued shares in the Subsidiaries;

Resignations

1.7	resignation letters in the approved terms executed as deeds by each of Graham Tuckwell and Joseph Roxburgh resigning from their role as directors of each Target Group Company;

1.8	resignation letter in the approved terms executed as a deed by Joseph Roxburgh resigning from his role as company secretary of each Target Group Company;

Other documents in the approved terms etc.

1.9	the Supplemental Disclosure Letter, duly executed by the Seller;

1.10	the Deed of Covenant, duly executed by Graham Tuckwell;

1.11	the Buyer Group Transitional Services Agreement, duly executed by the Seller and ETFS UK;

1.12	the Brand and IP Licence, duly executed by the Company and the Seller;

1.13	the SMART Software Licence duly executed by the Company and the Seller;

1.14	the Retained Group IP Assignment duly executed by the Seller and the Company;

1.15	the Retained Group Transitional Services Agreement, duly executed by the Seller and ETFS UK;

1.16	the Escrow Agreement, duly executed by the Seller;

1.17	in the event that a New WGC Agreement has not otherwise been entered into with effect from Completion, the Gold Royalty Agreement, duly executed by the Seller;

Payoff letters and release letters

1.18	The Seller shall procure that the Subordinated Loan is cancelled and no ongoing repayment obligations remain thereunder in respect of the Target Group;

Miscellaneous

1.19	the IFRS Financial Statements;

1.20	written evidence that ManJer has terminated any and all arrangements to provide services to ETF Securities (Australia) Pty Limited; and

1.21	the Investor Rights Agreement, duly executed by the Seller.

2.	PROCUREMENT OBLIGATIONS

The Seller agrees with the Buyer to procure that at Completion:

Board resolutions

2.1	(with the co-operation of the Buyer) board resolutions, in the approved terms, of the Company and, as the case may be, each other Target Group Company are passed:

2.1.1	sanctioning for registration the transfer to the Buyer in respect of the Shares and resolving to update the register of members of the Company to reflect the Buyer as the registered holder of the Shares and to execute and deliver a share certificate in respect of the Shares in the name of the Buyer on Completion; and

2.1.2	appointing Gregory Barton and Peter Ziemba to be the directors of the Company and each other Target Group Company and accepting the resignations of the directors referred to above; and

2.1.3	appointing Rawlinson & Hunter to be the company secretary of the Company and each other Target Group Company and accepting the resignation of Joseph Roxburgh as Company Secretary of the Company and each other Target Group Company.

Transfer of Primary Contracts

2.2	Each of the Primary Contracts, having been either (i) transferred, assigned and/or novated from the relevant member of the Retained Group to the relevant member of the Target Group, or (ii) negotiated with the relevant counter-parties and entered into by the relevant member of the Target Group on commercially agreed terms (as applicable).

Part II—Obligations of the Buyer

The Buyer shall:

1.	arrange for the telegraphic transfers by CHAPS of the Completion Payment to the Seller’s Solicitors’ Account receipt of which shall discharge the Buyer from its obligation to pay such amount of the consideration to the Seller and, for the avoidance of doubt, the Buyer shall not be concerned with the onward payment of such consideration to the Seller or otherwise;

2.	arrange for the telegraphic transfers by CHAPS of the Total Escrow Amount into the Escrow Account, which amount shall be maintained in accordance with the provisions of Schedule 16;

3.	deliver to the Seller’s Solicitors:

3.1	the Supplemental Disclosure Letter, duly executed by the Buyer;

3.2	the Brand and IP Licence, duly executed by the Seller;

3.3	the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

3.4	in the event that a New WGC Agreement has not otherwise been entered into with effect from Completion, the Gold Royalty Agreement, duly executed by the Buyer and WisdomTree Europe Holdings Limited.

Part III - Obligations of WisdomTree

WisdomTree shall:

1.	deliver to the Seller’s Solicitors the Investor Rights Agreement, duly executed by WisdomTree;

2.	deliver the Common Consideration Shares credited as fully paid in book-entry form to the Seller. Certificates evidencing the Common Consideration Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

THESE SECURITIES ARE SUBJECT TO THE TERMS OF AN INVESTOR RIGHTS AGREEMENT DATED AS OF                 , 2018 BY AND BETWEEN THE COMPANY AND                 . THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT;

3.	file the Certificate of Designations with the Secretary of State of the State of Delaware;

4.	issue the Preferred Consideration Shares credited as fully paid in certificated form to the Seller. Certificates evidencing the Preferred Consideration Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

THESE SECURTITES ARE SUBJECT TO THE TERMS OF AN INVESTOR RIGHTS AGREEMENT DATED AS OF                 , 2018 BY AND BETWEEN THE COMPANY AND                 . THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT.

SCHEDULE 5

WARRANTIES

Part I—Constitution

1.	MEMORANDUM AND ARTICLES OF ASSOCIATION

The copy of the memorandum and articles of association of the Company annexed to the Signing Disclosure Letter is accurate and complete, have attached to them all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to the shares in the Company.

2.	REGISTER OF MEMBERS

The register of members of the Company contains an accurate and complete record of the current members of the Company and the Company has not received any notice or allegation that the register is incorrect or incomplete or should be rectified.

3.	STATUTORY BOOKS

The statutory books of the Company are up to date, in its possession or control and the Company has not received any notice or allegation that any of them is incorrect or incomplete or should be rectified in any material respect.

4.	REGISTER OF PEOPLE WITH SIGNIFICANT CONTROL

ETFS UK’s PSC register contains an accurate and complete record of all registrable people with significant control over the ETFS UK (including, for the avoidance of doubt, all registrable relevant legal entities of the Company), or, to the extent that the Company’s PSC register is incomplete, it contains an accurate and complete statement(s) to that effect in accordance with The Register of People with Significant Control Regulations 2016, and the company has not received any notice or allegation that the register is incorrect or incomplete or should be rectified.

5.	FILINGS

All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies or the JFSC Companies Registry or to any other governmental or regulatory body or to any local authority have been properly prepared and filed and a form C17S was filed with the JFSC prior to 30 June 2017 in respect of each member of the Target Group incorporated in Jersey. No such resolutions, annual returns or other documents have been so delivered or filed during the period of 14 days ending on the date of this Agreement.

6.	COMPLIANCE

Due compliance has been made with all the provisions of the Companies Acts, and all other legal requirements, in connection with:

6.1	the formation of the Company;

6.2	any allotment, issue, purchase or redemption of shares, debentures or other securities in the Company;

6.3	any reduction of the share capital of the Company;

6.4	any amendment to the memorandum or articles of association, or other constitutional documents of the Company;

6.5	the passing of any resolutions by the Company;

6.6	the payment of any dividends by the Company; and

6.7	the keeping of all records by the Company.

7.	INTRA VIRES

So far as the Seller is aware, the Company has not entered into any transaction ultra vires the Company or outside of the authority or powers of the directors of the Company and is not in breach of the provisions of its articles of association or constitution.

8.	POWERS OF ATTORNEY

The Company has not given a power of attorney which is still outstanding or effective to enter into any contract or commitment or to do anything on its behalf (other than any authority to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

Part II—Accounts

GENERAL

1.1	The ETFS UK Accounts:

1.1.1	show a true and fair view of the:

(a)	state of ETFS UK’s affairs as at the Accounts Date; and

(b)	profit of ETFS UK for the year ended on the Accounts Date;

1.1.2	have been properly prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board in force for the accounting period ended on the Accounts Date; and

1.1.3	have been prepared in accordance with the requirements of the 2006 Act.

1.2	The ManJer Accounts:

1.2.1	give a true and fair view of the:

(a)	state of ManJer’s affairs as at the Accounts Date; and

(b)	profit of ManJer for the year ended on the Accounts Date;

1.2.2	have been properly prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board in force for the accounting period ended on the Accounts Date; and

1.2.3	have been prepared in accordance with the requirements of the 1991 Law and the Financial Services (Fund Services Business (Accounts, Audits and Reports)) (Jersey) Order 2007.

1.3	Each of the ETC Issuer Accounts:

1.3.1	give a true and fair view of:

(a)	the state of the relevant ETC Issuer’s affairs as at the Accounts Date; and

(b)	the relevant ETC Issuer’s result for the year ended on the Accounts Date;

1.3.2	have been properly prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board in force for the accounting period ended on the Accounts Date; and

1.3.3	have been prepared in accordance with the requirements of the 1991 Law and (other than in respect of the ETC Issuer Accounts of Swiss Commodity Securities Limited) the Code of Practice for Certified Funds issued by the JFSC.

2.	INTERIM ACCOUNTS

2.1	The Interim Accounts give a true and fair view of:

2.1.1	the state of affairs of the ETC Issuer to which they relate as at the date to which they have been prepared; and

2.1.2	the relevant ETC Issuer’s profit or loss for the period in respect of which they have been prepared.

3.	CARVE-OUT ACCOUNTS

3.1	The Carve-Out Accounts, having regard for the purpose for which they were prepared and the assumptions made, show with reasonable accuracy the profit of the Target Group for the period to which the Carve-Out Accounts relate.

3.2	The assumptions and judgments used in the preparation of the financial statement of the Carve-Out Accounts are appropriate to achieve the carve-out of the Business of the Target Group from the business of the Retained Group.

4.	BANK ACCOUNTS

Details of all bank accounts maintained or used by the Company are set out in the Data Room and the total amount borrowed by the Company from its bankers does not exceed its agreed overdraft facilities.

5.	BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

5.1	there has been no material deterioration in the financial or trading position of the Company;

5.2	the Company has carried on its business in the ordinary and usual course and in the same manner (in all material respects) as in the 12 month preceding the Accounts Date;

5.3	the Company has not closed any products, changed published fee rates or put in place any rebates except as set out in the Data Room;

5.4	no distribution of capital or income has been declared, made or paid by the Company;

5.5	no resolution of the Company’s shareholders has been passed (except for those representing the ordinary business of an annual general meeting);

5.6	the Company has not repaid or redeemed any share or loan capital;

5.7	the Company has not borrowed or raised any money or taken up any Financial Facilities or repaid any borrowing or indebtedness in advance of its stated maturity other than trade credit in the ordinary and usual course of business; and

5.8	no share or Loan capital has been allotted, issued repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by the Company.

Part III—Assets

1.	OWNERSHIP

1.1	All the assets necessary for the operation of the Business as currently carried on (and excluding any assets acquired or disposed of in the ordinary course of business) are legally and beneficially owned by the Company, free from Encumbrances.

1.2	As part of the Target Group Reorganisation, no assets or contracts will be transferred out of the Target Group and no liabilities, debts or guarantees will be transferred into the Target Group.

1.3	Save for those assets in respect of which:

1.3.1	the Company is granted the right to use; or

1.3.2	the Company grants a Retained Group member the right to use,

under the terms of the Buyer Group Transitional Services Agreement or the Retained Group Transitional Services Agreement, the Company does not share the use of any assets or facilities with any person (including any Retained Group member) nor does the Company rely upon a Retained Group member to provide it with access to, or the use of, any assets or facilities in order to operate the Business.

1.4	Save for entering into the Buyer Group Transitional Services Agreement or the Retained Group Transitional Services Agreement:

1.4.1	no material assets or facilities will be required to be acquired;

1.4.2	no services will be required to be procured by the Company; and

1.4.3	no services will be required to be provided by the Retained Group,

to enable the Company, on Completion, to carry on the Business in the manner in which it is carried on at the date of this Agreement independently from the business of the Retained Group.

1.5	The Company’s fixed asset register is annexed to the Signing Disclosure Letter and, so far as the Seller is aware, sets out a materially accurate record of the equipment owned or used by it.

1.6	The Company has not acquired or agreed to acquire any asset on terms that the property in such asset does not pass to it until full payment is made.

2.	POSSESSION

2.1	All of the assets owned by the Company or in respect of which the Company has a right of use which are capable of possession are in the possession or under the control of the Company.

2.2	Where any assets are used but not owned by the Company or any facilities or services are provided to the Company by a third party, so far as the Seller is aware, no event of default has occurred or is subsisting which entitles any third party to terminate any agreement or licence in respect of the provision of such facilities or services.

3.	HIRE PURCHASE AND LEASED ASSETS

Complete and accurate copies of any material bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party, of which the Seller is aware, are annexed to the Signing Disclosure Letter.

4.	DEBTS

The Company has not factored, sold or discounted any of its debts.

5.	INSURANCE

A list of all current insurance policies in respect of which the Company has an interest is annexed to the Signing Disclosure Letter (“Insurance Policies”). Such list is, so far as the Seller is aware, complete and accurate. In respect of each Insurance Policy:

5.1	it is, so far as the Seller is aware, valid and enforceable;

5.2	there is no outstanding premium due; and

5.3	no claim exceeding $10,000 in any single case or in aggregate $20,000 is outstanding under any of the Insurance Policies and, so far as the Seller is aware, there are no circumstances which will result in any such claim.

Part IV—Liabilities

1.	FACILITIES

1.1	Complete and accurate details of all overdrafts, loans, notes, letters of credit, bank guarantees or other financial facilities (the “Financial Facilities”) currently outstanding or available to the Company (other than trade indebtedness) are annexed to the Signing Disclosure Letter. So far as the Seller is aware, nothing has been done or omitted to be done whereby the continuance of the Financial Facilities in full force and effect might be prejudiced.

1.1	As at Completion, no amounts will be outstanding under the Financial Facilities and all such Financial Facilities will have been settled in full.

1.2	The Company is not exceeding any borrowing limit imposed on it by its bankers, other lenders, its articles or otherwise nor has the Company entered into any commitment or arrangement to do so.

2.	GUARANTEES AND INDEMNITIES

There is not outstanding any guarantee, indemnity, security, bond, letter of comfort or other similar obligation given by or for the benefit of the Company.

3.	EVENTS OF DEFAULT

No written notice has been received by the Company to the effect that the Company is in material default under the terms of any borrowings made by it.

Part V—Trading arrangements

1.	CONTRACTS

1.1	Complete and accurate copies of all Material Contracts have been disclosed.

1.2	The document entitled “ETFS Contracts List for Project Eagle dated 11 November 2017” provided in the Data Room contains a complete and accurate list of all contractual arrangements to which either the Seller or any member of the Retained Group is a party and that are necessary for the operation of the Business.

1.3	So far as the Seller is aware, each of the Material Contracts is in full force and effect and there are no grounds for its termination.

1.4	Save as disclosed in the Data Room, the Company is not a party to any contract or arrangement which:

1.4.1	is of an abnormal nature or was entered into otherwise than in the ordinary course of the Company’s business;

1.4.2	cannot readily be fulfilled or performed by the Company without undue or unusual expenditure or effort;

1.4.3	imposes any commitment on the Company to obtain or supply goods or services exclusively from or to any person;

1.4.4	involves any agency, distributorship, franchise, consortium, partnership, joint venture or profit sharing arrangement;

1.4.5	requires the Company to pay any commission, royalty or licence fee;

1.4.6	restricts the Company’s ability to solicit the employment or services of any person;

1.4.7	is having, or is likely to have, a material negative effect on the financial or trading position or prospects of the Company;

1.4.8	limits or excludes the right of the Company to do business and/or to compete in any area or in any geography or in any field or with any person; and/or

1.4.9	restricts the ability to transfer all or part of the Business; and/or

1.4.10	is incapable of termination in accordance with its terms by the Company on six months’ notice or less.

1.5	No counterparty to any Material Contract has given written notice to terminate it nor, so far as the Seller is aware, has any such counterparty sought to repudiate or disclaim it or to suspend its performance for whatever reason.

1.6	The Company has not received written notice from any counterparty to a Material Contract that it is in breach of such Contract and, so far as the Seller is aware, the Company is not in material breach of any Material Contract and no counterparty to any Material Contract in material breach of such Contract.

1.7	So far as the Seller is aware, the Company has paid in full all amounts due and payable up until the date of Completion under all Material Contracts (including but not limited to the Previous GBH Agreements).

1.8	Other than pursuant to the Transaction Documents, the Company:

1.8.1	is not a party to any contract or arrangement with a Retained Group member;

1.8.2	does not procure any services by or through a Retained Group member; or

1.8.3	does not procure any services on behalf of a Retained Group member.

1.9	Other than pursuant to the Transaction Documents, no Retained Group member:

1.9.1	is a party to any contract or arrangement with the Company;

1.9.2	procures any services by or through the Company; or

1.9.3	procures any services on behalf of the Company.

1.10	ManJer provides services to the ETC Issuers only and does not and has not previously provided services to any other person.

1.11	There are no agreements relating to the CANVAS Disposal to which the Target Group is a party or is otherwise subject to any obligations, liabilities or responsibilities, which cannot be terminated by the Target Group on notice for convenience and without incurring any liability.

Part VI—Compliance

1.	LICENCES AND CONSENTS

1.1	The Company holds and has at all relevant times held all licences, permits, certificates, qualifications, registrations, permissions, exemptions, waivers, approvals, registrations and other authorisations (public and private) necessary for the operation of the Business in the places and in the manner in which the Business is now carried on (together the “Licences”). Copies of all Licences which are currently in force (the “Current Licences”) are annexed to the Signing Disclosure Letter. All of the Current Licences are in full force and effect and all of the Licences have been complied with in all material respects. No written notice has been received which indicates that any of the Current Licences will or are reasonably likely to be revoked or not renewed, in whole or in part, whether as a result of the transactions contemplated by this Agreement or otherwise.

1.2	Copies of all material written correspondence received by the Company or any Retained Group member from or sent by the Company or any Retained Group member to any governmental agency or regulatory body, including the FCA and JFSC, during the past 24 months are included in the Disclosed Documents.

2.	FINANCIAL SERVICES COMPLIANCE

In this paragraph 2, unless the context otherwise requires:

Applicable Financial Services Law means all financial services laws and all laws, regulations and rules in Jersey and the United Kingdom relating to the marketing or trading of financial instruments applicable from time to time to the Business, including, but not limited to:

(a)	the CIF Law and the FS Law including in each case all predecessor and subordinate legislation;

(b)	the Control of Borrowing (Jersey) Order 1958;

(c)	the Proceeds of Crime (Jersey) Law 1999, the Money Laundering (Jersey) Order 2008 and the Terrorism (Jersey) Law 2002 and all other legislation applicable in Jersey which relates to anti-money laundering and/or the handling of the proceeds of crime including in each case all predecessor and subordinate legislation and the relevant Handbook for the Prevention and Detection of Money Laundering and the Financing of Terrorism issued by the JFSC;

(d)	FSMA;

(e)	the Criminal Justice Act 1993, the Proceeds of Crime Act 2002 and all other legislation which relates to the handling of the proceeds of crime, including in each case all predecessor legislation; and

(f)	the Money Laundering Regulations 2007 and all other subordinate legislation made under the legislation referred to in (e);

in each case as in force at the relevant time.

Codes means the Code of Practice for Certified Funds and the Code of Practice for Fund Services Business including all related guidance, policies and handbooks issued by the JFSC in each case.

FSMA means the Financial Services and Markets Act 2000.

2.1	The Company currently complies and has in the last 24 months complied in all material respects with all Applicable Financial Services Law in relation to the operation of the Business (as far as applicable and subject to any derogations granted). In particular, the Company has operated within the scope of the permission granted to it by the FCA under Part 4A of FSMA.

2.2	The Company has not received in the last 24 months any written notice that it is in violation of, or in default with respect to, any Applicable Financial Services Law from an Authority where the relevant violation or default would have a material adverse effect upon the Business.

2.3	No fines or penalties have been imposed on the Company or, so far as the Seller is aware, threatened in respect of the Company by any Authority in any jurisdiction in which the Business is conducted by the Company and, so far as the Seller is aware, there are no circumstances which would give rise to the possible imposition of any such fine or penalty.

2.4	The operation of the Business does not involve the creation of a collective investment scheme under section 235 of FSMA or an alternative investment fund as defined under the relevant law of any European Union member state implementing the Alternative Investment Fund Managers Directive (2011/61/EU) into which the Target Group Companies may have been marketed.

3.	COMPLIANCE WITH LAWS

3.1	The Company has complied in all material respects with all applicable laws, regulations, orders and rules (including applicable codes of practice or conduct, guidance policies and handbooks issued by the JFSC and the FCA) of the United Kingdom, the European Union, Jersey and any foreign jurisdiction in which the Business is carried on and, so far as the Seller is aware, the Company is not the subject of, and no circumstances exist that would be reasonably likely to result in the Company becoming the subject of, any regulatory fines or other penalties imposed by any Authority.

3.2	So far as the Seller is aware, none of the officers, agents or employees of the Company (during the course of their duties to the Company and for whose actions the Company is responsible) has committed or omitted to do any act or thing in material contravention of any applicable law, regulation, order or rule (including applicable codes of practice or conduct, guidance, policies and handbooks issued by the JFSC).

3.3	So far as the Seller is aware, there is not in existence nor has there been any investigation or enquiry by, or on behalf of, any authority in respect of the affairs of the Business and so far as the Seller is aware no such investigations or enquiries are pending or threatened in relation to compliance with applicable laws, regulations, orders and rules (including applicable codes of practice or conduct, guidance, policies and handbooks issued by the JFSC and/or the FCA).

Part VII—Litigation

1.	LITIGATION

1.1	Neither the Company, nor any member of the Retained Group, nor any person for whose acts and defaults it is vicariously liable, is, at present engaged or otherwise involved whether as claimant, defendant or otherwise, and has not, during the four years ending on the date of this Agreement been involved in any material civil, criminal, arbitration, mediation or administrative investigation, inquiry or proceedings in any jurisdiction:

1.1.1	arising out of or in connection with the Financial Facilities or any securities platform documents or arrangements, including but not limited to any (i) authorised participant agreement; (ii) trust instrument; (iii) security deed; (iv) collateral account control agreement; (v) security agreement; or (vi) security assignment; or

1.1.2	in relation to any other matter or circumstance,

(together the “Proceedings”).

1.2	No Proceedings have been threatened in writing or, so far as the Seller is aware, otherwise, against the Company and, so far as the Seller is aware (i) no Proceedings are pending and (ii) there are no facts likely to give rise to any Proceedings.

1.3	There is no outstanding or unsatisfied judgement, decree, order, award or decision of a court, tribunal, arbitrator, mediator, expert or governmental agency against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or Proceedings.

Part VIII—Insolvency

1.	RECEIVERSHIP

No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed of the whole or any part of the assets or undertaking of the Company.

2.	ADMINISTRATION

No administration order has been made in relation to the Company and, so far as the Seller is aware, no petition for such an order has been threatened or presented.

3.	COMPROMISES

No voluntary arrangement, compromise, composition, scheme of arrangement, standstill or standfast agreement, deferral, rescheduling or other readjustment or reorganisation or other arrangement between the Company and its creditors and/or its members (or any class of either of them) has been proposed by the Company.

4.	WINDING-UP AND BANKRUPTCY

No winding-up petition has been threatened or presented against the Company by any third party and, so far as the Seller is aware, no declaration, order or other proceeding has been sought, made or commenced in respect of the Company under the Bankruptcy (Désastre) (Jersey) Law 1990 or any other applicable bankruptcy law.

5.	PAYMENT OF DEBTS

The Company has not stopped paying its debts as and when they fall due nor is it insolvent or unable to pay its debts within the meaning of section 123(1) of the Insolvency Act 1986.

6.	ANALOGOUS PROCEEDINGS

The Company has not been the subject of any proceedings or events analogous to those described in Part VII in any jurisdiction.

Part IX—Intellectual property

1.	REGISTERED RIGHTS

1.1	The Company has not received written notice to indicate that the validity or enforceability of, or ownership by the Company of, any Intellectual Property is being challenged or attacked by any third party or by any relevant registry.

1.2	So far as the Seller is aware, there are no circumstances which are reasonably likely to give rise to any claims or oppositions in respect of any of validity or enforceability of, or ownership by the Company of, the Company’s Intellectual Property Rights.

1.3	So far as the Seller is aware, all steps have been taken for the maintenance and protection of the Company’s Intellectual Property Rights.

2.	OWNERSHIP OF IPR

2.1	There are no Intellectual Property Rights necessary for carrying on the Business other than:

2.1.1	Intellectual Property Rights of which a Target Group Company is the sole legal and beneficial owner; and

2.1.2	Intellectual Property Rights owned by third parties which the Company or any other Group Company is permitted to use.

2.2	Save as otherwise set out in the Transaction Documents, the Business does not use any Intellectual Property Rights which are owned by a Retained Group member.

2.3	Other than pursuant to the Transaction Documents, no Retained Group member has the right to use any Intellectual Property Rights which are owned by the Company.

2.4	Save as provided for in the Transaction Documents, all works, software, documents, and other materials created for or on behalf of the Company and which are required for the operation of the Business (“Works”) have been created by either:

2.4.1	an employee of the Company acting within the ordinary course of the employee’s employment; or

2.4.2	by a person bound by a written agreement vesting ownership in the Company resulting in ownership of the Works and all Intellectual Property Rights in the Works automatically vesting in the Company.

3.	IPR AGREEMENTS

3.1	Details of all IPR Agreements which are material to the Business have been disclosed to the Buyer.

3.2	So far as the Seller is aware, the Company is not in default under any IPR Agreement and no counterparty to any of the IPR Agreements is in default and, in the 12 months preceding the date of this Agreement, there have not been any disputes relating to or arising out of any of the IPR Agreements.

4.	INFRINGEMENTS

4.1	So far as the Seller is aware:

4.1.1	none of the Intellectual Property Rights used in the Business is being infringed; and

4.1.2	during the 12 month period prior to the date of this Agreement there has been no actual or threatened infringement or any event likely to constitute an infringement or breach by any person of any Intellectual Property Rights owned by the Company.

4.2	There are not currently, and in the 2 years preceding the date of this Agreement there have not been, and there are not pending or threatened, any proceedings, actions or claims:

4.2.1	that the Company infringes any Intellectual Property Rights of any other person; or

4.2.2	in respect of the validity or enforceability of, or ownership by the Company of, or right of the Company to use, any Intellectual Property Rights used in the Business.

5.	KNOW-HOW AND CONFIDENTIALITY

5.1	So far as the Seller is aware, all Know-how material to the Business and any other technical, financial, commercial and other information of a confidential nature relating to the Business (together, “Proprietary Information”) has been kept confidential and has not been disclosed otherwise than in the ordinary course of business subject to an obligation of confidentiality on the person to whom it was disclosed.

5.2	Save as set out in the Transaction Documents, the Company has in its possession all Proprietary Information and there are no restrictions on the Company’s right to use such Proprietary Information.

5.3	So far as the Seller is aware, no person has breached any obligations of confidentiality owed by that person to the Company in respect of the Proprietary Information.

5.4	So far as the Seller is aware, the Company has not disclosed any information to any person in breach of a duty of confidentiality owed to any other person in respect of such information.

Part X—IT Systems

1.	IT SYSTEMS AND DATA PROTECTION

1.1	The Data Room contains complete and accurate details in respect of:

1.1.1	the IT Systems;

1.1.2	all agreements in place with suppliers of material support and/or maintenance services in connection with the IT Systems; and

1.1.3	the IT security and disaster recovery and business continuity arrangements in place in respect of the IT Systems.

1.2	The IT Systems are used exclusively by the Company.

1.3	The Company is the sole legal and beneficial owner of the IT Systems, save for:

1.3.1	software licensed to the Company under an off-the-shelf licence;

1.3.2	bespoke software which is material to the Business and is licensed to the Company under the terms of an agreement, a complete and accurate copy of which is contained in the Data Room; and

1.3.3	IT Systems used by the Company under the terms of a hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party, and of which a complete and accurate copy of which is contained in the Data Room.

1.4	The IT Systems are substantially adequate for the current information technology requirements of the Company.

1.5	The IT Systems perform materially in accordance with their specifications and, so far as the Seller is aware, do not contain any defect or feature (other than normal errors in off-the-shelf software) which significantly and adversely affect their performance.

1.6	The Company has not in the 12 months preceding the date of this Agreement experienced a material failure or breakdown of the IT Systems.

1.7	The Company has the exclusive right to use and control the Domain Names.

1.8	All registration and renewal fees applicable to the use of the Domain Names have been paid in full, when due.

1.9	So far as the Seller is aware, the Company has at all times complied with the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003, and all other data protection and privacy laws applicable to the Business (“Data Protection Laws”).

1.10	The Company has not received a notice or allegation from any relevant data protection supervisory authority, a data subject or other individual alleging non-compliance with the Data Protection Laws.

1.11	The Company has not transferred any “personal data” in respect of which it is a “controller” (as those terms are defined in the Data Protection Act 1998) outside the European Economic Area.

Part XI—Officers and employees

1.	PARTICULARS

1.1	Those persons named as such in the schedule of officers annexed to the Signing Disclosure Letter are the only persons currently appointed to the board of directors of the Company and to the office of secretary of the Company respectively.

1.2	The particulars shown in the schedule of employees annexed to the Signing Disclosure Letter together with the template employment contracts contained in the Data Room, disclose in relation to the Employees all material terms and conditions of employment including the commencement date of each contract and the date on which continuous service began (if different), job title or job function, job grade, salary, notice periods, the type of contract (whether full or part-time or other) contractual benefits and holiday entitlements.

1.3	The Signing Disclosure Letter includes copies of all handbooks and material policies that apply to the Employees.

1.4	The Signing Disclosure Letter includes particulars of all Employees who are on secondment, maternity, paternity, adoption, shared parental leave or other leave or who are absent due to ill-health or for any other reason where such absence has lasted or is expected to last for one month or more.

1.5	The Company is under no legal obligation to make any future change in the remuneration or benefits of any of the Employees other than salary or wage increases in the ordinary course of business.

1.6	No offer of employment or engagement has been made by the Company that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

1.7	All contracts between the Company and its or their Employees are terminable at any time on not more than three months’ notice.

1.8	No employment-related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) (including, without limitation, shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company or any member of the Retained Group.

1.9	No securities, options over securities or interests in securities (which do not fall within paragraph 1.8 above) have been issued, granted or transferred to any director or former director or any Employee (or any of their respective nominees or associates), that may give rise to a liability of the Company to account for PAYE income tax or National Insurance contributions (or equivalent liabilities in any other jurisdiction).

1.10	Save as set out in the Data Room and save for any Employer Permitted Actions, neither the Company nor any member of the Retained Group is a party to or bound by or proposing to introduce for the benefit of any Employees or former employees (or any of their respective associates or nominees) any incentive arrangement (including without limitation, any share option or share award plan, commission, profit sharing or bonus scheme).

1.11	Save as set out in the Data Room and save for any Employer Permitted Actions, neither the Company nor any member of the Retained Group has made or agreed to make a payment or provided or agreed to provide a benefit to any Employee or Consultant or former employee, worker or consultant, or to their dependants, in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

1.12	No Employee is subject to a current disciplinary warning or to ongoing disciplinary proceedings.

1.13	In the period of five years preceding the date of this Agreement, neither the Company nor any member of the Retained Group (nor any predecessor or owner of any part of their business) has been a party to a relevant transfer for the purposes of TUPE affecting any of the Employees and so far as the Seller is aware, no event has occurred that may involve such persons in the future being a party to such a transfer in each case save as in respect of the Transferred Employees.

1.14	Save as set out in the Data Room and save for any Employer Permitted Actions, no Employee will become entitled to terminate their employment or to receive a payment or other benefit by virtue of Completion of this Agreement save as set out in the Data Room.

2.	COMPLIANCE

2.1	So far as the Seller is aware, the Company and any member of the Retained Group has complied in all material respects with all its obligations to or in respect of the Employees and its former employees arising out of their terms and conditions of employment and/or its legal obligations in respect of the Employees whether arising under English law, Jersey law or European law.

2.2	The Company, and/or any member of the Retained Group has maintained, in all material respects, adequate, suitable and up-to-date records in respect of the Employees.

2.3	The Company and/or any member of the Retained Group has complied with the provisions of the applicable Home Office and UK Visas and Immigration Codes of Practice and Guidance documents for the prevention of illegal working for the purposes of employer liability under the Immigration Asylum and Nationality Act 2006, the Asylum and Immigration Act 1996, the Immigration Act 2014 and the Immigration Act 2016.

2.4	The Company and/or any member of the Retained Group is not knowingly employing an illegal worker contrary to the terms of the Asylum and Immigration Act 1996, the Immigration, Asylum and Nationality Act 2006, the Immigration Act 2014 or the Immigration Act 2016 and neither the Company nor any member of the Retained Group has received or been threatened with a civil penalty as defined by the Immigration, Asylum and Nationality Act 2006 (as amended).

2.5	At the Completion Date, the Company has complied with any applicable provisions of the Control of Housing and Work (Jersey) Law 2012, and related regulations.

3.	NOTICE

3.1	Save for the Redundant Employees, no Employee is under notice of dismissal.

3.2	No Employee has given notice to terminate their contract of employment.

3.3	So far as the Seller is aware, no dispute under any Employment Legislation or otherwise is outstanding between the Company or any member of the Retained Group and any Employee or former employee relating to their employment, or its termination or any member of the Retained Group regarding such employee or former employee.

3.4	No subject access request made to the Company or any member of the Retained Group pursuant to the Data Protection Act 1998 by any Employee is outstanding.

4.	TRADE UNIONS

There is no recognition agreement between the Company and any trade union in relation to any of the Employees.

5.	INDUSTRIAL ACTION

So far as the Seller is aware, there is no, nor at any time during the 2 years preceding the date of this Agreement has there been any, strike or similar industrial action taken by or in relation to the Employees.

6.	PROPERTY

No Employee resides in or occupies or is entitled to reside in or occupy any property belonging to the Company.

7.	LOANS AND LIABILITIES

7.1	There are no outstanding loans made by the Company to any of the Employees.

7.2	Save as set out in the Data Room and save for any Employer Permitted Actions, there are no sums owing to any Employee or any former employees, workers or consultants other than reimbursement of expenses, wages for the current salary period, holiday pay for the current holiday year and bonus payments in respect of the current financial year.

8.	RIGHT TO RETURN

No person previously employed by the Company has a right to return to work or a right to be reinstated or re-engaged by the Company.

9.	REDUNDANCIES

9.1	The Company has not consulted with appropriate representatives (as defined in section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992) nor has the Company issued a form HR1 at any time during the 3 months prior to the date of this Agreement.

9.2	Save as set out in the Data Room and save for any Employer Permitted Actions, neither the Company nor any member of the Retained Group is party to bound by or proposing to introduce in respect of any of the Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

Part XII—Pensions

In this Part X:

Relevant Benefits means any benefits that are provided under a pension scheme (as defined in section 150(1) Finance Act 2004).

Relevant Person means any past or present employee, officer or director of any member of the Target Group.

Scheme means the ETF Securities (UK) Limited Pension and Investment Plan.

1.1	Save for the Scheme and for any arrangements disclosed under paragraph 1.5 below, the Company does not participate in or contribute to any scheme, agreement or arrangement for the provision of any Relevant Benefits for or in respect of any Relevant Person, and nor has the Company given to any Employee an undertaking or assurance as to the introduction or improvement of any Relevant Benefit or the Scheme. The Company is not, nor has it been at any time since 27 April 2004, connected or associated with an employer that participates in or has at any time in the past participated in a defined benefit pension scheme in the United Kingdom. For the purposes of this clause, “connected” and “associated” shall have the meanings given to them in section 249 and 435 of the Insolvency Act 1986 respectively.

1.2	All material details in relation to the Scheme are annexed to the Signing Disclosure Letter, including details of the rates of contribution payable in respect of the Employees.

1.3	All benefits payable, or prospectively or contingently payable, under the Scheme are “money purchase benefits” within the meaning of section 181(1) of the Pension Schemes Act 1993.

1.4	All contributions and other amounts which have fallen due for payment by the Company in relation to the Scheme have been paid.

1.5	Details of the benefits payable in respect of the Employees on their death in service are annexed to the Signing Disclosure Letter.

1.6	The Company has complied with its duties under Part 1 of the Pensions Act 2008 (to the extent that such provisions apply).

1.7	The Company has not unlawfully discriminated against any Employee on grounds of age, sex, disability, marital status, hours of work, fixed term or temporary agency worker status, sexual orientation, religion or belief in the provision of Relevant Benefits under the Scheme.

1.8	The Pensions Regulator has not issued and, so far as the Seller is aware, does not have cause to issue any notices, penalties, determinations or directions to the Company.

1.9	No Employee has a right to enhanced pension benefits on redundancy or early retirement as a result of their employment having previously transferred to the Company by operation of TUPE.

Part XIII – Real estate

In this Part XI each warranty which is expressed to be given in relation to the “Properties” shall be deemed to be given in relation to each of the Properties listed at Schedule 7.

1.	Schedule 7 contains a complete and accurate list of the properties owned, controlled, used or occupied by the Target Group or in which the Target Group has any interest or liability (whether actual or contingent).

2.	ETFS UK is in exclusive physical occupation and possession of the Properties.

3.	There is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the Lease on the part of ETFS UK and no known material subsisting breach or non-observance by the relevant landlord of which ETFS UK is aware.

4.	No alterations have been made to the Properties at the expense of ETFS UK without all necessary consents and approvals and all such alterations to the Properties are to be disregarded on rent reviews and do not have to be reinstated at the expiry of the term of the Lease.

5.	No rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts of England and Wales.

6.	There are no arrears of rent under the Lease and, so far as the Seller is aware, no landlord has refused to accept rent and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement has been accepted unqualified.

7.	All stamp duty land tax liabilities relating to the Lease have been discharged and there are no further stamp duty land tax payments to be made or land transaction returns to be filed in respect of any transaction involving the Lease which has an effective date prior to the date of this Agreement.

SCHEDULE 4 A

EQUITY WARRANTIES

WisdomTree warrants to the Seller that:

1.	Since January 1, 2016, WisdomTree has filed, on a timely basis, the WisdomTree SEC Filings. The WisdomTree SEC Filings as of their respective dates, or, if amended, as of the date of the last such amendment (i) complied as to form in all material respects in accordance with the requirements of the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in the light of the circumstances under which they were made, not misleading.

2.	WisdomTree has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. WisdomTree’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by WisdomTree in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to WisdomTree’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. WisdomTree maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of WisdomTree’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.	The consolidated financial statements included in or incorporated by reference into WisdomTree SEC Filings (including the related notes and schedules) fairly present in all material respects, the consolidated financial position of WisdomTree and its consolidated subsidiaries as of the respective dates thereof and their consolidated statements of operations and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with GAAP (except, in the case of unaudited statements, to the extent permitted by the SEC), applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

4.	When issued at Completion, the Common Consideration Shares will be duly authorized, validly issued, fully paid, and nonassessable and not subject to, or issued in violation of, any preemptive right or similar rights under any provision of the Delaware General Corporation Law or the certificate of incorporation or bylaws of WisdomTree, except as provided for by the Transaction Documents or imposed by applicable securities laws.

5.	Upon filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the Preferred Consideration Shares will be duly authorized, validly issued, fully paid, and nonassessable and not subject to, or issued in violation of preemptive right or similar right under any provision of the Delaware General Corporation Law or the certificate of incorporation or bylaws of WisdomTree, except as provided for by the Transaction Documents or imposed by applicable securities laws. Upon the due conversion of the Preferred Consideration Shares, the Conversion Shares will be validly issued, fully paid, and nonassessable and not subject to, or issued in violation of any preemptive right or similar right under any provision of the Delaware General Corporation Law or the certificate of incorporation or bylaws of WisdomTree, except as provided for by the Transaction Documents or imposed by applicable securities laws.

6.	Assuming the accuracy of the Seller’s warranties set forth in clause 7.1 of this Agreement, no registration under the Securities Act is required for the issuance of the Consideration Shares by the by WisdomTree to Seller pursuant to the Transaction Documents.

SCHEDULE 6

LIMITATIONS ON CLAIMS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule (unless the context otherwise requires):

1.1.1	a “Claim” means any claim under the Warranties;

1.1.2	a “Compliance Claim” means a claim under the warranties in Part VI of Schedule 5;

1.1.3	a “Tax Claim” means a Tax Warranty Claim and/or a Tax Covenant Claim;

1.1.4	a “Tax Covenant Claim” means a claim under the covenants in Part III of the Tax Schedule;

1.1.5	a “Tax Warranty Claim” means a claim in respect of a breach of any of the Tax Warranties;

1.1.6	“determination” means a final determination by a court of competent jurisdiction or a final award or decision of a duly appointed arbitrator or expert (as the case may be) and “determined” shall be construed accordingly; and

1.1.7	references to the “Relevant Date” shall mean the date on which any claim is finally settled or determined.

1.2	This Schedule shall apply with respect to any Tax Claim to the extent set out herein.

2.	FRAUD

Nothing in this Schedule shall have the effect of excluding, limiting or restricting any liability of the Seller in respect of a Fundamental Warranty Claim or Claim or Tax Claim arising as a result of fraud by the Seller or any member of the Retained Group.

3.	TIME LIMITS

3.1	The Buyer shall give the Seller written notice of any Claim (other than a Compliance Claim) on or before the date which is 18 months after the Completion Date, failing which the Seller shall have no liability in respect of the relevant Claim.

3.2	The Buyer shall give the Seller written notice of any Compliance Claim on or before the date which is two years after the Completion Date, failing which the Seller shall have no liability in respect of the relevant Compliance Claim.

3.3	The provisions of paragraph 2.1 of Part IV of the Tax Schedule shall apply to limit Tax Claims as set out therein.

3.4	The Buyer shall give the Seller written notice of any Indemnity Claim on or before the date which is 12 months after the Completion Date, failing which the Seller shall have no liability in respect of the relevant Indemnity Claim.

3.5	The Buyer shall give the Seller written notice of any Tax Escrow Claim on or before the date which is seven years after the Completion Date, failing which the Seller shall have no liability in respect of the relevant Tax Escrow Claim.

3.6	The written notice of the Claim, Compliance Claim or Indemnity Claim shall give reasonable details of the nature of the Claim, Compliance Claim or Indemnity Claim (as they are then known to the Buyer), the circumstances giving rise to it and the Buyer’s bona fide estimate of any alleged loss.

3.7	Any Claim, Compliance Claim or Indemnity Claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) (and no new Claim, Compliance Claim or Indemnity Claim may be made in respect of the facts giving rise to such withdrawn Claim, Compliance Claim or Indemnity Claim) unless legal proceedings in respect thereof have been commenced within nine months of the giving of written notice of the Claim, Compliance Claim or Indemnity Claim. For this purpose such legal proceedings shall not be deemed to have commenced unless both issued and served.

4.	UPPER LIMIT

4.1	The aggregate liability of the Seller respect of all Claims, Tax Claims (excluding for the avoidance of doubt, any Tax Claim which is a Tax Escrow Claim or any other Tax Escrow Claim) and Fundamental Warranty Claims shall not exceed $5,500,000 or, if lower, the amount standing to the credit of the Escrow Account in respect of the General Escrow Amount and, in respect of such amount, the Buyer’s only recourse shall be against the amount standing to the credit of the Escrow Account in respect of the General Escrow Amount and/or the insurance cover provided under the WI Policy. For the purposes of this limit, the liability of the Seller shall be deemed to exclude the amount of any and all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Seller in connection with the satisfaction, settlement or determination of any such Claims and Tax Claims. For the avoidance of doubt, this paragraph shall not reduce or limit the amount recoverable under the WI Policy.

4.2	The aggregate liability of the Seller in respect of all Indemnity Claims shall not, in any event, exceed $50,000,000 (fifty million dollars).

4.3	The aggregate liability of the Seller from time to time in respect of any Tax Escrow Claim shall not, in any event, exceed the Tax Exposure Limit.

4.4	The aggregate liability of the Seller in respect of all claims under this Agreement shall not, in any event, exceed an amount equal to 50% of the Cash Consideration.

5.	LOWER LIMITS

The Seller shall not be liable for any Claim or Tax Warranty Claim unless the amount of such Claim or Tax Warranty Claim, when taken together with the aggregate amount of all other Claims or Tax Warranty Claims, exceeds $550,000 (the “Threshold”), in which event the Seller shall, subject to the other limits contained in this Schedule (and, in respect of a Tax Warranty Claim, the Tax Schedule), be liable for the whole amount of the Claim or Tax Warranty Claim and not just for the amount by which such aggregate amount exceeds the Threshold.

6.	KNOWLEDGE

The Seller shall not be liable for any Claim or Tax Warranty Claim if and to the extent that (i) the Buyer has knowledge, at the date of this Agreement, of the fact, matter, event or circumstance which is the subject matter of the Claim or Tax Warranty Claim and (ii) the Buyer is aware that the fact, matter, event or circumstance in question could be reasonably expected to give rise to a Claim or Tax Warranty Claim. For this purpose, the Buyer shall be treated as having knowledge of matters within the actual awareness of each of Jonathan Steinberg, Peter Ziemba, Amit Muni, Will Peck, Bryan Edmiston, Bryan Governey and Marci Frankenthaler.

7.	PROVISION OF INFORMATION

Upon any Claim, Fundamental Warranty Claim, Indemnity Claim or other claim under this Agreement being made, the Buyer shall, and shall procure, where relevant, that the relevant Target Group Company shall, to the extent that it is legally able:

7.1	make available to the Seller and its advisers and agents any relevant information and assistance (including access to personnel, properties, management, records, papers, documents and data) as the Seller may reasonably request; and

7.2	use reasonable endeavours to procure that the auditors (both past and then present) of the relevant Target Group Company make available their audit working papers in respect of audits of the accounts of the relevant Target Group Company for any relevant accounting period in connection with such claim.

8.	ALLOWANCES, PROVISIONS AND RESERVES

The Seller shall not be liable for any Claim to the extent that:

8.1	any specific allowance, provision or reserve has been made in the Accounts or the Interim Accounts or the Completion Accounts in respect of the fact, matter, event or circumstance giving rise to such Claim (up to the amount of such specific allowance, provision or reserve); or

8.2	any specific allowance, provision or reserve made in the Accounts or the Interim Accounts or the Completion Accounts in respect of the fact, matter, event or circumstance giving rise to such claim is insufficient by reason of any change to legislation, any increase in rates of taxation or any change in the published practice of a revenue authority (other than a change specifically targeted at countering a tax avoidance scheme), in each case made on and/or after Completion with retrospective effect.

9.	CHANGES ON AND/OR AFTER COMPLETION

The Seller shall not be liable for any Claim to the extent that it arises, or is increased or extended by (in such circumstances to the extent of such increase or extension only):

9.1	any decision of any court or tribunal or the passing or coming into force of or any change in any legislation, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including the withdrawal of any extra statutory concession of a revenue authority), or any increase in rates of taxation, in each case made on and/or after Completion (other than a change specifically targeted at countering a tax avoidance scheme);

9.2	any change in the accounting reference date of the Buyer or any Target Group Company made on and/or after Completion;

9.3	any change in any accounting basis, policy, practice or approach of, or applicable to, any Target Group Company or the Buyer or any member of the Buyer Group, or any change in the way an accounting basis is adapted for tax purposes, in each case, made on and/or after Completion save where such change is required to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice;

9.4	any voluntary cessation of, or any voluntary material change in, the nature or conduct of any business carried on by the Buyer or any Target Group Company, occurring on and/or after Completion other than as a result of an act or omission of the Seller of any member of the Target Group occurring before Completion; or

9.5	any voluntary act, omission, transaction or arrangement carried out or effected on and/or after Completion by, or at the request or with the approval of, the Buyer or any member of the Buyer Group save to the extent such act, omission, transaction or arrangement is:

9.5.1	carried out or effected pursuant to a legally binding obligation entered into or otherwise in force on or before Completion;

9.5.2	required by law or regulation or any regulatory or statutory authority which has authority over the Buyer or the relevant member of the Buyer Group and which requires such act, omission, transaction or arrangement;

9.5.3	carried on in the ordinary and usual course of the business of the Buyer or the relevant member of the Buyer Group; or

9.5.4	in accordance with the Reorganisation Steps Paper.

10.	DOUBLE CLAIMS

The Buyer shall not be entitled to recover from the Seller more than once in respect of the same Loss.

11.	THIRD PARTY CLAIMS

11.1	Subject to paragraph 11.2, in respect of any fact, matter, event or circumstance which comes to the notice of the Buyer or any Target Group Company which would or is reasonably likely to result in a claim against it or any Target Group Company (a “Third Party Claim”) and which, in turn, would or is reasonably likely to result in a Claim, Fundamental Warranty Claim or Indemnity Claim against the Seller, the Buyer shall (and shall procure, where relevant, that any Target Group Company shall):

11.1.1	as soon as reasonably practicable give written notice and reasonable details of the Third Party Claim to the Seller;

11.1.2	keep the Seller informed of any material matters relevant to the progress of the Third Party Claim;

11.1.3	consult in good faith with the Seller as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

11.1.4	not make any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to the Third Party Claim without prior consultation with the Seller;

11.1.5	take such action, at the written request of the Seller, as the Seller may reasonably require to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim, subject to the Buyer being indemnified to its reasonable satisfaction by the Seller in respect of all reasonable out-of-pocket costs and expenses (including properly incurred reasonable legal costs) which may thereby be incurred by the Buyer or any member of the Buyer Group; and

11.1.6	subject to all applicable legal and regulatory requirements and to the extent within its power to do so, make available during normal business hours and on reasonable notice (and shall use its reasonable endeavours to procure that any of its auditors, past or present, shall make available) to the Seller and its advisers and agents all such information (including access to properties, management, records, papers, documents and data) as it may reasonably require relating to the Third Party Claim, subject to such confidentiality undertaking as the Buyer may reasonably request being entered into.

11.2	Nothing in paragraph 11.1 shall permit the Seller to take, or require the Buyer or any member of the Buyer Group to take, any action in relation to a Third Party Claim which (i) the Buyer is prohibited from taking due to applicable law and regulation; and/or (ii) in the reasonable opinion of the Buyer, is, or is reasonably likely to be, materially prejudicial to the financial position, prospects or commercial interest or reputation of business of the Buyer or any member of the Buyer Group.

12.	REMEDIABLE BREACHES

The Seller shall not be liable for any claim under this Agreement to the extent that the fact, matter, event or circumstance giving rise to such claim is remediable and is remedied to the reasonable satisfaction of the Buyer by, or at the expense of, the Seller within 60 days of the date on which written notice of such claim is given to the Seller pursuant to paragraph 2.

13.	REIMBURSEMENT OF CLAIMS

If, after the Seller has made any payment in respect of a Claim, Fundamental Warranty Claim or Indemnity Claim, the recipient of that payment (or any other member of the Buyer Group) recovers from a third party (including any tax authority but excluding under or in connection with the WI Policy) (whether by payment, discount, credit, relief or otherwise) a sum which is referable to that payment (the “Recovery Amount”), then the Buyer shall forthwith repay (or procure the repayment of) to the Seller such sum of the Recovery Amount as does not exceed the sum paid by the Seller less all reasonable costs, charges and expenses incurred by the Buyer or any other member of the Buyer Group in recovering such amount from the third party and any Taxation payable by the Buyer Group on that amount.

14.	UNASCERTAINABLE CLAIMS

The Seller shall not be liable for any Claim, Fundamental Warranty Claim or Indemnity Claim which arises by reason of a liability which, at the time when written notice of the Claim, Fundamental Warranty Claim or Indemnity Claim is given to the Seller, is contingent only or is otherwise not capable of being quantified and the Seller shall not be liable to make any payment in respect of such Claim, Fundamental Warranty Claim or Indemnity Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified provided that this shall not avoid any Claim, Fundamental Warranty Claim or Indemnity Claim notified with respect to any contingent liability or liability that is not capable of being quantified within the time limits set out in paragraph 3.1 of this Schedule.

15.	MITIGATION

The Buyer shall (and shall procure that any relevant Target Group Company shall) take reasonable action to mitigate any loss suffered by it or the relevant Target Group Company which would or is reasonably likely to result in a Claim against the Seller.

16.	REDUCTION IN CONSIDERATION

Any amount paid by the Seller in respect of any Claim, Fundamental Warranty Claim or Tax Claim shall be treated as a reduction in the consideration payable by the Buyer for the Shares.

17.	TAX SCHEDULE

17.1	The Seller shall not be liable for any breach of the Warranties to the extent of any amount recovered by the Buyer from the Seller under the Tax Schedule.

17.2	The Seller shall not be liable for any claim under the Tax Schedule to the extent that the Buyer has recovered an amount in respect of such Liability to Taxation from the Seller under the Warranties.

17.3	If any limits on the liability of the Seller under the Tax Schedule conflict with the provisions of this Schedule insofar as they may relate to liability for Taxation matters (and any costs, expenses, interest, penalties or other amounts in respect of Taxation), then the provisions of the Tax Schedule shall prevail only in relation to any such liability for Taxation matters or costs, expenses, interest, penalties or other amounts in respect of Taxation.

SCHEDULE 7

PROPERTIES

Registered proprietor (owner)	ETF Securities (UK) Limited

Title number	AGL233619

Tenure	Leasehold

Nature and date of document	Lease dated 15 March 2011

Parties	(1) Bank House Trustee No.1 Limited and Bank House Trustee No. 2 Limited (“Landlord”) (2) ETF Securities (UK) Limited (“Tenant”) (3) ETF Securities Limited (“Guarantor”)

Use	Offices

SCHEDULE 8

TARGET GROUP REORGANISATION DOCUMENTS

1	Definitions

In this Schedule 8:

EHJL means ETFS Holdings (Jersey) Limited, a company incorporated in Jersey with registration number 106817 whose registered office is at Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW

EMC means ETFS Management Company (Jersey) Limited, a company incorporated in Jersey with registration number 106921 whose registered office is at Ordnance House, 31 Pier Road, St Helier Jersey JE4 8PW

ESI means ETF Securities (International) Limited, a company incorporated in England and Wales with registration number 07447871, whose registered office is at 3 Lombard Street, London EC3V 9AA

2	Target Group Reorganisation Documents

2.1	Board resolution of ESI to approve the reduction of capital

2.2	Solvency Statement of ESI

2.3	Written special resolution of ESI to be signed by the Seller to consent to the reduction of share premium account

2.4	Compliance statement of ESI

2.5	Companies House form SH19

2.6	Board resolution of ESI to approve:

(a)	the written resolution for circulation to the Seller

(b)	dividend in specie

2.7	Written special resolution of ESI consenting to dividend in specie

2.8	Stock transfer form in relation to the transfer for ETFS UK to the Seller

2.9	Share certificate in respect of the Seller’s shareholding in ETFS UK

2.10	Board resolution of the Seller to approve capital contribution

2.11	Board minutes of the Company to approve entry into the contribution agreement

2.12	Boards minutes to confirm transfers to the Company of:

(a)	ETFS UK

(b)	EHJL

(c)	EMC

2.13	Contribution agreement to be entered into between the Seller and the Company

2.14	Stock transfer forms to be entered into by the Seller in respect of:

(a)	ETFS UK

(b)	EHJL

(c)	EMC

2.15	Share certificates to be issued to the Company in respect of:

(a)	ETFS UK

(b)	EHJL

(c)	EMC

SCHEDULE 9

POSITION PENDING COMPLETION

1.	From the date of this Agreement until Completion the Seller shall procure that the relevant members of the Target Group shall:

1.1	regularly keep the Buyer informed about the conduct of the Business, including any material communication with any regulatory or other governmental authority and any significant developments in relation to the Business that are outside its ordinary and usual course;

1.2	use reasonable endeavours to procure that any relevant directors, officers and employees of the Company and the other members of the Target Group are made available during normal business hours and upon reasonable notice to attend such meetings which the Buyer considers to be reasonably necessary to discuss the conduct of the Business;

1.3	disclose to the Buyer in writing, as soon as reasonably practicable (and in any event within two Business Days) following any member of the Target Group becoming aware of the same, such details of any fact, matter, event or circumstance which constitutes a MAC Event as are then available to the Target Group;

1.4	carry on the Business in the ordinary and usual course as regards its nature, scope and manner in compliance with all applicable laws including applicable Codes of Practice or Conduct, Guidance and Handbooks issued by the JFSC and minimum regulatory capital requirements;

1.5	use reasonable endeavours to:

1.5.1	allow the Buyer and its relevant advisers and agents access during normal business hours and upon reasonable notice to the books of account and financial and other records of the Company and the other members of the Target Group insofar as they relate to the Business;

1.5.2	as soon as reasonably practicable supply, and instruct the directors, officers and employees of each member of the Target Group to as soon as reasonably practicable supply, any information reasonably requested by the Buyer or its relevant advisers and agents relating to the Target Group and the Business (including board papers, monthly management accounts, reports and other financial and business information, each in an appropriate format, related to the Target Group and as may be reasonably requested by the Buyer); and

1.5.3	provide such assistance as the Buyer may reasonably request with the preparation of the Buyer’s Annual Report on Form 10-K for the year ending 31 December 2017 insofar as such Annual Report relates to the terms of this Agreement, provided that the foregoing shall not require any member of the Target Group to incur any extraordinary or material costs or expenses or take any action which unreasonably disturbs or interferes with the normal operations of the relevant member of the Target Group; and

1.6	use its reasonable endeavours to, and procure that the directors, officers, employees, consultants, legal counsel, agents and other representatives of the Company and the other members of the Target Group use reasonable endeavours to, provide such customary assistance and cooperation as the Buyer or any other member of the Buyer Group may reasonably request to facilitate the arrangement and syndication of the Debt Financing, including by taking the following actions:

1.6.1	reasonably cooperating with the marketing efforts of the Buyer and its debt financing sources, including reasonably assisting the Buyer in its preparation of any offering documents, private placement memoranda, bank information memoranda and similar documents,

1.6.2	participating (including by video conference or similar facility, other than for the primary lenders’ meeting) in a reasonable number of meetings (including customary one-on-one meetings between prospective debt financing sources and senior management of the Company and the other members of the Target Group, but limited to one primary bank meeting), lender presentations, road shows and due diligence sessions in connection with, and customary for financings of a type similar to, the Debt Financing at reasonable times to be mutually agreed,

1.6.3	furnishing to the Buyer the Financing Information as promptly as reasonably practicable (and using its reasonable endeavours to furnish the Financing Information within the time periods set forth in such defined term) and any other information or documents with respect to the Target Group Companies reasonably necessary to prepare any offering documents, private placement memoranda, bank information memoranda and similar documents relating to the Debt Financing; provided that it is understood and agreed that the Financing Information set forth in clauses (a)(i) and (b)(i) of the definition thereof has already been delivered to the Buyer as of the date hereof and is attached hereto,

1.6.4	assisting in the preparation of customary definitive loan, guaranty and collateral documentation and perfection certificates (including any schedules thereto), including reasonably facilitating the pledging and delivery of collateral thereunder for actual delivery promptly after Completion; provided that none of such loan documentation shall be executed or delivered by the Seller,

1.6.5

at least 3 Business Days prior to Completion, providing all documentation and other information regarding the Company and the other members of the Target Group as has been reasonably requested in writing by the Buyer at least 10

Business Days prior to Completion that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001),

1.6.6	providing financial information and other data reasonably requested by the Buyer and reasonably available to the Company to facilitate the preparation by the Buyer of the pro forma financial statements identified in paragraph 5 of Exhibit B to the Debt Commitment Letter, provided, that (i) none of the Company and the members of the Target Group (or their respective directors, officers or employees) shall be required to (x) enter into or perform under any agreement, document or instrument with respect to the Debt Financing that would be effective prior to Completion or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any Debt Financing is obtained or (y) incur any liability or obligation (including any obligation to pay any commitment or other fee) in respect of any assistance provided in connection with the Debt Financing, (ii) the Buyer shall reimburse the Company and the members of the Target Group for all reasonable out-of-pocket costs and expenses incurred by them in connection with complying with the terms of this clause 1.6 (other than in connection with the preparation of the Financing Information), (iii) the Buyer shall indemnify and hold harmless the Company and the members of the Target Group and their respective directors, officers, employees, consultants, legal counsel, agents and other representatives from and against any and all losses suffered or incurred by them in connection with the arrangement or marketing of, or any assistance or cooperation provided in respect of, the Debt Financing, and any information utilized in connection therewith (other than any such losses resulting from information provided in writing by the Company, any member of the Target Group or any of their respective directors, officers, employees, consultants, legal counsel, agents or other representatives or in the case of fraud by the Company, any member of the Target Group or any of their respective directors, officers, employees, consultants, legal counsel, agents or other representatives), (iv) nothing in this clause 1.6 will require any cooperation to the extent the same would cause any condition to Completion hereunder to not be satisfied or otherwise cause any breach of this Agreement (in each case, unless waived by the Buyer) or reasonably be expected to conflict with, violate, breach or otherwise contravene (1) any organizational document of the Company or any members of the Target Group, (2) any law and/or (3) Material Contract, provided, however, for the avoidance of doubt, the delivery of the Financial Information shall not be prevented as a result of this clause and nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any member of the Target Group; provided, however, that for the avoidance of doubt, the delivery of the Financing Information shall not be deemed to interfere unreasonably with the business or operations of the Company or any member of the Target Group. The Company hereby expressly authorises the use of the financial statements and other information to be provided pursuant to this clause 1.6 for the purposes of the Debt Financing, and the Company is not aware of any limitation on the use of such financial statements. The Company shall provide Buyer, promptly upon its request, with an electronic version of the trademarks, service marks and corporate logos of the Company and the members of the Target Group for customary use in marketing materials for the purpose of facilitating the syndication of the Debt Financing, and the Company hereby consents to the use of such trademarks, service marks and corporate logos in connection with the Debt Financing; provided, that such trademarks, service marks and corporate logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any member of the Target Group.

2.	Without prejudice to the general provisions contained in paragraphs 1.1 to 1.4 of this Schedule 9, from the date of this Agreement until Completion no member of the Target Group shall, without the prior written consent of the Buyer (such consent not to unreasonably withheld or delayed):

2.1	make any change to its constitutional documents or propose or pass any resolution of its shareholders;

2.2	admit any person as a member (whether by subscription, transfer or transmission);

2.3	make any increase or reduction or other alteration whatsoever (including by way of allotment, redemption, purchase, sub-division, consolidation, re-designation or variation of rights) of its share or loan capital or membership interests (as the case may be) or grant any option to subscribe for or acquire any of its shares or loan capital or membership interests or issue any securities convertible into any of its shares or grant any option or enter into any contractual commitment in relation to the foregoing;

2.4	declare or pay any dividend or make any other distribution (whether actual or deemed) in respect of its profits, assets or reserves or in any other way reduce its reserves or grant any option or enter into any contractual commitment in relation to the foregoing;

2.5	grant, create or allow to arise or exist any Encumbrance over any of its assets (other than charges arising by operation of law in the ordinary and usual course of trading) or enter into any contractual commitment in relation to the foregoing;

2.6	borrow any monies or incur or assume any indebtedness or other liability other than trade credit in the ordinary and usual course of trading;

2.7	incur any capital expenditure on any individual item in excess of $100,000, which together with all other capital expenditure entered into between the date of this Agreement and Completion exceeds the sum of $500,000 in aggregate;

2.8	incur any capital commitment in excess of $100,000, which together with all other capital commitments entered into between the date of this Agreement and Completion exceeds the sum of $500,000 in aggregate;

2.9	otherwise than in the ordinary and usual course of trading, sell, lease, transfer, license or otherwise dispose of or purchase, lease, license or otherwise acquire assets, businesses or undertakings (or any interest therein) whether by a single transaction or by a series of transactions (related or not) or grant any option or enter into any contractual commitment in relation to the foregoing;

2.10	enter into any guarantee or indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligations,

2.11	make any loan other than trade credit in the ordinary and usual course of trading;

2.12	appoint or terminate or give notice to terminate any officer or director (other than for cause);

2.13	in relation to the Business, enter into any leasing, hire purchase or other similar agreement or arrangement for payment on deferred terms;

2.14	in relation to the Business, enter into any contract or commitment other than in the ordinary and usual course of trading;

2.15	make or agree to any variation to any Contract other than in the ordinary and usual course of trading;

2.16	save for any Employer Permitted Actions, in relation to the Business, employ or engage (or offer to employ or engage) any new employee, worker or consultant, terminate or give notice to terminate the employment or engagement of any employee or consultant or make or propose to make any material change in the terms or conditions of employment or engagement (including benefits and changes to remuneration packages and the provision of non-contractual benefits) or pension benefits of any directors, employees, workers or consultants engaged in the Business (other than as required by law or regulation), other than in the ordinary and usual course of trading or in accordance with clause 5.12 of this Agreement provided that the foregoing shall not apply in respect of any Transferred Employee or any Retained Employee;

2.17	save as provided for in this Agreement (including, without limitation, the Employer Permitted Actions), declare, make or pay any bonus payment or other material benefit (whether in cash or kind) to any employees (or any of their dependents) whether in connection with an ordinary course annual bonus payment or any or all of the transactions contemplated by this Agreement or otherwise provided that the foregoing shall not apply in respect of any Transferred Employee or any Retained Employee;

2.18	in relation to the Business, permit any insurance to lapse;

2.19	launch or issue any New Products or close any Current Products;

2.20	de-list any exchange traded commodities which are, as at the date of this Agreement, listed on the Tokyo Stock Exchange;

2.21	commence or settle any Proceedings (as defined in paragraph 1.1 of Part VI of Schedule 5) connected to the Business;

2.22	cancel any debts owed to the Business including intra company;

2.23	agree any material changes to any fees or rebates (or agree any new material fees or rebates) or other arrangements with any counterparty of the Business (existing or prospective) provided always that the foregoing provision shall not prevent the Seller from taking good faith pricing decisions in the ordinary course of business and that in the event that Completion fails to occur in accordance with the provisions of this Agreement, the Buyer shall return to the Seller or destroy all and any confidential information it may possess at that time regarding fees or rebates of the Seller or Target Group;

2.24	enter into voluntary liquidation; or

2.25	agree to do any of the actions referred to in paragraphs 2.1 or 2.25 above.

3.	The Seller shall:

3.1	from the date of this Agreement until Completion, procure that no Target Group Company nor any member of the Retained Group shall induce, or attempt to induce, any Employees (save for the Redundant Employees), whether directly or indirectly to terminate their employment before the Completion Date; and

3.2	at the Buyer’s reasonable request and the Seller’s expense, provide the Buyer with such information or documents as the Buyer may reasonably require relating to the terms of employment or the employment of any Employee.

SCHEDULE 10

COMPLETION ACCOUNTS

SCHEDULE 11

TAX SCHEDULE

Part I - Definitions and interpretations

1.	Definitions and interpretation

1.1	The following words and expressions where used in this Schedule have the meanings given to them below:

Accounts	means the ETC Issuer Accounts, ETFS UK Accounts, and the Carve-Out Accounts.

Auditors	the auditors of the Company from time to time.

Buyer’s Relief	any Relief to the extent that the same either:

(a) has been shown as an asset of the Company in the Completion Accounts; or

(b) arises to the Company in respect of any period or part of a period after Completion; or

(c)     has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax which appears or which, but for the availability or presumed availability of the Relief would have appeared in the Completion Accounts.

Event	any transaction, act, event, omission or occurrence of whatever nature, including without limitation the acquisition, disposal or realisation of any asset, the making of any claim relevant for taxation purposes, the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Taxation purpose or ceasing to be, or becoming, resident in any country for any Taxation purpose, the commencement or cessation of any trade or other activity, the appropriation of any trading stock, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Taxation purpose of any income, profit or gains, the incurring of any loss or expenditure, and any reference to an Event occurring on or before a particular date shall include Events that, for tax purposes, are deemed to have, or are treated or regarded as having occurred on or before that date.

FATCA	means the Foreign Account Tax Compliance Act of 2010, including the taxes imposed under Sections 1471 through 1474 of the Code

ITEPA	means the Income Tax (Earnings and Pensions) Act 2003

Liability to Taxation

(a)     a liability to make a payment of or in respect of, or on account of, Tax, whether or not the Company has or may have a right of reimbursement against any other person, in which case the amount of the Liability to Taxation will be the amount of the actual payment or an amount in respect of Taxation;

(b)     the loss of any Buyer’s Relief in which case the amount of the Liability for Taxation will be the amount of Tax that would (on the basis of Tax rates current at the date of that loss) have been saved but for the Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

(c)     the utilisation (whether by offset or deduction against or from Profits or Tax) of any Buyer’s Relief in circumstances where, but for the utilisation, the Company could have a liability to Tax falling within paragraph (a) of this definition in which case the amount of the Liability to Taxation will be the amount of Tax for which the Seller would have been liable but for the set-off or use.

Profits	gross income, profits, gains (including capital gains) or the value of supplies and any other consideration, value or receipts used or charged for taxation purposes and includes Profits deemed to have been earned, accrued or received for Tax purposes.

Relief	any relief, exemption, allowance, set-off, deduction or credit relevant to the computation of any liability to make a payment of or relating to Taxation.

Seller’ Relief	any Relief other than a Buyer’s Relief.

Tax Claim	a claim under this Schedule including (other than a claim under paragraph 8 of Part IV of this Schedule), for the avoidance of doubt, a claim by the Buyer against the Seller for a breach of any of the Tax Warranties.

Tax Covenant	the covenants in Part III of this Schedule.

Tax Statute	any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.

Tax Warranties	the warranties set out in Part II of this Schedule.

Taxation or Tax	all forms of taxes and all duties, charges, levies, imposts, contributions, withholdings, liabilities or amounts in the nature thereof (but for the avoidance of doubt excluding water rates, business rates and other utility or local authority charges and including National Insurance contributions in the UK and corresponding obligations elsewhere), whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, irrespective of the person to which any such taxes, duties, charges, levies, imposts, contributions, withholdings or amounts are directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges relating to any of the foregoing.

Taxation Authority	any taxation or other authority which seeks to determine liability for and/or administers Taxation.

VAT	value added tax or any similar, replacement or additional tax chargeable in the United Kingdom or in any other jurisdiction and taxes, charges and levies imposed under Goods and Services Tax (Jersey) Law 2007, as amended, and associated Regulations (“GST Law”).

1.2	In this Schedule:

1.2.1	References to a “Tax Assessment” means any notice, demand, assessment (including a self-assessment), letter, return, accounts, computations or other document or action taken indicating that the Company is or may be placed under a liability to make a payment of or in respect of Taxation.

1.2.2	References to Profits earned, accrued or received shall include Profits deemed to have been or treated as earned, accrued or received for taxation purposes and references to the time at which, or in respect of which, Profits are earned, accrued or received shall include the time at which, or in respect of which, those Profits are deemed for taxation purposes to have been earned, accrued or received.

1.2.3	References to any payment, dividend or distribution shall include anything which is deemed, for taxation purposes, to be a payment, dividend or distribution and references to the time at which a payment, dividend or distribution has been paid or made shall include the time at which any such amount has fallen due to be, or is deemed for taxation purposes to be, paid or made.

1.2.4	References to something being deemed or treated “for taxation purposes” in a certain way shall mean that for the purposes of any applicable legislation, secondary legislation, rules, regulations or decided case law relating to or having reference to Taxation such things are deemed or treated in the way described.

1.2.5	References to a “person” include references to any unincorporated association, body of persons, partnership, trust or company.

1.2.6	References to any statute or statutory provision shall be construed so as to include a reference to such statute or statutory provision as it may have been, or may from time to time be, amended, modified, consolidated, restated, re-enacted or replaced.

1.2.7	Except as are specifically provided, references to paragraphs and to Parts are to the paragraphs of and Parts of this Schedule. Headings are for convenience only and shall not affect the construction or interpretation of this Schedule.

1.2.8	Words and expressions defined in the Agreement shall have the same meaning in this Schedule, unless the Schedule expressly provides a different meaning.

1.2.9	References to the Company shall include references to each member of the Target Group, so that each provision of this Schedule (including the Tax Warranties and the Tax Covenant) shall apply by reference to and/or shall be given in relation to each member of the Target Group as if repeated with respect to each such member naming it in place of the Company throughout except where the context otherwise requires.

1.2.10	References to a claim under or arising under this Schedule, a payment under this Schedule or a liability under this Schedule shall include a claim, payment or liability in respect of breach of the Tax Warranties.

1.2.11	References to any specific UK legal term or statutory reference shall be deemed to include to the equivalent legal term or statutory reference in Jersey where relevant.

1.2.12	Any reference to something occurring in the ordinary course of business shall not include:

(a)	anything that involves, or leads directly or indirectly to, any liability of the Company that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer Group);

(b)	anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm’s length terms;

(c)	anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies, or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)	anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability for Tax under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Liability for Tax or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

(e)	anything that gives rise to a Liability for Tax on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Tax on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Completion Accounts or, in the case of an asset acquired since the Date, the cost of that asset;

(f)	anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes; or

(g)	any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

1.2.13	Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the later of (i) the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it, and (ii) the date on which the relevant document is brought into the UK.

1.2.14	References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

1.2.15	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.3	Any payment under this Schedule shall, so far as legally possible, constitute an adjustment to the consideration payable by the Buyer to the Seller under the Agreement.

1.4	The Tax Covenant and paragraph 8 of Part IV of this Schedule shall come into effect at Completion. All other provisions of this Schedule shall come into effect on signing of this Agreement, provided that, for the avoidance of doubt, the Tax Warranties are repeated in accordance with Clause 6 of this Agreement.

Part II - Tax Warranties

1.	General

1.1	The Accounts include proper provision or reserve (as appropriate) in accordance with generally accepted accounting practice for Taxation liable to be assessed on the Company or for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

1.2	All Tax (whether of the UK or Jersey elsewhere), for which the Company has been liable to account, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

1.3	The Company is not, nor so far as the Seller is aware will it become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or a Subsidiary).

1.4	The Company has not entered into or been a party to any scheme, arrangement or transaction in respect of which any disclosure has been made or any information has been provided in compliance with part 7 of the Finance Act 2004 (disclosure of tax avoidance schemes) or schedule 11A VATA 1994 (disclosure of avoidance schemes) or any regulations made under that part or that schedule and has not been advised that any such disclosure ought to be made.

1.5	So far as the Seller is aware, the Company has not been a party to, nor has otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE.

1.6	The Company has within the past seven years, where legally obliged to do so, deducted or withheld amounts in respect of Taxation and has properly and punctually accounted to the relevant Taxation Authority for the Taxation so deducted or withheld.

2.	Compliance

2.1	The Company has, within the past seven years, made all notices, returns, claims for relief, applications, notifications, computations, reports, accounts, statements, supplies of information, registrations and assessments it is or was required by law to submit to a Taxation Authority (“Returns”). All Returns have been in the required form and have been properly submitted by the Company within any relevant time limits. The Returns were and, so far as the Seller is aware, remain complete, true and accurate, give full disclosure of all material facts and circumstances and are not the subject of any question or dispute nor are they, so far as the Seller is aware, likely to become the subject of any question or dispute with any Taxation Authority.

2.2	The Company has complied with FATCA and the Organisation for Economic Co-operation and Development’s Common Reporting Standard and Model Competent Authority Agreement (as amended from time to time) (the “CRS”) and any intergovernmental agreements, legislation and regulations in connection with the foregoing.

2.3	The Company has prepared, kept and preserved sufficient records as required by law and to enable it to deliver correct and complete Returns and to ensure compliance with FATCA and CRS. Such records are accurate and up-to-date. The Company has maintained arrangements for keeping accounting records which meet all legal requirements and which are sufficient to enable the Company’s liabilities to Tax to be calculated accurately in all respects.

2.4	The Company has not, within the last seven years, paid or become liable to pay, nor so far as the Seller is aware are there any circumstances which may cause it to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation.

2.5	No Taxation Authority has agreed to operate any special arrangement (being an arrangement which is not based on the generally accepted application of the relevant legislation, statements of practice or published extra-statutory concessions) in relation to the Company’s affairs.

2.6	The Company is not and, so far as the Seller is aware, is not likely to be involved in a material dispute with any Taxation Authority. The Company has not, within the past seven years, been subject to, nor, so far as the Seller is aware, is it likely to be subject to, any material non-routine visit, audit, investigation, enquiry, discovery or access order by any Taxation Authority.

3.	Groups of companies

3.1	The Company comprises a group with certain UK resident members of the Seller’s group as set out in the Disclosure Letter for the purposes of Part 5 CTA 2010 (Group relief). The Company has not, in the last seven years, been a member of a different group for those tax purposes.

3.2	Save as set out in the Disclosure Letter, there are no claims to or surrenders of group relief (within the meaning of Part 5 CTA 2010 by or to the Company (other than any claims by or surrenders to another Target Group Company) which have yet to be finally agreed or determined, and no payments for group relief (within the meaning of Part 5 CTA 2010) by or to the Company (other than payment to or by another Target Group Company) which remain outstanding or could be reduced or increased. There are no arrangements that will or may remain in place at Completion for the claim to or surrender of group relief by or to the Company except between Target Group Companies.

3.3	The Company is not, and has not within the last seven years been, party to any such arrangement as is mentioned in section 59F Taxes Management Act 1970 (group payment arrangements).

4.	Value added tax

4.1	The Company has, within the past seven years, complied materially with its legal obligations relating to value added tax, including maintaining and retaining complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by law.

4.2	ETFS UK and ETF Securities (International) Limited form a group for the purposes of sections 43 to 42C Value Added Tax Act 1994 (group of companies), of which ETF Securities (International) Limited is the representative member. No other member of the Target Group is in a group for the purposes of sections 43 to 42C Value Added Tax Act 1994 (group of companies).

4.3	VAT has been duly paid by the Company, or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

4.4	The Company has validly claimed International Services Entity (“ISE”) status as allowed by GST Law for the five years up to and including the current year, and paid the requisite ISE fee within the time limit laid out in the GST Law.

4.5	The Company is not, nor has agreed to become, liable for VAT under sections 47, 48 or 55 of VATA 1994. No direction has been given, or may be given, by HM Revenue & Customs under paragraph 2 of Schedule 6 to VATA 1994.

5.	Employees

5.1	The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to the Income Tax (Earnings and Pensions) Act 2003 and details of any trust or arrangement capable of conferring such a benefit.

5.2	All Tax and national insurance contributions deductible under the PAYE system, the Construction Industry Scheme and/or any other Tax Statute have, within the past five years so far as required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Tax Authority on or before the date of this agreement in respect of such deductions have been so paid.

5.3	All employees of the Company who hold employment related securities in any member of the Sellers’ Group by reason of their employment with the Company have signed elections pursuant to section 431(1) of ITEPA in respect of such employment related securities.

6.	Stamp taxes

6.1	All stamp duties and stamp duty land tax and similar taxes or duties have been paid (where due and payable) in respect of all Transactions carried out by the Company.

6.2	There is no instrument to which the Company is a party, or which is necessary to establish the Company’s rights or the Company’s title to any asset, which is or could become liable to stamp duty (or any similar duty or Tax in a jurisdiction outside the UK) which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid and which would attract stamp duty or any other form of transfer tax or registration tax if it were brought into the United Kingdom.

7.	International

7.1	The Company was incorporated in and is and always has been resident only in its country of incorporation for Taxation purposes and for the purposes of any double taxation agreement.

8.	Distributions and other payment

8.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in its audited accounts, and the Company is not bound to make any such distribution.

8.2	The Company has not, within the period of five years preceding the date of this agreement, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

9.	Close Companies

9.1	Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 and which remain outstanding at the date of this agreement have been disclosed in the Disclosure Letter. The Company has not in the past five years released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

10.	Transfer Pricing

10.1	All transactions or arrangements made by the Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Tax Authority in respect of any such transactions or arrangements.

11.	Inheritance Tax

11.1	Neither the Company nor the Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

Part III - Tax Covenant

1.	Covenants

1.1	Subject to the other provisions of this Schedule, the Seller covenants to pay to the Buyer an amount equal to any:

1.1.1	Liability to Taxation of the Company resulting from, or by reference to, any Event occurring or deemed, for taxation purposes, to have occurred on or before Completion; or

1.1.2	Liability to Taxation of the Company resulting from, or by reference to, any Profits earned, accrued or received in respect of any period ending on or before Completion whether or not the liability was discharged on or before Completion; or

1.1.3	Liability to Taxation of the Company, including liability for payments in respect of Tax, that arises solely due to the relationship for Tax purposes before Completion of the Company with any person other than a member of the Target Group or the Buyer Group, whether arising before or after Completion; or

1.1.4	Liability to Taxation that is a liability of the Company to account for income tax and/or National Insurance contributions or other social security contributions, arising before Completion and whether of the United Kingdom, Jersey or elsewhere; or

1.1.5	Liability to Taxation that is a liability of the Company to account for income tax and/or National Insurance contributions or other social security contributions, whether arising before or after Completion and whether of the United Kingdom, Jersey or elsewhere in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion; or

1.1.6	Liability to Taxation of the Company under Part 7A of ITEPA, whether arising before or after Completion, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of the Seller and, after Completion, without the consent of the Buyer; or

1.1.7	Liability to Taxation being a liability for inheritance tax that:

(i)	is a liability of the Company and arises because of a transfer of value occurring (or being deemed to occur) on or before Completion (whether or not in conjunction with the death of any person whenever it happens);

(ii)	gives rise at Completion to a charge on, or a power to sell, mortgage or charge, any of the Shares or assets of the Company; or

(iii)	gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Shares or assets of the Company because of the death of any person within seven years of a transfer of value that occurred before Completion;

and in determining for the purposes of this sub-paragraph 1.1.8 whether a charge on, or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the IHTA 1984 shall not apply;

1.1.8	Liability to Taxation in Australia resulting from, or by reference to, any activities of ManJer occurring or deemed, for taxation purposes, to have occurred in Australia on or before Completion;

1.1.9	Liability to Taxation arising out of, or in connection with, the pre-Completion reorganisation carried out in accordance with the Reorganisation Steps Paper; and

1.1.10	reasonable costs and expenses (including reasonable legal costs but excluding recoverable VAT), properly and reasonably incurred by the Buyer, the Company or any member of the Buyer Group in connection with any Liability to Taxation, or other liability in respect of which the Sellers are liable under this Schedule, any Tax Claim or taking or defending any successful action under this Schedule.

2.	Date For Payment

2.1	Where a Tax Assessment in respect of which the Buyer is entitled to a payment under this Schedule requires the Buyer or the Company to make a payment in respect of a Liability to Taxation within limb (a) of the definition of Liability to Taxation, the Seller shall pay to the Buyer the amounts claimed in respect of that Tax Assessment under this Schedule on or before the date which is the later of (i) the date seven Business Days after formal written demand is made by the Buyer and (ii) the fifth Business Day prior to the due date for Payment.

2.2	In the case of the loss of a right to repayment of Tax the later of (i) seven Business Days following the date on which the Buyer serves a written demand for such payment and (ii) the date on which the Company would have received the repayment of Tax.

2.3	In a case that involves the loss of a Buyer’s Relief (other than a right to repayment of Tax) the later of (i) seven Business Days after the date on which the Buyer serves a written demand for such payment and (ii) the last date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the earlier of:

(i)	the period in which the Loss of the Relief gives rise to an actual liability to pay Tax; or

(ii)	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief).

2.4	In a case that falls within sub-paragraph (c) of the definition of Liability to Taxation of the definition of Liability for Tax, the later of (i) seven Business Days after the date on which the Buyer serves a written demand for such payment and (ii) date on which the Tax saved by the Company is or would have been required to be paid to the relevant Tax Authority.

2.5	In the case of a liability under sub-paragraph 1.1.10 seven Business Days following the date on which the Buyer makes a written demand for such payment.

Part IV - Exclusions, Conduct, Others

1.	Exclusions and limitations

The Seller shall not have a liability for any Tax Claim to the extent that:

1.1	provision, reserve or allowance (other than a provision for deferred tax) in respect of such Liability to Taxation was made in the Completion Accounts; or

1.2	the Profits in respect of which the said Liability to Taxation arises were actually (and not merely deemed for a Tax purpose), earned, accrued or received by the Company on or before Completion but were not reflected in the Completion Accounts; or

1.3	a Seller’s Relief is available to the Company after Completion or would have been available but for its use after Completion to reduce or mitigate a Liability to Taxation for which the Seller would not have been liable under this Schedule; or

1.4	such Liability to Taxation arises or is increased wholly or partly as a result of any change in any law regulation or directive, or the published practice of any Tax Authority announced and taking effect after Completion (other than a change specifically targeted at countering a tax avoidance scheme where the Liability to Taxation arises in respect of such tax avoidance scheme) provided that this paragraph 1.4 shall not apply to any payment made under paragraph 3 of this Part IV; or

1.5	the Liability to Taxation arises or is increased as a result of any increase in the rates of Taxation or variation in the method of applying or calculating the rate of Taxation made after the date of Completion (other than a change specifically targeted at countering a tax avoidance scheme where the Liability to Taxation arises in respect of such tax avoidance scheme or made in order to comply with generally accepted accounting practices applicable to the Company); or

1.6	the Liability to Taxation arises or is increased as a result of any change made after Completion to the accounting periods or the accounting basis, policy, practice or principles on which the accounts of the Company are prepared except in each case other than any change made in order to comply with generally accepted accounting practice applicable to the Company at Completion; or

1.7	the Liability to Taxation would not have arisen or would have been reduced or eliminated but for:

1.7.1	the making of a claim, election, surrender or disclaimer or the giving of a notice or consent or the doing of any other thing after Completion by the Buyer, the Company or any member of the Buyer Group where the making of such claim, election, surrender, disclaimer or the giving of such notice or consent was not assumed or reflected in computing any provision or reserve for Tax in the Completion Accounts or in determining that no such provision or reserve needed to be made; or

1.7.2	the failure or omission on the part of the Buyer, the Company or any member of the Buyer Group to make any valid claim, election, surrender or disclaimer or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Completion Accounts of which the Buyer was aware or ought reasonably to have been aware and the making, adjustment, revision, giving or doing of which was not required under applicable legislation to be done before Completion in order to be effective or to avoid the imposition of any fine, penalty or surcharge; or

1.8	the Liability to Taxation is a liability to interest and/or penalties which arises or is increased as a result of the failure by the Buyer to comply with any of its obligations under paragraphs 6 or 7 of Part IV of this Schedule;

1.9	the Liability to Taxation would not have arisen but for any voluntary action, transaction or omission after Completion on the part of the Buyer or the Company outside the ordinary course of business at Completion, except that this exclusion shall not apply where any such action, transaction or omission is carried out or effected by the Buyer or the Company:

1.9.1	pursuant to a legally binding commitment created on or before Completion; or

1.9.2	at the written request of the Seller after Completion; or

1.9.3	imposed on the Company or the Buyer by any legislation in force before Completion or to avoid or mitigate a penalty imposable by any such legislation.

1.10	the Buyer has been compensated in respect of that Liability to Taxation elsewhere under this Agreement; or

1.11	the Seller has made payment in respect of the Liability to Taxation pursuant to any provision imposing liability on the Seller for Taxation primarily chargeable against the Company; or

1.12	the Liability to Taxation would not have arisen but for the winding up of, or the cessation of the trade or business of the Company, or any change in the nature or conduct of such trade or business, where the winding up, cessation or change occurs after Completion.

2.	Time And Financial Limitations

2.1	The Seller shall not be liable for any Tax Claim unless written notice of the claim has been given to the Seller by or on behalf of the Buyer as soon as reasonably practicable after the Buyer or the Company becomes aware of a Tax Claim, provided that giving notice shall not be a condition precedent to the Seller’s liability under this Schedule.

2.2	The Seller shall not be liable for any Tax Claim unless written notice of the claim has been given to the Seller by or on behalf of the Buyer not later than the seventh anniversary of Completion.

2.3	The written notice of the Tax Claim shall give reasonable details of the nature of the claim and the circumstances giving rise to it.

2.4	The provisions of Schedule 6 (Limitations on Claims) of this Agreement shall apply to limit the Seller’s liability in respect of Tax Claims to the extent set out therein.

3.	Withholdings and deductions

3.1	All amounts due under this Agreement from the Seller to the Buyer shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Agreement, the Seller shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.

3.2	If any sum payable by the Sellers to the Buyer under this Agreement is subject to Tax in the hands of the Buyer, the Seller shall pay any additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment was not subject to Tax.

3.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a Liability to Taxation falling within paragraph 3.2 above, it shall be deemed for the purposes of that paragraph 3.2 to have incurred and paid that liability.

3.4	Paragraphs 3.2 shall not apply, and the Seller shall not be required to make any increased payment under paragraph 3.1, to the extent that the deduction or withholding or liability to Taxation would not have arisen but for the Buyer being resident in any jurisdiction other than the United Kingdom.

3.5	If an increased payment is made under paragraph 3.1, and the Buyer receives a credit for or refund of Taxation by reason of the relevant deduction or withholding, it shall, provided it determines in good faith it can do so without prejudice to the retention of that credit or refund, reimburse the Sellers with such amount as shall leave the Buyer in no better or worse position than it would have been in had no deduction or withholding been required within 15 Business Days of obtaining such credit for or a refund of Taxation.

4.	Third party claims

4.1	If (i) the Seller has made a payment to the Buyer under this Schedule, then the following provisions of this paragraph 4 shall apply:

4.1.1	If the Buyer or the Company receives from any person (other than the Buyer, the Company or other member of the Buyer Group) a payment in respect of the Liability to Taxation in question (including any interest or repayment supplement) the payment shall be dealt with in accordance with paragraph 4.2.

4.1.2	If the Buyer or the Company is or becomes entitled to a payment in respect of the Liability to Taxation in question from any person other than the Buyer, the Company or other member of the Buyer Group or a person connected with any of them for taxation purposes, then:

4.1.2.1	the Buyer shall as soon as reasonably practicable notify the Seller of the entitlement; and

4.1.2.2	the Buyer shall, if so required by the Seller and subject to being secured and indemnified by the Sellers for any Tax which may be suffered on receipt of that amount and any reasonable costs and expenses reasonably and properly incurred by the Buyer in recovering that amount, at the Seller’s expense, take or procure that the Company shall take all reasonable steps to enforce that entitlement (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this paragraph 4 that, in the Buyer’s reasonable opinion, is likely to materially harm its, the Company’s or other member of the Buyer Group’s commercial or employment relationship with that person, and any payment received shall be dealt with in accordance with paragraph 4.2.

4.2	Where it is provided under paragraph 4.1 that a payment is to be dealt with in accordance with this paragraph 4.2 the Buyer shall account to the Seller for the lesser of:

4.2.1	any amount recovered (including any related interest or related repayment supplement) at any time not later than seven years from Completion, less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount to the extent such costs and expenses have not already been paid or indemnified by the Seller in accordance with paragraph 4.1; and

4.2.2	the amount paid by the Sellers under the Tax Covenant in respect of the Liability for Tax in question.

Where the amount under paragraph 4.2.1 exceeds the amount under paragraph4.2.2, such excess shall be carried forward and set off against future claims under this Schedule.

5.	Over-provisions and Savings

5.1	If on or before the seventh anniversary of Completion the Buyer discovers (or is made aware) that:

5.1.1	the Completion Accounts may contain an over-provision, as defined in paragraph 5.5 (an “Over-provision”); or

5.1.2	any Liability to Taxation which may result in a payment under this Schedule by the Seller may give rise to a saving, as defined in paragraph 5.6, of Taxation by the Buyer or the Company (a “Saving”);

the Buyer shall give or shall procure that the Company gives notice to the Seller. If the parties cannot reach agreement as to the amount of the Over-provision or Repayment or the value of the Saving, the Buyer shall (at the Seller’ request and expense) procure that the Auditors certify such amount or value and that the Seller is provided, on request, with such information as it reasonably requires to check the accuracy of the certificate.

5.2	In the case of an Over-provision or Saving, the Buyer shall as soon as reasonably practicable after the amount of the Over-provision or Saving is agreed, or is certified by the Auditors in accordance with paragraph 5.1:

5.2.1	set off the Over-provision or Saving against any payment then due from the Seller under this Schedule;

5.2.2	to the extent that there is an excess, refund to the Seller any previous payment or payments made by the Seller under this Schedule; and

5.2.3	to the extent that there is still an excess, carry such amount forward and set it off against any future payment to be made by the Seller under this Schedule.

5.3	Where any such certification as is mentioned in paragraph 5.1 has been made, the Seller or the Buyer (in either case at the expense of the person requesting the review) may request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, it should be amended, provided that such review shall not delay the payment of any amounts which would otherwise be due under this Schedule.

5.4	If the Auditors certify under paragraph 5.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 5.2 as the amount of the Over-provision or Saving (as appropriate) in place of the amount originally certified, and such adjusting payments (if any) as may be required shall be made as soon as practicable.

5.5	For the purposes of this paragraph 5, an Over-provision exists if any provision for Tax (other than deferred Tax) in the Completion Accounts is overstated, except where the overstatement arises due to:

5.5.1	a change in law;

5.5.2	a change in the accounting bases on which the Company values its assets;

5.5.3	a voluntary act or omission of the Buyer outside the ordinary course of business and excluding any act or omission;

5.5.3.1	pursuant to a legally binding commitment created on or before Completion; or

5.5.3.2	at the written request of the Seller after Completion; or

5.5.3.3	imposed on the Company or the Buyer by any legislation in force before Completion or to avoid or mitigate a penalty imposable by any such legislation,

that, in each case, occurs after Completion.

5.6	For the purposes of this paragraph 5, a “Saving” means a reduction, or the elimination, of any liability of the Company or the Buyer to make an actual payment of Taxation (in respect of which the Seller would not be liable to make a payment to the Buyer under this Schedule) as a result of the use or set-off of any Relief arising as a result of a Liability to Taxation, or of the matters giving rise to a Liability to Taxation, which has resulted in a payment by the Seller in full discharge of a liability under this Schedule.

6.	Conduct of claims

6.1	If the Buyer or the Company becomes aware of a Tax Assessment or any other matter which may give rise to a Tax Claim, the Buyer shall as soon as reasonably practicable give written notice to the Seller provided that the giving of notice shall not be a Condition precedent to the Seller’s liability under this Agreement. The Buyer shall, or shall procure that the Company shall, subject to being indemnified to the reasonable satisfaction of the Buyer for all reasonable out of pocket costs and expenses properly and reasonably incurred by the Buyer or the Company in respect of such actions and all liabilities, damages, or expenses that may be incurred (including any additional Liability to Taxation), take such action and give such information and assistance in connection with the Tax Assessment or other matter as the Seller may reasonably request in writing. Such information and assistance shall include, without limitation, providing reasonable access to relevant documentation and records and permitting the copying of such documentation and records.

6.2	Neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of that assessment, does not receive written instructions to do so from the Seller within ten Business Days of the date of the notice to do so.

6.3	Without prejudice to the liability of the Seller under this Schedule, the Buyer shall not be obliged to take, or procure the taking of, any action under this paragraph 6 in respect of any Tax Claim:

6.3.1	if the Seller does not request the Buyer to take any action under paragraph 6.1 or the Seller fails to indemnify the Buyer or the Company to the Buyer’s reasonable satisfaction within ten Business Days of the Buyer giving the Seller notice of such Tax Assessment under paragraph 6.1; or

6.3.2	where the Seller (or the Company before Completion) has engaged in fraudulent conduct or deliberate default relating to the Liability to Taxation that is the subject matter of the Tax Claim; or

6.3.3	to the extent that the Liability to Taxation involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal unless the Seller has obtained the opinion of Tax counsel of at least seven years’ standing that the appeal has a reasonable prospect of success.

6.4	If the Buyer is not required to take, or procure that the Company takes any action under paragraph 6.1 by virtue of any provision in this paragraph 6, the Buyer, or the Company shall have the absolute conduct of the matter which is the subject to the Tax Assessment (without prejudice to its rights under this Agreement) and shall be free to pay or settle the Tax Assessment on any terms that the Buyer or the Company in its absolute discretion considers fit.

6.5	For the avoidance of doubt, the actions which the Seller may request under this paragraph 6 include, without limitation, applying to postpone the payment of Taxation.

6.6	The Buyer shall, and shall procure that the Company shall keep the Seller informed of all material developments and provide the Seller with copies of all material correspondence entered into and notes of any material conversations or meetings with any Taxation Authority to the extent that such correspondence or notes relate to the Tax Assessment in question.

6.7	Neither the Buyer, the Company nor any Subsidiary shall be liable to the Seller for non-compliance with any of the provisions of this paragraph 6 if the Buyer or the Company has acted in good faith in accordance with the instructions of the Seller.

7.	Tax returns

7.1	The Seller or their duly authorised agents shall, at the cost of the Company (to the extent provided for in the Completion Accounts, otherwise at the cost of the Seller):

7.1.1	prepare the tax returns of the Company for all Accounting Periods ended on or prior to Completion (the “Outstanding Returns”); and

7.1.2	prepare all documentation and deal with all matters (including correspondence) relating to those returns.

7.2	With respect to any Accounting Period commencing prior to Completion and ending after Completion (a “Straddle Period”), the Buyer or its duly authorised agents shall, at the cost of the Company, prepare the tax return for that Straddle Period (a “Straddle Return”) and prepare all documentation and deal with all matters (including correspondence) relating to that return.

7.3	The Buyer shall procure that the Company authorise, sign and submit the Outstanding Returns and the Straddle Returns to the appropriate Taxation Authority without amendment or with such amendments as the Seller may require in writing, and the Buyer shall provide the Seller in reasonable time with drafts of all documents and correspondence which it intends to submit to a Taxation Authority in relation to the Straddle Returns.

7.4	The Buyer shall procure that the Company provide such information and assistance, including access to their books, accounts and records, as the Seller or their duly authorised agents reasonably request to prepare the Outstanding Returns and to agree those returns with the relevant Taxation Authority.

7.5	The Seller shall provide such information and assistance, including access to books, accounts and records, as the Buyer or their duly authorised agents reasonably request to prepare the Straddle Return and to agree the Straddle Return with the relevant Taxation Authority.

7.6	The Seller shall keep the Buyer informed of all material developments, and provide the Buyer with copies of all material correspondence, in connection with the Outstanding Returns.

8.	Counter Indemnity

8.1	The Buyer hereby covenants with the Seller to pay to the Seller, by way (so far as legally possible) of adjustment to the consideration paid by the Buyer to the Seller under the Agreement, an amount equal to any Taxation for which the Seller becomes liable as a result of~~:~~ the failure by any Relevant Company to pay any Taxation for which it is primarily liable and for which the Buyer would not have been entitled to make a Tax Claim against the Seller if the Company had paid that liability and, for the purposes of this paragraph, the term “Relevant Company” shall mean the Buyer and any company, including after Completion the Company, that may be treated for taxation purposes as being, or as having at any time been, either a member of the same group of companies as the Buyer or otherwise associated with the Buyer.

8.2	The covenant contained in paragraph 8.1 shall:

8.2.1	extend to any reasonable costs and expenses reasonably and properly incurred by the Seller in connection with such Taxation as is mentioned in paragraph 8.1 or in successfully making a claim under paragraph 8.1; and

8.2.2	not apply to any Taxation to the extent that the Buyer is entitled to (or would, but for one of the Seller having paid the Taxation as envisaged by paragraph 1.11 of this Part IV, have been entitled to), but has not received, payment in respect of that Taxation when due and payable under this Schedule.

8.3	Paragraph 3 of this Part IV (Withholdings and deductions), and paragraph 2 of Part III (Date for Payment) shall apply to the covenant contained in this paragraph 8 as they apply to the covenants contained in Part III, replacing references to the Seller to the Buyer (and vice versa) and making any other necessary modifications.

8.4	Paragraph 4 of Schedule 6 (Limitation on Claims) to this Agreement. The provisions of Paragraphs 1 (Exclusions and Limitations) and 4 (Third Party Claims) of Part IV of this Tax Schedule shall apply to a claim under this paragraph 8 as if specifically referred to therein, replacing references to the Seller to the Buyer (and vice versa) and making any other necessary modifications.

9.	VAT GROUPS

9.1	For the purposes of this paragraph 9 the “ETFS Vat Group” is the VAT group comprising ETFS UK and ETF Securities (International) Limited of which ETF Securities (International) Limited is the representative member.

9.2	The Seller will, on or before Completion, procure that notice is given to HMRC (copying the notice to the Buyer) that on, or prior to Completion, the conditions for VAT group registration will cease to be met in relation to the ETFS VAT Group and the ETFS VAT Group should therefore be disbanded. The Seller will use reasonable endeavours to procure that the date on which the ETFS VAT Group is disbanded, falls on or before Completion. The date on which the ETFS VAT Group is disbanded being the “ETFS VAT Group Termination Date”.

9.3	If the ETFS VAT Group Termination Date falls prior to Completion the Seller will procure that an application is submitted to HMRC for ETFS UK to be registered for VAT as a stand alone company with effect from the ETFS VAT Group Termination Date.

9.4	The Buyer will procure that ETFS UK contributes to ETF Securities (International) Limited that proportion of any VAT for which ETF Securities (International) Limited, as the representative member of the ETFS VAT Group, is accountable that is properly attributable to supplies, acquisitions and importations (“Supplies”) made before the ETFS VAT Group Termination Date by ETFS UK (less any amount of deductible input tax that is attributable to those Supplies) to the extent provided for in the Completion Accounts.

9.5

The Seller shall pay, or procure to be paid, to ETFS UK an amount equivalent to the proportion of any repayment of VAT received by ETF Securities (international) Limited from HMRC or of any credit obtained by reference to an excess of deductible input tax over output tax that is attributable to Supplies made, or deemed to be made, by ETFS UK while a member of the ETFS VAT Group (ignoring, for this purpose, the deeming provisions in section 43(1) of VATA 1994) and to the extent provided for in the Completion Accounts within ten Business Days of receipt by, or offset against a liability of, the representative member.

9.6	Neither ETFS UK nor the Buyer shall make any payment, under this paragraph 9 to the extent that it relates to an amount for which the Seller is liable to the Buyer under this Agreement.

9.7	The Seller shall procure that an amount equal to any payment or contribution made by the Buyer or ETFS UK under paragraph 9.4 shall be promptly and duly accounted for to HMRC.

SCHEDULE 12

INTENTIONALLY LEFT BLANK

SCHEDULE 13

ETC CONTRACTS

SCHEDULE 14

RETAINED EMPLOYEES

SCHEDULE 15

ESCROW ACCOUNT

1.	The Seller shall pay the Tax Escrow Amount and the General Escrow Amount into the Escrow Account on Completion and this obligation shall be settled by the Buyer arranging for the telegraphic transfers set out in sub-paragraph 2 of Part II (Obligations of the Buyer) in Schedule 4.

2.	No amount shall be released out of the Escrow Account otherwise than in accordance with this Schedule 15.

3.	Any interest that may accrue on the credit balance on the Escrow Account shall be credited to the Escrow Account. Any payment of principal out of the Escrow Account shall be paid together with the interest which has accrued on such principal sum but less any applicable bank charges.

4.	The liability to Taxation on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that amount.

GENERAL ESCROW

5.	If by the First General Escrow Release Date, no Notice of Claim has been given by the Buyer to the Seller in respect of a Shareholder Indemnity Claim, the parties shall as soon as reasonably practicable instruct the Escrow Agent to pay the First General Escrow Release Amount out of the Escrow Account on the First General Escrow Release Date to the Seller’s Solicitors’ Account or such other account as the Seller may notify to the Buyer.

6.	If by the Second General Escrow Release Date, no Notice of Claim has been given by the Buyer to the Seller in respect of a General Escrow Claim, the parties shall as soon as reasonably practicable instruct the Escrow Agent to pay the Second General Escrow Release Amount out of the Escrow Account on the Second General Escrow Release Date to the Seller’s Solicitors’ Account or such other account as the Seller may notify to the Buyer.

7.	If at any time prior to the First General Escrow Release Date, a Notice of Claim has been given by the Buyer to the Seller in respect of a Shareholder Indemnity Claim, no amount of the General Escrow Amount shall be released to the Seller’s Solicitors’ Account until such Shareholder Indemnity Claim has been Finally Determined and the Due Amount (if any) has been paid.

8.

If, at the Second General Escrow Release Date, any Notice of Claim has been given by the Buyer to the Seller in respect of a General Escrow Claim at any time prior to the Second General Escrow Release Date, the Escrow Agent shall retain in the Escrow Account an amount equal to the lesser of (i) the aggregate of the Buyer’s Estimate in relation to each Notice of Claim received prior to the relevant General Escrow Release Date and (ii) the total amount then standing to the credit of the Escrow Account in respect of the General Escrow Amount

(the “Retained Amount”) and otherwise the parties shall, as soon as practicable, instruct the Escrow Agent to pay any amount of the General Escrow Amount balance standing to the credit of the Escrow Account which is in excess of that Retained Amount to the Sellers’ Solicitors Account or such account as the Seller shall notify the Buyer.

9.	As soon as reasonably practicable following a General Escrow Claim becoming Finally Determined, the parties shall, unless the relevant Due Amount has otherwise been paid to the Buyer, instruct the Escrow Agent to pay to the Buyer out of the Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Escrow Account in respect of the General Escrow Amount.

TAX ESCROW CLAIMS

10.	If by the Tax Escrow Release Date, no Notice of Claim has been given by the Buyer to the Seller in respect of a Tax Escrow Claim, the parties shall as soon as reasonably practicable instruct the Escrow Agent to pay the amount standing to the credit of the Escrow Account in respect of the Tax Escrow Amount out of the Escrow Account on the Tax Escrow Release Date to the Seller’s Solicitors’ Account or such other account as the Seller may notify to the Buyer.

11.	If, at the Tax Escrow Release Date, a Notice of Claim has been given by the Buyer to the Seller in respect of Tax Escrow Claim at any time prior to the Tax Escrow Release Date, the Escrow Agent shall retain in the Escrow Account an amount equal to the lesser of (i) the aggregate of the Buyer’s Estimate in relation to each Notice of Claim received prior to the Tax Escrow Release Date and (ii) the total amount then standing to the credit of the Escrow Account in respect of the Tax Escrow Amount (the “Tax Retained Amount”) and otherwise the parties shall, as soon as practicable, instruct the Escrow Agent to pay any amount of the Tax Escrow Amount standing to the credit of the Escrow Account which is in excess of the Tax Retained Amount to the Sellers’ Solicitors Account or such account as the Seller shall notify the Buyer.

12.	As soon as reasonably practicable following a Tax Escrow Claim becoming Finally Determined, the parties shall, unless the relevant Due Amount has otherwise been paid to the Buyer, instruct the Escrow Agent to pay to the Buyer out of the Escrow Account the lesser of the Due Amount and the amount standing to the credit of the Escrow Account in respect of the Tax Escrow Amount.

13.	Subject always to the terms of this Agreement, the amount paid into the Escrow Account shall not be regarded as imposing any limit on the amount of any claims under this Agreement or under any of the documents executed pursuant to this Agreement.

14.	For the avoidance of doubt, if a Due Amount is not satisfied in full from the Escrow Account the Relevant Claim shall remain enforceable, to the extent the Due Amount has not been satisfied, against the Seller in accordance with the terms of this Agreement.

15.	Nothing in this Schedule shall prejudice, limit or otherwise affect any right, including to make any Claim, or remedy the Buyer may have from time to time against the Seller either under this Agreement or under any of the documents executed pursuant to this Agreement, including but not limited to the WI Policy.

SCHEDULE 16

ESCROW SCHEDULE

EXECUTION PAGE

SIGNED by	)
for and on behalf of	)
ETF SECURITIES LIMITED	/s/ Graham Tuckwell
Director/Authorised Signatory

SIGNED by	)
for and on behalf of	)
WISDOMTREE	)
INTERNATIONAL HOLDINGS LTD	/s/ Peter Ziemba
Director/Authorised Signatory

SIGNED by	)
for and on behalf of	)
WISDOMTREE INVESTMENTS, INC.	/s/ Jonathan Steinberg
Director/Authorised Signatory